Exhibit 10.1


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                       STOCK AND ASSET PURCHASE AGREEMENT

                                  by and among

                             HERCULES INCORPORATED,

                            FALCON ACQUISITION CORP.

                                       and

                            GENERAL ELECTRIC COMPANY


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                             As of February 12, 2002

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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I             Certain Definitions and Other Matters.............. .....2
         Section 1.1       Certain Definitions.................................2
         Section 1.2       Terms Defined in Other Sections....................17
         Section 1.3       Interpretation.....................................20

ARTICLE II            Purchase and Sale of Stock and Assets...................21
         Section 2.1       Purchase and Sale of Stock and Assets;
                           Preliminary Purchase Price.........................21
         Section 2.2       Assets and Liabilities.............................21
         Section 2.3       Deliveries at the Closing..........................22
         Section 2.4       Closing............................................24
         Section 2.5       Post-Closing Purchase Price Determination..........26
         Section 2.6       Allocation of Final Purchase Price.................29
         Section 2.7       Accounting Close...................................30
         Section 2.8       Reorganization Tax Prepayment......................30

ARTICLE III           Representations and Warranties of the Seller............31
         Section 3.1       Organization and Standing..........................31
         Section 3.2       Capitalization of the Transferred Subsidiaries.....31
         Section 3.3       Corporate Power and Authority......................33
         Section 3.4       Conflicts; Consents and Approvals..................33
         Section 3.5       No Material Adverse Effect.........................34
         Section 3.6       [Reserved].........................................36
         Section 3.7       Taxes..............................................36
         Section 3.8       Compliance with Law................................39
         Section 3.9       Intellectual Property..............................39
         Section 3.10      Title to Assets; Sufficiency of Assets.............42
         Section 3.11      Environmental Matters..............................43
         Section 3.12      Litigation.........................................43
         Section 3.13      Brokerage and Finders' Fees........................44
         Section 3.14      Special Purpose Financial Statements;
                           Interim Management Basis Financial Statements......44
         Section 3.15      Employee Benefit Plans.............................45
         Section 3.16      Contracts..........................................47
         Section 3.17      Labor and Employment Matters.......................48
         Section 3.18      Undisclosed Liabilities............................49
         Section 3.19      Permits; Compliance................................50
         Section 3.20      Real Estate........................................50
         Section 3.21      Intercompany Services..............................51
         Section 3.22      Relationships with Customers.......................52
         Section 3.23      Insurance..........................................52

ARTICLE IV            Representations and Warranties of the Purchasers........52


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         Section 4.1       Organization and Standing..........................52
         Section 4.2       Corporate Power and Authority......................52
         Section 4.3       Conflicts; Consents and Approvals..................53
         Section 4.4       No Material Adverse Effect.........................54
         Section 4.5       Investigation by the Purchasers; Financial
                           Capability.........................................54
         Section 4.6       Purchaser Benefit Plans............................54
         Section 4.7       Knowledge..........................................54

ARTICLE V             Covenants and Agreements................................54
         Section 5.1       Access and Information.............................54
         Section 5.2       Title Searches.....................................56
         Section 5.3       Conduct of Business................................56
         Section 5.4       Closing Documents..................................59
         Section 5.5       Further Assurances; Environmental Filings..........59
         Section 5.6       Certain Covenants..................................62
         Section 5.7       Notification by the Parties........................64
         Section 5.8       Employees and Employee Benefits....................64
         Section 5.9       Tax Matters........................................77
         Section 5.10      Ancillary Agreements...............................87
         Section 5.11      Assignment of Insurance Proceeds...................89
         Section 5.12      Other Insurance Matters............................89
         Section 5.13      Access to Records after Closing; Commingled Items..91
         Section 5.14      Loan Documents; Intercompany Accounts; Guaranties..93
         Section 5.15      Inventory Count....................................94
         Section 5.16      [Reserved].........................................94
         Section 5.17      Use of Hercules Name; Use of Betz Name.............94
         Section 5.18      Cooperation with Respect to Financial Reporting....95
         Section 5.19      Non-Solicitation of Employees......................95
         Section 5.20      Non-Competition....................................96
         Section 5.21      Reorganization.....................................97
         Section 5.22      No Solicitation....................................98
         Section 5.23      Leaseback Leases...................................98
         Section 5.24      Escheat............................................99
         Section 5.25      Reserved...........................................99
         Section 5.26      Other Agreement....................................99

ARTICLE VI            Conditions to Closing...................................99
         Section 6.1       Mutual Conditions..................................99
         Section 6.2       Conditions to the Purchasers' Obligations.........100
         Section 6.3       Conditions to the Seller's Obligations............101

ARTICLE VII           Termination............................................101
         Section 7.1       Termination.......................................101
         Section 7.2       Effect of Termination.............................102

ARTICLE VIII          Survival of Representations and Warranties;
                      Indemnification........................................102
         Section 8.1       Survival of Representations and Warranties........102

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         Section 8.2       Indemnification...................................103
         Section 8.3       Procedures for Third Party Claims.................105
         Section 8.4       Procedures for Inter-Party Claims................ 106
         Section 8.5       Calculation of Damages........................... 107

ARTICLE IX            Miscellaneous......................................... 107
         Section 9.1       Notices.......................................... 107
         Section 9.2       Expenses......................................... 108
         Section 9.3       Governing Law; Consent to Jurisdiction........... 108
         Section 9.4       Waiver of Jury Trial............................. 109
         Section 9.5       Assignment; Successors and Assigns;
                           No Third Party Rights............................ 109
         Section 9.6       Counterparts......................................109
         Section 9.7       Titles and Headings...............................109
         Section 9.8       Entire Agreement..................................110
         Section 9.9       Amendment and Modification........................110
         Section 9.10      Publicity; Public Announcements...................110
         Section 9.11      Waiver............................................110
         Section 9.12      Severability......................................110
         Section 9.13      No Strict Construction............................110
         Section 9.14      Knowledge.........................................110
         Section 9.15      Affiliate Status..................................111
         Section 9.16      No Implied Representation by the Seller...........111
         Section 9.17      No Implied Representation by the Purchasers.......111
         Section 9.18      Designated Affiliates.............................111






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                       STOCK AND ASSET PURCHASE AGREEMENT

         This STOCK AND ASSET PURCHASE AGREEMENT, dated as of February 12, 2002 (this "Agreement"), is entered into by and among HERCULES INCORPORATED, a Delaware corporation having its principal place of business at Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001 (the "Seller"), GENERAL ELECTRIC COMPANY, a New York corporation having its principal place of business at 3135 Easton Turnpike, W3, Fairfield, Connecticut 06431 (the "Parent Purchaser"), and FALCON ACQUISITION CORP., a Delaware corporation having its principal place of business c/o the Parent Purchaser (the "Purchaser" and, together with the Parent Purchaser, the "Purchasers").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Water Business (as defined in Article I) is conducted globally by the Seller and its Subsidiaries (as defined in Article I) identified on Section 1.1 of the Seller's Disclosure Schedule (as defined in Article I);

         WHEREAS, the Seller desires to sell the Water Business as a going concern to the Purchaser (or its Designated Affiliates) and the Purchaser desires to purchase the Water Business from the Seller by means of the transfer from the Seller Entities (as defined in Article I) to the Purchasers of the assets and liabilities of the Water Business, including all of the issued and outstanding capital stock of the Purchased Subsidiaries (as defined in Article
I), all in accordance with the terms and subject to the conditions of this Agreement;

         WHEREAS, in those countries where portions of the Water Business are operated and managed by the Seller and its Subsidiaries in combination with other Seller businesses, the Seller will take such steps as are necessary or appropriate either to cause assets, liabilities and/or equity interests relating to those other businesses to be sold, transferred, assigned or otherwise conveyed to or assumed by, as applicable, Affiliates (as defined in Article I) of the Seller (other than the Transferred Subsidiaries (as defined in Article
I)), or to cause assets, liabilities and/or equity interests relating to portions of the Water Business to be sold, transferred, assigned or otherwise conveyed to or assumed by, as applicable, the Transferred Subsidiaries, in each case, effective at or prior to the Closing (as defined in Section 2.4.1), or to the extent applicable pursuant to Section 2.4.2, such other date, all as more fully set forth in Section 5.21 (the "Reorganization"), such that, at the Closing (or such other date in accordance with Section 2.4.2), the Water Business may be transferred by the Seller Entities to the Purchasers in accordance with the terms of this Agreement; and

         WHEREAS, the Boards of Directors of the Seller and the Parent Purchaser have, in each case, determined that it is in the best interests of their respective corporations to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:


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                                   ARTICLE I

                      CERTAIN DEFINITIONS AND OTHER MATTERS

         Section 1.1 Certain Definitions.

         As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

         "Absent Employee" mean each employee who is, as of the Closing Date, absent with the right to return to work pursuant to applicable Law or the applicable policies of the Seller or its applicable Affiliate, due to short-term disability or approved leave of absence granted before the Closing. Employees who, as of the Closing Date, are on vacation, holiday or jury duty shall not be included in Absent Employees, but shall be considered actively at work as of the Closing Date.

         "Action" means any administrative, regulatory, judicial or other formal proceeding by or before any Governmental Authority or arbitrator.

         "Adjusted Base Net Assets" means the Base Net Assets as adjusted as of the Accounting Closing Date to eliminate the effects of foreign exchange rate fluctuations and depreciation in accordance with the procedures set forth in
Section 2.5 of the Seller's Disclosure Schedule.

         "Adjusted Base Net Assets Statement" means the Base Net Assets Statement as adjusted as of the Accounting Closing Date to eliminate the effects of foreign exchange rate fluctuations and depreciation in accordance with the procedures set forth in Section 2.5 of the Seller's Disclosure Schedule.

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms "controlled" and "controlling" have correlative meanings.

         "Allocated Employee" means any employee of the Seller or any of its Affiliates, excluding the Transferred Subsidiaries, who allocates on a regular basis at least 25% but less than 75% of such employee's working time to the Water Business or any portion thereof (whether or not such individual is an Absent Employee).

         "Ancillary Agreements" means the Blanket Assignment of Leases, the Leaseback Leases, any Local Assignment of Leases, the Supply Agreements, the Transition Services Agreement, the Intellectual Property Assignments, the Intellectual Property License Agreements and the Distribution Agreement, and any and all other agreements to be executed by the Seller and the Purchasers or, as applicable, their respective Affiliates in connection with consummating the transactions contemplated by this Agreement.

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         "Antitrust Division" means the Antitrust Division of the United States
Department of Justice.

         "Assignment of Leases" means a duly executed blanket assignment of leases substantially in the form attached hereto as Exhibit I, pursuant to which the Seller Entities shall transfer and assign all of their respective right, title and interest in each Real Property Lease relating to, and each Leased Real Property that is, a Transferred Asset (as detailed on Section 2.2.1 of the Seller's Disclosure Schedule) to the Purchaser or its Designated Affiliate; provided that, to the extent required by the lessor of any Leased Real Property or required by custom and/or applicable Law of the jurisdiction in which a Leased Real Property is located, the parties hereto (or, in the case of the Purchaser, its Designated Affiliate) shall enter into a separate assignment of lease in relation to such Leased Real Property, such separate assignment to be substantially in the same form as the blanket assignment described above, with such changes as are required by such lessor, custom or applicable Law, together with any other transfer declarations or other filings as are necessary to give effect to such assignment (provided that no such separate assignment or other declaration or filing shall alter the parties' rights or obligations set forth in the aforesaid blanket assignment).

         "Assumed Water Business Benefit Plan" means any Water Business Benefit Plan, other than the Betz Laboratories Inc. Pension Benefit Restoration Plan and the Seller Savings Plan.

         "Base Net Assets" shall be an amount equal to three hundred twenty-six million dollars ($326,000,000).

         "Base Net Assets Statement" means the statement of Base Net Assets attached hereto as Exhibit IX.

         "Benefit Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA, whether or not such plan is covered by ERISA), including any "multiemployer plan" (as defined in Section 3(37) of ERISA), and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by the Seller or any of its Affiliates, or with respect to which the Seller or any of its Affiliates has any obligations, for the benefit of Business Employees and/or Former Business Employees with respect to employment in the Water Business or any portion thereof, but excluding social security and similar programs and other government-mandated programs that do not result in the accrual of balance-sheet liabilities by the Seller or any of its Affiliates on the applicable local balance sheets.

         "Betz" means BetzDearborn Inc., a Pennsylvania corporation and, prior to the Closing, a wholly owned Subsidiary of the Seller.

         "Betz Common Stock" means the common stock, par value $0.01 per share, of Betz.
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         "Borrowing Rate" means the prime rate as published in The Wall Street
Journal from time to time during the period from the Closing Date through the date of refund as determined pursuant to Section 2.5.2.

         "Business Day" means a day on which national banks are open for business in New York, New York and Wilmington, Delaware.

         "Business Employees" means the Divisional Employees, the Water Asset Employees and the Water Subsidiary Employees.

         "Claims" means any and all (i) claims, (ii) demands or (iii) causes of action (in the case of clause (iii), relating to or resulting from an Action).

         "Closing Date Net Assets" means, as at the close of business on the Accounting Closing Date, the aggregate net book value of all (i) the Transferred Assets, plus (ii) the Water Business assets of the Transferred Subsidiaries, minus the aggregate amount of all (i) the Transferred Liabilities and (ii) Liabilities of the Transferred Subsidiaries, in each case as shown on the Final Closing Date Statement of Net Assets determined in the manner set forth in
Section 2.5 of this Agreement and the related sections of the Seller's Disclosure Schedule.

         "COBRA Coverage" means health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Combined Statement of Net Assets" means the Hercules Incorporated - Water Business - Combined Statement of Net Assets as of December 31, 2000, as set forth in Section 3.14.1 of the Seller's Disclosure Schedule, including the notes thereto.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated June 27, 2001, between the Seller and the Parent Purchaser.

         "Confidential Business Information" shall mean marketing data, financial information, customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and other non-technical proprietary business information.

         "Consolidated Group" means any consolidated, combined or unitary group or group relief system or joint filers.

         "Contract" means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement, in each case in a binding written instrument.

         "Credit Facility" means the Amended and Restated Credit Agreement, dated as of April 19, 1999, as amended, among the Seller, as borrower, the Subsidiaries of the Seller from time to time parties thereto, the several Lenders from time to time parties thereto, Bank of America, N.A., formerly NationsBank, N.A., as Administrative Agent, Bank of America Canada, as


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Canadian Administrative Agent, The Chase Manhattan Bank, Morgan Guaranty Trust
Company of New York and Citibank, N.A., as Co-Syndication Agent and Credit Suisse First Boston, as Lead Arranger and Book Manager for the Tranche D Term Loan, as the same may from time to time be amended.

         "Criminal Damages" shall mean the amount (1) of any criminal penalties or fines paid by a Person to a Governmental Authority or (2) any restitution paid by a Person to a third party, in each case, resulting from the conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of such Person of a crime.

         "Damages" means (i) all damages, settlement amounts, penalties, losses, costs and expenses, and (ii) all other Liabilities directly relating to Claims, including, in each case, reasonable attorney's fees, court costs and other actual out-of-pocket expenses incurred to a third party as may be reasonably necessary to defend or investigate an Action or a Claim, but, in each case, shall not include incidental, indirect or consequential damages (including, to the extent such damages would constitute consequential damages, damages for lost profits) or other special damages; provided, however, that Damages shall not include internal management, administrative or overhead costs that a party reasonably incurs in connection with the administration, supervision or performance of actions taken in response to such Claims. Without limiting the first sentence hereof, as it relates to environmental compliance Claims, Damages shall include the capital costs of correcting the non-compliance but shall not include the operating costs (whether internal or external) of a party associated with any equipment, structure or practices used to achieve or maintain compliance with Environmental Laws or Environmental Permits. Without limiting the first sentence hereof, as it relates to Claims for remediating damage to the environment, Damages shall include the actual out-of-pocket costs (capital or otherwise) of implementing the remedy as well as long-term operations and maintenance of the remedy ("O&M").

         "Deed" means, with respect to each Transferred Real Property as detailed on Section 2.2.1 of the Seller's Disclosure Schedule, a duly executed and acknowledged special warranty deed with a warranty against the relevant Seller Entity's acts (subject to any applicable Permitted Property Encumbrances and subject to the limitations in Section 8.2.6 and the Cap Amount and the Basket Amount) or its reasonable equivalent outside the United States which shall be (a) in form and substance customary for the jurisdiction in which such Real Property is located, (b) effective to transfer to the Purchaser (or its Designated Affiliate) the applicable Seller Entity's title to such Owned Real Property subject to the Permitted Property Encumbrances and (c) in the appropriate recordable form for the jurisdiction in which such Owned Real Property is located, and shall have affixed thereto any requisite transfer tax and documentary tax stamps in the proper amount (with the cost thereof allocated pursuant to Section 5.9.13).

         "Designated Affiliate" shall mean an Affiliate of the Parent Purchaser which is designated by the Parent Purchaser and such designation (1) is reasonably acceptable to the Seller; (2) does not impede or delay in any way the ability of the parties to close the transactions contemplated by this Agreement and the Ancillary Agreements; (3) does not directly or indirectly prejudice or increase the costs (including Tax costs) to the Seller or cause additional

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assets to be included in the definition of Deferred Business; and (4) is made in accordance with Section 9.5 and 9.18.

         "Distribution Agreement" means the distribution agreement to be executed by the Seller and Betz at the Closing, substantially in the form attached hereto as Exhibit II.

         "Divisional Employee" means each individual, other than a Water Asset Employee, who is, immediately before the Closing, an employee of the Seller or any of its Affiliates, excluding the Transferred Subsidiaries, spending, on a regular basis, at least 75% of his or her working time rendering services in the Water Business or any portion thereof (whether or not such individual is an Absent Employee).

         "Employment Agreement" means a written Contract or offer letter of the Seller or any of its Affiliates (including the Transferred Subsidiaries) with or addressed to any Business Employee or Former Business Employee pursuant to which the Seller or any of its Affiliates (including the Transferred Subsidiaries) has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

         "Encumbrances" means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

          "Environmental Laws" means all Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Regulated Substances into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Regulated Substances, including, but not limited to, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of any portion of the Water Business or the Purchased Subsidiaries under the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances (ELINCS), the European Inventory of Existing Commercial Chemical Substances (EINECS) or similar Laws.

         "Environmental Permit" means any permit, registration, approval, identification number, license or other authorization or filing required under or issued pursuant to any applicable Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any entity which would be aggregated with the Seller under Section 414 of the Code or Section 4001(b) of ERISA.

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         "ESOP Notes" means the $100,000,000 in original aggregate principal amount of 9.48% Guaranteed Notes Due June 19, 2009 of The BetzDearborn Inc. Employee Stock Ownership Trust issued pursuant to the Note Purchase Agreement, dated as of June 19, 1989, as amended (including the Seventh Amendment thereto, entered into as of July 17, 2001), as the same may from time to time be amended.

         "FLSA" means the Fair Labor Standards Act, 29 U.S.C. Section 201, as amended.

         "Foreign Benefit Plan" means a Benefit Plan maintained outside the United States of America, primarily for the benefit of persons substantially all of whom are nonresident aliens with respect to the United States of America.

         "Foreign Former Business Employee" means a Former Business Employee who was not employed, immediately before he or she ceased to be employed by the Seller and its Affiliates, in the United States of America.

         "Former Business Employee" means an individual who, immediately before the Closing, is neither a Business Employee nor an employee of the Seller or any of its Affiliates, but who was formerly an employee of the Seller or one of its Affiliates and as to whom it is established by the Seller that he or she would be a Divisional Employee, a Water Asset Employee or a Water Subsidiary Employee, if the definition of each of those terms were modified by replacing the phrase "is, immediately before the Closing" with the phrase "was, at the time of such individual's last employment with the Seller or any of its Affiliates." Notwithstanding the foregoing, neither (a) a Specified Divisional Employee who for any reason does not become a Transferred Employee and who is not retained in the employ of the Seller and its Affiliates (excluding the Transferred Subsidiaries) following the Closing Date, nor (b) an Allocated Employee who for any reason does not become a Transferred Employee, shall be a Former Business Employee.

         "FTC" means the United States Federal Trade Commission.

         "Funded Assets" means any trust, insurance policy, or other assets set aside to fund a Foreign Benefit Plan.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means any supranational, national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

         "HSR Authority" means the FTC and/or the Antitrust Division.

         "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures,

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bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or material transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by the Seller, except for leases with aggregate capitalized value of up to $500,000, in the aggregate, incurred in the Ordinary Course of Business; (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, in each case, that has been claimed against; and (vi) factored accounts receivable that remain outstanding except for accounts receivable not in excess of $250,000, in the aggregate, which have been or may be factored in the Ordinary Course of Business, excluding in all cases in clauses (i) through (vi) current accounts payable, trade payables and accrued liabilities incurred in the Ordinary Course of Business.

         "Independent Accountant" means a nationally recognized independent public accounting firm that currently does not audit and has not audited within the past two years (determined as of the time of appointment of the Independent Accountant) the Seller or the Purchasers, or any of their respective Affiliates, as shall be agreed upon by the Seller and the Parent Purchaser or, if an agreement cannot be reached within 15 days of the expiration of the 45-day period set forth in the second sentence of Section 2.5.3.3, as shall be selected by the American Arbitration Association upon the request of either the Seller or the Parent Purchaser (provided that in the event that the Independent Accountant is needed for purposes of Section 5.9 ("Tax Purposes") prior to the time the Independent Accountant is needed for purposes other than Section 5.9 ("Nontax Purposes"), the designation of a firm as Independent Accountant for Tax Purposes shall (i) be disregarded for Nontax Purposes and (ii) be made as set forth above in this definition, except that the word "promptly" shall be substituted for the words "within 15 days of the expiration of the 45-day period set forth in the second sentence of Section 2.5.3.3)".

         "Insurance Policies" means each insurance policy (other than relating to Benefit Plans), which, as of the date hereof or hereinafter until the Closing, is maintained by or on behalf of or provides coverage to (a) any of the Transferred Subsidiaries with respect to their Water Business businesses and properties, or (b) the Water Business or any portion thereof, including those set forth in Section 3.23 of the Seller's Disclosure Schedule.

         "Intellectual Property Assignments" means the assignments of the Purchased Intellectual Property to be executed by the Seller and the Purchaser (or its Designated Affiliate) at the Closing, substantially in the forms attached hereto as Exhibit III.

         "Intellectual Property License Agreements" means the license agreement or agreements to be executed by the Seller and the Purchaser (or its Designated Affiliate) at the Closing, substantially in the forms attached hereto as Exhibit IV.

         "Intellectual Property Rights" means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other United States or foreign jurisdiction:
(a) patents, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof ("Patents"), trademarks, service marks, trade names (whether registered or

                                      -8-

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unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, including all goodwill associated with such marks, designs, names, logos or symbols (collectively, "Marks"), copyrights, mask work rights and registrations and applications therefor ("Copyrights"), (b) Trade Secrets,
(c) except to the extent generally available for purchase from a third party, computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (d) all other intellectual property and proprietary rights and rights of a similar nature, and (e) all applications, registrations, permits and licenses related to any of the foregoing clauses (a) - (d) above.

         "Inventory" means, with respect to a Person, all inventory, wherever located (including customer sites), including raw materials, work in process, recycled materials, finished products, supplies, parts and non-capital spare parts owned by such Person, and any rights of such Person to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory.

         "IRS" means the Internal Revenue Service of the United States of
America.

         "Key Properties" means the Owned Real Property consisting of the 13 manufacturing plants designated as a Key Property in Section 3.20 of the Seller's Disclosure Schedule.

         "Laws" means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

         "Leaseback Properties" means all of the Owned Real Property that is located in Addison, Illinois, Langhorne, Pennsylvania and Garland, Texas and designated as Leaseback Properties in Paragraph B.2 of Section 2.2.1 of the Seller's Disclosure Schedule.

         "Leased Real Property" means any real property leased or subleased to any of the Seller Entities or the Transferred Subsidiaries primarily for use in the operation of any portion of the Water Business and set forth (and designated as leased) in Section 2.2.1 (in Paragraph B.1 therein) or Section 3.20 of the Seller's Disclosure Schedule.

         "Liabilities" means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

         "Licensed Intellectual Property" means all Intellectual Property Rights in the Retained Business which are being used, have been used since January 1, 2000, or are held for use in the operation, or the conduct, or for the benefit, of the Water Business (but not including any Purchased Intellectual Property), which will be licensed by the Seller or any of its Affiliates

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(other than the Transferred Subsidiaries) to the Purchaser (or its Designated
Affiliates) or any Transferred Subsidiary pursuant to the terms of the Ancillary Agreements.

         "Loan Documents" means the Credit Facility and the ESOP Notes.

         "Material Adverse Effect" means, with respect to a Person or the Water Business, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole or the Water Business; provided, however, that for purposes of this Agreement, neither (i) any changes, effects, events, occurrences or states of facts (a) that are generally applicable in the economies of the United States or the European Union; or (b) generally affecting the industries in which the Transferred Subsidiaries and (with respect to any portion of the Water Business) the Seller Entities operate, nor (ii) the implementation of the Reorganization in accordance with Section 5.21, shall in any case be taken into account or otherwise considered in determining whether any Material Adverse Effect has occurred with respect to any of the Seller, the Seller Entities, the Transferred Subsidiaries or the Water Business.

         "Material Benefit Plan" means a Benefit Plan (a) under which the annual cost to provide benefits exceeds $200,000, (b) under which the accrued liabilities as of the date hereof, computed in accordance with the actuarial methods, procedures and assumptions most recently used for purposes of funding such Benefit Plan, exceed $500,000, (c) which covers 35 or more current or former employees, or (d) which is a plan as defined in Section 3(3) of ERISA that is subject to ERISA.

         "Material Employment Agreement" means an Employment Agreement that requires the payment of cash compensation in excess of $100,000 per year or in excess of $300,000 in the aggregate.

         "Ordinary Course of Business" means, with respect to the Water Business or any of the Transferred Subsidiaries, actions that (a) are consistent with the past practices since January 1, 1999 of such business or such Subsidiaries, or
(b) are similar in nature, style and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such business or such Subsidiaries; provided, however, that, when used in the first sentence of
Section 5.3 of this Agreement, "Ordinary Course of Business" shall be deemed to include any action that is reasonably consistent with a change in business practices recently adopted by Ondeo Nalco Company, ChemTreat, Inc. or Ashland Specialty Chemical Company's Drew Industrial Division with respect to their respective activities in such company's own business that is comparable to the Water Business.

         "Organizational Restructuring" means any and all actions taken by the Seller or any of its Affiliates pursuant to (and within the scope of) the "Global Reorganization Plan," the "Phoenix Plan (Sales Service Reorganization)" and the "Work Process Redesign Plan," the major elements of which are described in Section 3.17.4 of the Seller's Disclosure Schedule; it being acknowledged and agreed that, for purposes of this Agreement, any such action shall be deemed to have been taken in the Ordinary Course of Business.



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         "Outside Date" means August 12 , 2002.

         "Owned Real Property" means any real property owned by any Seller Entity or Transferred Subsidiary primarily used in the operation of any portion of the Water Business, which is set forth in Section 2.2.1 (Transferred Real Property) or Section 3.20 of the Seller's Disclosure Schedule (including any and all buildings, improvements, fixtures and appurtenances located thereon).

         "Permitted Encumbrances" means (a) other than with respect to Real Property, (i) Encumbrances for Taxes not yet due and payable, (ii) Encumbrances arising in the Ordinary Course of Business of the Water Business, provided that, in the case of assets material to the Water Business, such Encumbrances do not and would not reasonably be expected to materially impair the continued use or operation of such assets, and (iii) Encumbrances disclosed in Section 3.10.1 of the Seller's Disclosure Schedule; and (b) with respect to Real Property, any Permitted Property Encumbrances.

         "Permitted Property Encumbrances" means, with respect to Real Property, any of the following:

               (i) Encumbrances for Taxes or other assessments or charges by Governmental Authorities that arise by operation of Law and are not yet due and payable, or that are being contested in good faith by appropriate proceedings;

               (ii) mechanics', carriers', workers', materialmen's,
                    warehousemen's and similar liens arising or incurred in the Ordinary Course of Business for (i) sums not due and payable, or (ii) payments which are being contested in good faith by appropriate proceedings;

              (iii) (a) the Encumbrances that are disclosed in Section 3.10.1 of the Seller's Disclosure Schedule, or (b) in the case of Real Property located in jurisdictions outside the United States, Encumbrances that are customary for similar properties in such jurisdictions due to local law, custom or practice and which serve to perfect the ownership interest of the Seller (or its Affiliates) in such Real Property; or

               (iv) Encumbrances which do not have a Property Adverse Impact.

         "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

         "Post-Closing Period" means any taxable period (or portion thereof) that begins after the Closing Date, including the Post-Closing Straddle Period.

         "Pre-Closing Period" means any taxable period (or portion thereof) that ends on or before the Closing Date, including the Pre-Closing Straddle Period.


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         "Property Adverse Impact" means, with respect to the Real Property, the effect or impact of (i) materially impairing the present use and operation of all of the Real Property taken as a whole, as used and operated in the Water Business as of the date hereof, or (ii) with respect to the Key Properties, materially impairing, and having a material adverse effect on, the present use of the Manufacturing Portion of any Key Property as a manufacturing facility used in the portion of the Water Business containing the Key Property (as such portion of the Water Business is presently conducted). As used herein, the term "Manufacturing Portion" means the portion of any Key Property which is used specifically for manufacturing purposes (and not for warehousing, storage, support therefor or any other purpose) including portions of Key Properties used for ingress, egress or access by utilities to such portion used specifically for manufacturing purposes.

          "Purchased Intellectual Property" means all Intellectual Property Rights (i) of the Transferred Subsidiaries and (ii) in the Transferred Assets.

         "Purchased Subsidiaries" means Betz and the Water Subsidiaries.

         "Purchased Subsidiaries Shares" means, collectively, the shares of Betz Common Stock and the shares of Water Subsidiaries Stock.

         "Purchasers' Disclosure Schedule" means the disclosure schedule that the Purchasers have delivered to the Seller as of the date of this Agreement.

         "Real Property" means, collectively, Owned Real Property and Leased Real Property.

         "Real Property Lease" means the lease or sublease agreement pursuant to which a Leased Real Property is leased or subleased to any of the Seller Entities or the Transferred Subsidiaries.

         "Regulated Substances" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, groundwater or property.

         "Reorganization" has the meaning set forth in the Recitals hereto; it being acknowledged and agreed that, for purposes of this Agreement, any action taken by the Seller or its Affiliates pursuant to and in accordance with Section
5.21 shall be deemed to have been taken in the Ordinary Course of Business for the purposes of this Agreement.


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         "Retained Business" means: (1) all of the businesses conducted by or through (a) the Seller and all divisions or groups of the Seller, including the Pulp and Paper Division, the Brunswick Resins Division and the Specialties Performance Additives Division; (b) all subsidiaries of the Seller; and (c) all Affiliates of the Seller, including CP Kelco, the Aqualon Company and Fibervisions L.L.C. and (2) all of the assets and liabilities of the Seller, Subsidiaries of the Seller and Affiliates of the Seller, not including, in each case, the Water Business, the Transferred Subsidiaries, the Transferred Assets and the Transferred Liabilities, but including, in each case, the Excluded Assets and Excluded Liabilities.

         "Securities Act" means the United States Securities Act of 1933, as amended.

         "Seller Benefit Plan" means a Benefit Plan that is not a Water Business Benefit Plan.

         "Seller Entities" means (a) the Seller (but only with respect, and to extent relating, to any portion of the Water Business); and (b) each Affiliate of the Seller (other than a Transferred Subsidiary) that (i) is engaged in the operation or conduct of any portion of the Water Business or that has title to any asset which constitutes a Transferred Asset or is subject to a liability which constitutes a Transferred Liability, or (ii) owns, directly or indirectly, any of the capital stock of any of the Transferred Subsidiaries, in each case, as of the date hereof or at any time prior to the Closing.

         "Seller Savings Plan" means the BetzDearborn Inc. Employee Stock Ownership and 401(k) Plan.

         "Seller's Disclosure Schedule" means the disclosure schedule that the Seller has delivered to the Purchasers as of the date of this Agreement.

         "Severance Benefits" means severance pay or benefits, advance notice of termination, pay in lieu of notice, or other similar pay, benefits or rights, required under a Benefit Plan, an Employment Agreement or other Contract, including a termination agreement or Collective Bargaining Agreement, or under applicable Law, as applicable.

         "Straddle Period" with respect to any Transferred Subsidiary or Transferred Asset means any taxable period that, with respect to such Transferred Subsidiary or Transferred Asset, includes but does not end on the Closing Date.

         "Subsidiaries" of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

         "Supply Agreements" means the supply agreements to be executed by the Seller and Betz at the Closing, substantially in the forms attached hereto as
Exhibit V.


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         "Tax" means any United States federal, state, local or foreign taxes, including but not limited to any of the following, imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, or withholding tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Benefit" means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

         "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

         "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

         "Trade Secret" means proprietary, confidential or non-public processes, designs, drawings, specifications, technology, formulae, databases, algorithms, models, methods, research and development, know-how, manufacturing and production processes and techniques, inventions, discoveries, concepts, ideas, trade secrets, technical data and other technical proprietary non-public information but excluding Confidential Business Information.

         "Transfer Approval" means any authorization, approval, order, license, permit, franchise or consent from any third party, Governmental Authority or Taxing Authority (other than as required under the Antitrust Laws)

         "Transferred Employee" means (a) each Divisional Employee and each Allocated Employee who is offered employment by the Purchasers or any of their Affiliates (including the Transferred Subsidiaries) and accepts such employment as described in Section 5.8.1 hereof, (b) each Water Asset Employee, and (c) each Water Subsidiary Employee.

         "Transferred Insurance" means (i) all insurance policies sold to or procured by the Transferred Subsidiaries in their name, and (ii) all rights to seek insurance coverage under insurance policies sold to or procured by the Seller or its Affiliates, in each case, as provided in Sections 5.11 and 5.12.

         "Transferred Real Property" means any Owned Real Property which constitutes a Transferred Asset, other than the Leaseback Properties.

         "Transferred Subsidiaries" means the Purchased Subsidiaries and all Subsidiaries of the Purchased Subsidiaries.


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                                                                  --------------


         "Transition Services Agreement" means the transition services and facilities license agreement or agreements to be executed by the Seller and the Purchaser and/or their respective Affiliates at the Closing, substantially in the form attached hereto as Exhibit VI.

         "U.S. Former Business Employee" means a Former Business Employee who was based, immediately before he or she ceased to be employed by the Seller and its Affiliates, in the United States of America.

         "U.S. Benefit Plan" means a Benefit Plan other than a Foreign Benefit Plan.

         "WARN Act" means the Worker Adjustment and Retraining Notification Act and any similar state or local law of any jurisdiction in the United States of America.

         "Water Asset Employee" means each individual who, immediately before the Closing, is an employee of the Seller or any of its Affiliates, excluding the Transferred Subsidiaries, spending, on a regular basis, 100% of his or her working time rendering services in any portion of the Water Business (whether or not such individual is an Absent Employee), and who is listed on the Water Asset Employee List.

         "Water Business" means the businesses described in the following (I) and (II).

         (I) The businesses as conducted through the BetzDearborn Division (BDD) of Seller as reported in its internal management reporting for the years 2000 or 2001, including the specific services and specific chemicals manufactured and sold in the following:

         (a) water treatment chemicals to effect, enhance, control, prevent and/or remove corrosion, foaming, phase separation, clarification, deposits, scale, odors, or biological growth in, or to otherwise treat, the following: (i) influent and effluent water systems (including sludge dewatering and filter systems), (ii) heating, cooling and steam generation (including geothermal and ion exchange) applications, and (iii) water recycling in the areas described in (i) and (ii);

         (b) chemical treatments applied to reverse osmosis, ultrafiltration, and nanofiltration membranes for the control of deposition, for controlling the growth of microorganisms, for cleaning membrane surfaces, and for enhancing the flux of the membrane by the application of select polymers to the surface; current uses of the membranes are for the preparation of ultrapure water, desalination, and waste treatment;

         (c) process treatment chemicals for the control of scale and corrosion, as well as for cleaning, of the systems used in the production of sugar and alcohol (methanol & ethanol) from agricultural sources and for corn milling;

         (d) process treatment chemicals, excluding products containing pine oils, for the protection, sanitation and cleaning of industrial and commercial cooking and sterilizing equipment for the food industry;



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          (e) (i) process treatment chemicals to prepare metal and plastic surfaces prior to painting, (ii) passivation and protective treatments applied during manufacturing of fabricated metal and plastic parts, and (iii) paint detackification products;

          (f) (i) treatment chemicals used in the steam flooding operations in the production systems of natural gas and crude oil, (ii) corrosion and deposition control treatments for pipelines conveying hydrocarbons, (iii) process treatment chemicals for all refinery unit operations, and (iv) additives (stabilizers, cold flow and lubricity improvers, preservatives, and corrosion inhibitors) to finished fuels;

          (g) process treatment chemicals to (i) enhance the production of petrochemicals by inhibiting polymerization, preventing fouling and corrosion, breaking emulsions, improving extraction efficiency, and decoking, (ii) inhibit corrosion of urea-ammonium nitrate solutions and process equipment for the production of ammonia, and (iii) maintain coke plant gas lines;

          (h) boiler fireside treatment chemicals, excluding black liquor viscosity modifiers and VinsolTM (dark wood rosin);

          (i) process treatment chemicals for the mining and processing of metals, metal compounds, and metal ores that involve agglomeration aids, rheology modification for mineral slurries as they are conveyed in pipelines, viscosity reduction in autoclaves, leach enhancers, dewatering aids, deposit control, froth flotation, solvent extraction electrowinning enhancement, and thickening, except that both Aqualon and BDD may use cellulosics in this sub-field (i);

          (j) chemical treatments (excluding sodium formate) for the control of depostion, corrosion and odor in gas scrubbers; chemical treatments for clarifying and dewatering scrubber sludge;

          (k) chemical treatments applied to control dust and for the cleaning of glass-lined reactors;

          (l) preservatives applied to slurries of kaolin and titanium dioxide at the point of manufacture; and

          (m) the related support equipment, monitoring systems, delivery systems, chemical feed equipment, software for such support or monitoring or feed equipment or delivery systems, and consulting services, all which are used primarily for any of the above (a) through (l).

         (II) The following businesses conducted through the Pulp and Paper Division (PPD) of Seller and its Affiliates as reported in its internal management reporting for the years 2000 or 2001:

          (a) water treatment chemicals to effect, enhance, control, prevent and/or remove corrosion, foaming, phase separation, clarification, deposits, scale, odors or biological


                                       16
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                                                                  EXECUTION COPY
                                                                  --------------

          growth in, or to otherwise treat, the following: (i) influent and effluent water systems (including sludge dewatering and filter systems), (ii) heating, cooling and steam generation (including ion exchange) applications, and (iii) water recycling in the areas described in (i) and (ii);

          (b) chemical treatments applied to reverse osmosis, ultrafiltration, and nanofiltration membranes for the control of deposition, for controlling the growth of microorganisms, for cleaning membrane surfaces, and for enhancing the flux of the membrane by the application of select polymers to the surface; current uses of the membranes are for the preparation of ultrapure water, desalination, and waste treatment;

          (c) boiler fireside treatment chemicals, excluding black liquor viscosity modifiers and VinsolTM;

          (d) chemical treatments, excluding sodium formate, for the control of depostion, corrosion and odor in gas scrubbers; chemical treatments for clarifying and dewatering scrubber sludge;

          (e) chemical treatments applied to control dust (excluding chip yard and tissue machine dusts); and

         (f) the related support equipment, monitoring systems, delivery systems, chemical feed equipment, software for such support or monitoring or feed equipment or delivery systems all which are used primarily for any of the above (a) through (e), and, upon request of Betz by Seller, consulting services.

The parties acknowledge and agree that when used in this Agreement, the term "Water Business" shall mean the Water Business, taken as a whole.

         "Water Business Benefit Plan" means a Benefit Plan that (a) is sponsored exclusively by one or more of the Transferred Subsidiaries or (b) provides benefits exclusively to Business Employees and Former Business Employees with respect to employment in any portion of the Water Business.

         "Water Subsidiaries" means the Persons specified on Section 1.1 of the Seller's Disclosure Schedule.

         "Water Subsidiaries Stock" means the equity interests of each of the Water Subsidiaries specified on Section 1.1 of the Seller's Disclosure Schedule.

         "Water Subsidiary Employee" means each individual who is, immediately before the Closing, an employee of any of the Transferred Subsidiaries (whether or not such individual is an Absent Employee).

         Section 1.2 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Accounting Close                                             2.4.1



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Accounting Closing Inventory Count                           5.15
Accounting Closing Date                                      2.4.1
Additional Financial Information                             9.16
Agreement                                                    Preamble
Allocated Employee List                                      3.15.1
Antitrust Laws                                               5.6.2
Acquiring Person                                             5.20.1
Basket Amount                                                8.2.4
Blanket Assignment of Leases                                 5.10.1
Cap Amount                                                   8.2.4
CapEx Schedule                                               5.3.2
Closing                                                      2.4.1
Closing Date                                                 2.4.1
Closing Date Statement of Net Assets                         2.5.3.1
Collective Bargaining Agreement                              3.17.1
Commingled Items                                             5.13.3
Competing Business                                           5.20.1
Conditions Satisfaction Date                                 2.4.1
Control                                                      1.1
Controlled                                                   1.1
Controlling                                                  1.1
Controlling Party                                            5.9.4(c)
Copyrights                                                   1.1
Covered Employees                                            5.19
Damages                                                      8.5
Decreased Consideration                                      2.5.2
Deferral Period                                              5.8.1.7
Deferred Business                                            2.4.2(a)
Deferred Transfer Employees                                  5.8.1.7
Designated Affiliate                                         9.18
Determination Date                                           5.8.10.5(b)(iii)
Disputed Amount                                              5.8.10.7
Divisional Employee List                                     3.15.1
Estimated Reorganization Tax Amount                          2.8
Evaluation Material                                          5.1.1
Exchange Act                                                 5.18
Excluded Assets                                              2.2.2
Excluded Employees                                           5.8.1.1
Excluded Liabilities                                         2.2.4
Excluded Taxes                                               5.9.1
Final Closing Date Statement of Net Assets                   2.5.3.2
Final Purchase Price                                         2.5.1
Foreign Seller Benefit Plans                                 5.8.10.1
Foreign Transferred Employees                                5.8.10.1
Foreign Transferred Subsidiary                               5.9.14
Foreign Water Business Benefit Plans                         5.8.10.1


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Fully Taxable Pre-Closing Transaction                        3.7.13
Guaranties                                                   5.14.3
Hire Date                                                    5.8.1.1.
HSR Act                                                      3.4.5
Indemnified Party                                            8.2.3
Indemnifying Party                                           8.2.3
Insurance Issues Team                                        5.12.5
Intercompany Arrangement                                     3.21
Interest Accrual Date                                        5.14.3
Interim Management Financial Data                            3.14.2
Inventory Counts                                             5.15
Leaseback Leases                                             2.3.14
Local Assignment of Leases                                   5.10.2
Marks                                                        1.1
Net Amount                                                   5.8.10.5(b)(i)
New Plans                                                    5.8.4
Nontax Purposes                                              1.1
Non-Controlling Party                                        5.9.4(c)
Notified Party                                               5.9.4(a)
O & M                                                        1.1
Old Plans                                                    5.8.4
Parent Purchaser                                             Preamble
Part B                                                       5.21(e)
Patents                                                      1.1
Policy Payments                                              5.12.1, 5.12.6
Post-Closing Straddle Period                                 5.9.3(d)
Pre-Closing Straddle Period                                  5.9.3(d)
Preliminary Purchase Price                                   2.1
Principle                                                    5.9.3(b)
Proposed List                                                5.8.1.4(a)
Purchaser                                                    Preamble
Purchaser Plan                                               5.8.10.4.1
Purchaser Savings Plan                                       5.8.6.2
Purchaser's Actuary                                          5.8.10.7
Purchasers                                                   Preamble
Purchasers' Covered Employees                                5.19
Records                                                      5.13.1
Registered Intellectual Property Rights                      3.9.1.1
Reorganization                                               Recitals
Reorganization Tax Prepayment Amount                         2.8
Reorganization Tax Return                                    5.9.3(b)
Reorganization Transfer                                      2.4.2(b)
Representatives                                              8.2.1
Retained Business Contract                                   5.5.1(c)
Retained Business Intellectual Property Rights               5.10.5
Retained Tax Documents                                       5.9.6(c)

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Retained U.S. Plans                                          5.8.3
Roll-Forward Closing Date Net Assets                         2.7
Section 5.9.3(b) Return                                      5.9.3(b)
Seller                                                       Preamble
Seller Foreign Plans                                         5.8.10.4.2
Seller Plan                                                  5.8.10.4.1
Seller Policies                                              5.12.2
Seller's Actuary                                             5.8.10.7
Seller's Certificate                                         2.5.3.1
Seller's Records                                             5.13.1
Software                                                     1.1
Special Purpose Financial Statements                         3.14.1
Specified Divisional Employees                               5.8.1.4
Statement                                                    5.9.3(b)
Structural Change                                            5.21(b)
Survival Period                                              8.1.2
Tax Attributes                                               5.9.12
Tax Audit                                                    5.9.4(a)
Tax Purposes                                                 1.1
Third Actuary                                                5.8.10.7
Third Party Claim                                            8.3.1
Third Party Registered Intellectual Property Rights          3.9.4
Third Party Requirements                                     5.8.10.5(a)
Transactional Severance Benefits                             5.8.1.6
Transfer                                                     2.4.2(a)
Transfer Provisions                                          5.8.10.2
Transferred Assets                                           2.2.1
Transferred Liabilities                                      2.2.3
Transferred Subsidiary Foreign Plans                         5.8.10.4.1
Value                                                        5.8.10.5(b)(ii)
Water Asset Employee List                                    3.15.1
Water Business Policies                                      5.12.1
Water Business Records                                       5.13.1
Water Permits                                                3.19.1
Water Subsidiary Employee List                               3.15.1
Welfare Benefits                                             5.8.8.1

          Section 1.3 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word "including" means "including without limitation."




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                                   ARTICLE II

                      PURCHASE AND SALE OF STOCK AND ASSETS

     Section 2.1 Purchase and Sale of Stock and Assets; Preliminary Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Seller shall (or cause one of its Affiliates to) (i) sell, assign, transfer, convey and deliver to the Purchaser (or its Designated Affiliate) all of the issued and outstanding capital stock of the Purchased Subsidiaries (free and clear of all Encumbrances), and (ii) sell, assign, transfer, convey and deliver to the Purchaser (or its Designated Affiliate) the Transferred Assets (free and clear of all Encumbrances other than Permitted Encumbrances) and the Transferred Liabilities; and (b) in exchange therefor, the Purchaser (or its Designated Affiliate) shall, and the Parent Purchaser shall cause the Purchaser (or its Designated Affiliate) to, (i) accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Transferred Liabilities and (ii) pay to the Seller (or to such Affiliate of Seller as the Seller designates in writing prior to the Closing) an amount in cash equal to One Billion Eight Hundred Million dollars ($1,800,000,000) (the "Preliminary Purchase Price") by wire transfer of such amount to accounts designated in writing by the Seller.

     Section 2.2 Assets and Liabilities.

        2.2.1 Transferred Assets. For purposes of this Agreement, "Transferred Assets" means all of the assets, properties, rights, agreements and other interests, whether tangible or intangible (other than the Excluded Assets and assets indirectly transferring to the Purchasers through the purchase of the Purchased Subsidiaries Shares), primarily used or held for use in the operation or conduct of the Water Business or any portion of the Water Business by the Seller or any of its Affiliates, including those set forth in Section 2.2.1 of the Seller's Disclosure Schedule, as the same shall exist on the Closing Date; provided, however, (1) with respect to intangible rights and interests relating to Intellectual Property Rights and Confidential Business Information, the term "Transferred Assets" shall only include the assets, properties, rights, agreements and other interests as referred to in Paragraph E of Section 2.2.1 of the Seller's Disclosure Schedule, and (2) with respect to intangible rights and interests relating to the Contracts, the term "Transferred Assets" shall only include the assets, properties, rights, agreements and other interests as and to the extent described in Paragraph G of Section 2.2.1 of the Seller's Disclosure Schedule. For the avoidance of doubt, (x) stock or other equity interests in the Purchased Subsidiaries is not a Transferred Asset and (y) if due to the application of Section 2.4.2 or 5.5.1 any Transferred Asset is not sold, assigned, transferred, conveyed and delivered to the Purchaser (or its Designated Affiliate) on the Closing Date, such Transferred Assets shall be sold, assigned, transferred, conveyed and delivered as the same shall exist on the date of such sale, assignment, transfer, conveyance and delivery.

        2.2.2 Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, it is hereby acknowledged and agreed that the Purchasers shall not purchase, acquire or accept from the Seller and its Affiliates, any of the rights, properties, agreements or assets set forth in Section 2.2.2 of the Seller's Disclosure Schedule (such rights, properties, agreements and assets being referred to herein, collectively, as the "Excluded Assets").


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        2.2.3   Transferred Liabilities. For purposes of this Agreement, the term "Transferred Liabilities" means all Liabilities (other than the Excluded Liabilities and Liabilities indirectly transferring to the Purchasers through the purchase of the Purchased Subsidiaries Shares) of the Seller or any of its Affiliates related to the Water Business (including its predecessor businesses, operations and activities) or the Transferred Assets, including those set forth in Section 2.2.3 of the Seller's Disclosure Schedule, as the same shall exist on the Closing Date. For the avoidance of doubt, if due to the application of
Section 2.4.2 or 5.5.1 any Transferred Liability is not accepted, assumed or agreed to be paid, performed or otherwise discharged, in accordance with the respective terms and subject to the respective conditions thereof, by the Purchaser (or its Designated Affiliate) on the Closing Date, such Transferred Liability shall be accepted, assumed or agreed to be paid, performed or otherwise discharged, in accordance with the respective terms and subject to the respective conditions thereof, as the same shall exist on the date of such acceptance, assumption or agreement.

        2.2.4 Excluded Liabilities. Notwithstanding anything in Section 2.1 to the contrary, it is hereby acknowledged and agreed that the Purchasers shall not assume or be obligated to pay, perform or otherwise assume or discharge any Liabilities of the Seller or any of its Affiliates (including the Transferred Subsidiaries), which are set forth in Section 2.2.4 of the Seller's Disclosure Schedule (such Liabilities being referred to herein, collectively, as the "Excluded Liabilities").

        2.2.5 Retained Business. Notwithstanding anything in Section 2.1 to the contrary, it is hereby acknowledged and agreed that the Seller is not selling, conveying, transferring or assigning to the Purchasers and the Purchasers are not purchasing, acquiring or accepting from the Seller and its Affiliates the Retained Business.

        2.2.6 Taxes. For purposes of this Agreement, Taxes shall not be a Transferred Liability or an Excluded Liability.

     Section 2.3 Deliveries at the Closing. Upon the terms and subject to the conditions of this Agreement (including Section 2.4.2), at the Closing:

        2.3.1 the Seller shall deliver or cause to be delivered to the Purchaser (or its Designated Affiliate) one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding capital stock of the Purchased Subsidiaries (other than, if any, director qualifying shares);

        2.3.2 the Seller shall, and shall cause the Seller Entities to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to the Purchaser (or its Designated Affiliate) bills of sale, endorsements and other instruments of sale, conveyance, transfer and assignment as the Purchaser may reasonably request in order to effect the sale, transfer, assignment, conveyance and delivery of the Transferred Assets to the Purchaser (or its Designated Affiliate) in accordance herewith;

        2.3.3 the Seller shall deliver to the Purchaser a certificate of a Vice President of the Seller pursuant to Section 6.2.6 hereof;


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        2.3.4   the Parent Purchaser shall deliver to the Seller a certificate of a Vice President of the Parent Purchaser pursuant to Section 6.3.3 hereof;

        2.3.5 the Seller shall, and shall cause the Seller Entities to, deliver to the Purchaser certificates in form and substance reasonably satisfactory to the Purchaser, duly executed and acknowledged, certifying that the Seller and each Affiliate of the Seller transferring assets or liabilities to the Purchasers hereunder is exempt from withholding under Section 1445 of the Code;

        2.3.6 the Purchaser (or its Designated Affiliates) shall execute, acknowledge and deliver to the Seller assumption agreements and other instruments in order to effect the assumption by the Purchaser (or its Designated Affiliate) of the Transferred Liabilities;

        2.3.7 the Purchaser (or its Designated Affiliate) shall deliver, and the Parent Purchaser shall cause the Purchaser (or its Designated Affiliate) to deliver, to the Seller (or to such Affiliate of the Seller as the Seller designates in writing prior to the Closing) the Preliminary Purchase Price;

        2.3.8 the Seller shall deliver to the Purchaser (or its Designated Affiliate) the Reorganization Tax Prepayment Amount;

        2.3.9 the Seller and the Purchasers shall deliver, or cause to be delivered, each of the Ancillary Agreements, executed by them and their respective Affiliates, as the case may be;

        2.3.10 the Seller shall, and shall cause the Seller Entities to, deliver to the Purchasers a Deed for each Transferred Real Property as listed on
Section 2.2.1 of the Seller's Disclosure Schedule, duly executed by the appropriate Seller Entity, and the Assignment of Leases for each Leased Real Property that is a Transferred Asset, duly executed by the appropriate Seller Entity;

        2.3.11 the Seller shall deliver, or cause to be delivered, to the Purchasers such other customary and commercially reasonable documents and affidavits in respect of the Real Property as are reasonably requested by Purchasers' title insurance company in order to insure Purchasers' title thereto, provided that such other documents and affidavits do not increase the Seller's liability or obligations under this Agreement (or otherwise);

        2.3.12 the Seller shall deliver, or cause to be delivered, to the Purchasers the resignations (effective as of or prior to the Closing Date) of all of the directors and officers of the Purchased Subsidiaries;

        2.3.13 the Seller shall deliver, or cause to be delivered, to the Purchasers the written releases and waivers referred to in Section 5.14.1(a)(i) or other evidences reasonably satisfactory to the Purchasers that the Encumbrances (other than Permitted Encumbrances) referred to in Section 5.14(a)(i) have been removed;


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        2.3.14  the Seller and the Purchasers shall deliver, or cause to be delivered, lease agreements in the form attached hereto as Exhibit VIII, in respect of the Leaseback Properties (the "Leaseback Leases"); and

        2.3.15 the Seller shall deliver, or cause to be delivered, to the Purchasers releases from each of the guaranties given by the Transferred Subsidiaries in respect of any Indebtedness (including pursuant to the Loan Documents) or other obligations of the Seller or any of its Affiliates (other than the Transferred Subsidiaries).

        Each document of transfer or assumption referred to in this Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement shall be in customary form (including with respect to the country to which it pertains) and shall be reasonably satisfactory in form and substance to the parties thereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

     Section 2.4  Closing.

        2.4.1 The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 A.M. on the third business day following the Conditions Satisfaction Date (as defined below), or at such other time and place as is mutually agreed in writing by the Parent Purchaser and the Seller. The date of the Closing is referred to herein as the "Closing Date." If the Closing Date is not the 28th day of a calendar month, there shall be a deemed closing of the transactions contemplated hereby (an "Accounting Close") made as of the 28th day of the month immediately preceding the month in which the Closing Date occurs (provided that consistent with the Seller's practices for the entities listed on Section 2.4.1 of the Seller's Disclosure Schedule, the Accounting Close shall be made as of one month earlier for such entities) (or if the Closing Date is the 28th day of a month, the Accounting Close will occur on the Closing Date (provided that consistent with the Seller's practices for the entities listed on Section 2.4.1 of the Seller's Disclosure Schedule, the Accounting Close shall be made as of one month earlier for such entities or such other time as set forth in such schedule)) and the procedures set forth in Section 2.7 with respect to the roll-forward shall apply. The date of the Accounting Close is referred to herein as the "Accounting Closing Date." For purposes of this Agreement, the "Conditions Satisfaction Date" shall be the date on which the last of the unsatisfied or unwaived conditions set forth in
Article VI has been satisfied or waived (other than those conditions contemplated to be satisfied at, or only capable of being satisfied at, the Closing, but subject to the satisfaction or waiver of those conditions).

        2.4.2 (a) Subject to the provisions of Article VI (including Section 6.1.2) and the parties having complied with Section 5.5.1(a), if, at the Closing, the Seller or the Purchasers shall not have obtained any Transfer Approval (other than from third parties and other than a Transfer Approval described in paragraph (b) of this Section 2.4.2) required to effect the transfer of (i) any Transferred Subsidiary or any Transferred Asset, in each case which would reasonably be expected to have a book value not exceeding $20,000,000 and would not otherwise be material to the Water Business, or any Transferred Liability to the Purchaser (or its Designated Affiliate) pursuant to the terms of this Agreement, or (ii) any property, pursuant to Section 5.23


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or Section 5.27 (any transfer referred to in clause (i) or (ii), a "Transfer");
then, in each such case, from and after the Closing, the Seller and the Purchasers shall continue to use their commercially reasonable efforts to obtain all Transfer Approvals (other than from third parties and other than a Transfer Approval described in paragraph (b) of this Section 2.4.2) relating to such Transfer(s); provided, however, that this Section 2.4.2(a) shall be of no effect and shall not be implemented if (x) the Transferred Subsidiaries and Transferred Assets which are not Transferred on or prior to the Closing pursuant to clause
(i) of this Section 2.4.2(a) are, taken together, material to the Water Business or would reasonably be expected to have an aggregate book value exceeding $40,000,000, or (y) doing so would violate a Law the effect of which would be material to a material portion of the Water Business. Except as provided in
Section 5.5.1(b), 5.5.1(c), 5.5.1(d) and 5.5.1(e) with respect to Contracts, Retained Business Contracts, Purchased Intellectual Property and Retained Business Intellectual Property Rights, until such time (after the Closing) as all assets, liabilities, rights, obligations and/or interests (including equity interests) relating to such Transfer(s) (the "Deferred Business") have been transferred, or otherwise disposed of, (i) by the Seller to the Purchaser (or its Designated Affiliate), in the case of any Transferred Subsidiary or any Transferred Asset or Transferred Liability, or (ii) by the Purchaser (or its Designated Affiliate) to the Seller, in the case of any asset, liability, right, obligation or interest (including equity interest) relating to the Retained Business, the Excluded Assets or the Excluded Liabilities, such Deferred Business shall be held, managed and operated by the Seller (or its Affiliates) and by the Purchaser (or its Designated Affiliate), respectively, in the manner provided in Exhibit VII.

        (b) Notwithstanding anything in Section 2.4.2(a) to the contrary, if, following satisfaction, waiver or expiration of the condition set forth in
Section 6.3.4, at the Closing, the Seller or the Purchasers shall not have obtained any Transfer Approval (other than from third parties) with respect to any step of the Reorganization (including approvals of Taxing Authorities required to complete the steps described in Section 5.21A of the Seller's Disclosure Schedule) required to effect the transfer of any subsidiary, asset, liability, right, obligation or interest (including equity interest) among the Seller's Affiliates in the manner set forth in Section 5.21A of the Seller's Disclosure Schedule or as otherwise permitted pursuant to Section 5.21 of this Agreement (any such transfer, a "Reorganization Transfer"); then, in each such case, from and after the Closing, the Seller and the Purchasers shall continue to use their reasonable best efforts to obtain all Transfer Approvals (other than from third parties) relating to such Reorganization Transfer(s) and to complete the Reorganization in the manner set forth in Section 5.21A of the Seller's Disclosure Schedule or as otherwise permitted pursuant to Section 5.21 of this Agreement (it being understood that in all cases, including following the Closing, the determination of whether to use an alternative step contemplated by Section 5.21A or B of the Seller's Disclosure Schedule, or any other action permitted under Section 5.21, shall be made by the Seller, in its sole discretion); provided, however, that if a Reorganization Transfer is not obtained by the one hundred eighty day anniversary of the date hereof, any subsidiary, asset, liability, right, obligation or interest (including equity interest) referred to above which cannot be transferred pursuant to a step of the Reorganization by such time will be transferred at such time at the Seller's cost in a manner other than as set forth in the Reorganization (provided that the parties will act in good faith to minimize the costs of such transfer). The parties also agree that until such anniversary the last sentence of Section 2.4.2(a) and Exhibit VII (other than Exhibit VII(c)) shall apply to each Reorganization Transfer as if the Reorganization Transfer were a


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Transfer for purposes of those provisions. For the avoidance of doubt, at the
Closing, in accordance with Section 2.1, the Seller shall (or shall cause one of its Affiliates to) sell, assign, transfer, convey and deliver to the Purchasers
(1) the issued and outstanding capital stock of Betz, (2) the Transferred Assets which are not involved in any step of the Reorganization, except to the extent that Section 2.4.2(a) applies, (3) the Transferred Assets which are involved in any step of the Reorganization and for which the Transfer Approvals in respect of such step of the Reorganization have been obtained, except to the extent that
Section 2.4.2(a) applies, and (4) the stock of each Water Subsidiary, if the Transfer Approvals in respect of any step of the Reorganization as to such Water Subsidiary and all of the assets and liabilities directly or indirectly held by such Water Subsidiary have been obtained, except to the extent that Section 2.4.2(a) applies.

          (c) Prior to the Closing, in connection with the matters contemplated by the last sentence of Section 2.4.2(a) and Exhibit VII (including in each case as applicable to Section 2.4.2(b))(the "Deferral Provisions"), the Seller (or its Affiliates) and the Purchaser (or its Designated Affiliate) shall prepare and negotiate in good faith to enter into on or prior to the Closing such supplemental agreements as are reasonably necessary, in the good faith judgment of the Seller or the Purchaser, to give effect to the Deferral Provisions in order, to the extent lawful and the greatest extent practicable, to place the parties and their Affiliates in the same position as would have obtained if the Transfer or Reorganization Transfer, as applicable, had occurred at the Closing; provided that the execution and delivery of such agreements shall not be a condition to the Closing.


     Section 2.5  Post-Closing Purchase Price Determination.

        2.5.1 Definition. The term "Final Purchase Price" means (a) the Preliminary Purchase Price minus (b) the amount, if any, by which the Adjusted Base Net Assets exceeds the Roll-Forward Closing Date Net Assets (as reflected in the Final Closing Date Statement of Net Assets prepared pursuant to this
Section 2.5, as rolled-forward pursuant to Section 2.7 of the Seller's Disclosure Schedule).

        2.5.2 Adjustments in the Purchase Price; Decreased Consideration. If the Final Purchase Price is less than the Preliminary Purchase Price, then, within three Business Days after final determination of the Roll-Forward Closing Date Net Assets pursuant to this Section 2.5 and Section 2.7 of the Seller's Disclosure Schedule and calculation of the amount by which the Preliminary Purchase Price exceeds the Final Purchase Price (such excess amount, the "Decreased Consideration"), the Seller shall pay to the Purchaser, by wire transfer to an account or accounts specified in writing by the Purchaser, an amount in cash equal to the Decreased Consideration plus interest on the Decreased Consideration from the Closing Date to the date of such refund at an annual rate equal to the Borrowing Rate.

        2.5.3   Closing Date Statement of Net Assets.

                2.5.3.1 Closing Date Statement of Net Assets. As soon as practicable, but in any event not more than 120 days after the Closing Date, the Seller shall prepare and furnish to the Purchasers (1) a combined statement of net assets of the Water Business as at the close of business on the Accounting Closing Date (without giving effect to the Closing and the



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Organizational Restructuring, but assuming completion of the Reorganization)
prepared in accordance with Section 2.5.3.5 (the "Closing Date Statement of Net Assets") and (2) a calculation of the Roll-Forward Closing Date Net Assets prepared in accordance with Section 2.7 of the Seller's Disclosure Schedule. The Closing Date Statement of Net Assets shall be accompanied by a certificate of the Seller stating the calculation of the Closing Date Net Assets and the Roll-Forward Closing Date Net Assets (the "Seller's Certificate"). Following the Closing, the Purchaser shall, and shall cause the Transferred Subsidiaries to, give the Seller and the Seller's independent auditors sufficient access to the Water Business, including its books, records and personnel to prepare and audit the Closing Date Statement of Net Assets and the Seller's Certificate and calculate the Roll-Forward Closing Date Net Assets. The Purchaser and the Purchaser's accountants shall (subject to execution by the Purchasers and the Purchasers' accountants of such documents as reasonably requested by such accountants) have the opportunity to consult with and to examine the work papers, schedules and other documents prepared or reviewed by the Seller's accountants in connection with the preparation of their report on the Closing Date Statement of Net Assets and their calculation of Roll-Forward Closing Date Net Assets.

                2.5.3.2 Time for Objections. After the Seller shall have furnished the Closing Date Statement of Net Assets and its calculation of Roll-Forward Closing Date Net Assets to the Purchasers, the Purchasers may object to (i) the Closing Date Statement of Net Assets but only with respect to events occurring after the date hereof and prior to the Accounting Closing Date and only on the ground that one or more of the line items of such Closing Date Statement of Net Assets were not calculated in accordance with this Agreement or
(ii) the calculation of Roll-Forward Closing Date Net Assets, but only on the grounds that it was not calculated in accordance with procedures specified in
Section 2.7 of the Seller's Disclosure Schedule. If the Purchasers object to the calculation of any line item of the Closing Date Statement of Net Assets or to the calculation of Roll-Forward Closing Date Net Assets in accordance with procedures specified in Section 2.7 of the Seller's Disclosure Schedule, the Purchasers may give a reasonably detailed written notice of their objection to the Seller within 30 days after their receipt of the Closing Date Statement of Net Assets, which notice shall state specifically (i) the disputed line item(s) or calculation, (ii) the basis for the dispute(s) with respect to each line item or such calculation, and (iii) the adjustments sought with respect to each such line item or calculation and each such dispute. If no such notice is delivered within such 30-day period, or if the Purchasers and the Seller agree upon all matters in dispute within the 45-day period specified in Section 2.5.3.3, then the Closing Date Statement of Net Assets and their calculation of Roll-Forward Closing Date Net Assets, as adjusted to reflect any such agreements, shall be final and binding upon all parties hereto for the purpose of determining the Closing Date Net Assets and the Roll-Forward Closing Date Net Assets, and the Closing Date Statement of Net Assets shall be referred to herein as the "Final Closing Date Statement of Net Assets."

                2.5.3.3 Dispute Resolution. The Purchasers and the Seller will use commercially reasonable efforts to resolve any matters in dispute, with respect to the calculation of the Closing Date Net Assets or to the calculation of Roll-Forward Closing Date Net Assets in accordance with procedures specified in Section 2.7 of the Seller's Disclosure Schedule, as rapidly as practicable. If the Purchasers and the Seller are unable to resolve all items in dispute, with respect to the calculation of the Closing Date Net Assets or to the calculation of Roll-


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Forward Closing Date Net Assets in accordance with procedures specified in
Section 2.7 of the Seller's Disclosure Schedule, within 45 days after the Seller's receipt of the Purchasers' written objection to the Closing Date Statement of Net Assets or to the calculation of Roll-Forward Closing Date Net Assets in accordance with procedures specified in Section 2.7 of the Seller's Disclosure Schedule pursuant to Section 2.5.3.2, then those items or calculations in dispute shall be submitted for resolution to the Independent Accountant. The parties acknowledge that in submitting disputed items to the Independent Accountant, the Seller shall be entitled to present items not disputed in the Purchasers' notice to the Seller under Section 2.5.3.2 and to present adjustments to the Independent Accountant in the Seller's favor even if inconsistent with the Closing Date Statement of Net Assets, to the extent such items are based upon facts, circumstances or positions raised in the Purchasers' notice delivered pursuant to Section 2.5.3.2 or that the Seller becomes aware of after delivery of the Closing Date Statement of Net Assets to the Purchasers. The Independent Accountant shall act as an expert to determine, based solely on the presentations by the Seller and the Purchasers, and not by independent review, only those items or calculations still in dispute (or brought into dispute pursuant to the preceding sentence), and shall resolve such disputes in accordance with the preceding sentence and Section 2.5.3.5 and Section 2.7 of the Seller's Disclosure Schedule; provided, however, that in no event shall the Independent Accountant consider any adjustment of any line item of the Closing Date Statement of Net Assets or the Closing Date Net Assets, unless the Purchaser demonstrates that the dispute with respect to such line item relates specifically to a change occurring after date hereof and prior to the Accounting Closing Date and then such adjustment shall only be permitted to the extent of the adjustment caused by such change that has not already been reflected in the line item of the Closing Date Statement of Net Assets; provided, further, that in no event shall the Independent Accountant consider any adjustment of the Roll-Forward Closing Date Net Assets, unless the dispute is with the calculation of the Roll-Forward Closing Date Net Assets in accordance with procedures specified in Section 2.7 of the Seller's Disclosure Schedule and then such adjustment shall only be permitted to the extent necessary to reflect the correct calculation of the Roll-Forward Closing Date Net Assets in accordance with procedures specified in Section 2.7 of the Seller's Disclosure Schedule. The determination of the Independent Accountant with respect to those items in dispute, which shall be made within 30 days of their selection and shall be set forth in a written statement delivered to the Seller and the Purchasers, together with the determinations of the Purchasers and the Seller with respect to those items accepted by the Purchasers (not otherwise affected by this Section 2.5.3.3) or otherwise resolved between the Purchasers and the Seller, shall become the Final Closing Date Statement of Net Assets and shall be final and binding upon all parties hereto. The determination of the Independent Accountant with respect to those calculations in dispute shall also be made within 30 days of their selection and shall be set forth in the written statement delivered to the Seller and the Purchasers.

                2.5.3.4 Payment of Fees. The Seller shall pay the fees of its accountants, and the Purchasers shall pay the fees of their accountants, in connection with the preparation and review of the Closing Date Statement of Net Assets and the Final Closing Date Statement of Net Assets. The fees and disbursements of or related to the Independent Accountant shall be borne one-half by the Purchasers and one-half by the Seller.

                2.5.3.5 Procedures for Preparing Statement; Inventory. For purposes of this Section 2.5, the Closing Date Statement of Net Assets shall be prepared (i) in accordance


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with GAAP, except as expressly identified in (and in accordance with the procedures, assumptions, conventions and adjustments set forth in) Section
2.5.3.5 of the Seller's Disclosure Schedule, applied on a basis consistent with the preparation of the Combined Statement of Net Assets (other than with respect to Taxes) and the Base Net Assets Statement (except as set forth in Section 2.5.5), (ii) in accordance with Section 2.5 of the Seller's Disclosure Schedule (with respect to foreign currency exchange rates) and (iii) on the assumption that (v) the Water Business has no assets other than (A) the Water Business assets of the Transferred Subsidiaries, and (B) the Transferred Assets, (w) the Water Business has no Liabilities other than (A) those of the Transferred Subsidiaries (other than any Liabilities of the Transferred Subsidiaries that are Excluded Liabilities) and (B) the Transferred Liabilities, (x) the occurrence of the Closing will not, in and of itself, have any effect on the preparation, (y) the Reorganization has been completed, and (z) the Organizational Restructuring has not occurred. For the avoidance of doubt, the parties acknowledge and agree that the Closing Date Statement of Net Assets shall be prepared using principles under GAAP appropriate for the Water Business (except as expressly identified in, and in accordance with the procedures, assumptions, conventions and adjustments set forth in, Section 2.5.3.5 of the Seller's Disclosure Schedule and Section 2.5.5) which may not be the same as those used to prepare the financial statements of the Seller and its consolidated Subsidiaries. For the purposes of preparing the Closing Date Statement of Net Assets, a physical inventory shall be taken as of the close of business on the Accounting Closing Date in accordance with Section 5.15; provided, however, that any disputes over the physical inventory, settled in the manner described in this Section 2.5 shall be limited to inventory which is created or obtained between the date hereof and the Accounting Closing Date.

        2.5.4 The parties hereto agree and acknowledge that no objection to or dispute of (1) the Combined Statement of Net Assets, the Base Net Assets, the Base Net Assets Statement, or the items reflected thereon may be made pursuant to this Agreement, or (2) the Adjusted Base Net Assets, the Adjusted Base Net Assets Statement, and the Roll-Forward Closing Date Net Assets or the items reflected thereon may be made pursuant to this Agreement, except in the case of clause (2) on the grounds that the calculation of (a) the Adjusted Base Net Assets, (b) the Adjusted Base Net Assets Statement, or (c) the Roll-Forward Closing Date Net Assets, respectively, was not made in accordance with the procedures set forth in Section 2.5 of the Seller's Disclosure Schedule in the case of (a) or (b) and the procedures set forth in Section 2.7 of the Seller's Disclosure Schedule in the case of (c).

        2.5.5 Notwithstanding any provision of this Agreement to the contrary, the parties hereto agree and acknowledge that the Base Net Assets Statement and the Closing Date Statement of Net Assets shall not reflect any Tax assets or Tax liabilities, in each case, whether current, deferred or otherwise.

     Section 2.6 Allocation of Final Purchase Price. The Seller, the Purchasers, the Transferred Subsidiaries and each of their respective Affiliates shall report for all Tax purposes consistent with Section 2.6 of the Seller's Disclosure Schedule, and shall take no Tax position inconsistent with Section
2.6 of the Seller's Disclosure Schedule, except (i) as otherwise required by a "determination" with respect to such Person within the meaning of Code Section 1313(a), or similar provision of state, local or foreign Law, (ii) to the extent there is no reasonable basis for reporting for Tax purposes consistent with the values set forth on Section 2.6 of the Seller's



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Disclosure Schedule or (iii) to the extent that reporting consistent with such values would reasonably be expected to result in the imposition of penalties by a Taxing Authority. The Seller and the Purchasers shall, no later than 120 days after the determination of the Final Purchase Price pursuant to Section 2.5, attempt in good faith to enter into a Final Purchase Price allocation agreement (consistent with Section 2.6 of the Seller's Disclosure Schedule (except to the extent there is no reasonable basis for reporting for Tax purposes consistent with the values set forth on Section 2.6 of the Seller's Disclosure Schedule or reporting consistent with such values would reasonably be expected to result in the imposition of penalties by a Taxing Authority)) providing for the allocation of the Final Purchase Price among the Purchased Subsidiaries and the Transferred Assets. If the Seller and the Purchasers shall have agreed on a Final Purchase Price allocation, then the Seller and the Purchasers shall report for all Tax purposes consistent with, and shall take no Tax position inconsistent with, such Final Purchase Price allocation, except as otherwise required by a "determination" within the meaning of Code Section 1313(a), or similar provision of state, local or foreign Law.

     Section 2.7  Accounting Close. For purposes of this Agreement, the
Seller and the Purchasers will act in accordance with this Section 2.7 and the procedures set forth in Section 2.7 of the Seller's Disclosure Schedule to roll-forward the Closing Date Net Assets (which is determined as of the Accounting Close) to the Closing Date (the Closing Date Net Assets as adjusted, the "Roll-Forward Closing Date Net Assets").

     Section 2.8 Reorganization Tax Prepayment Amount. Upon the terms and subject to the conditions of this Agreement, at the Closing, following receipt of the Preliminary Purchase Price, the Seller shall pay to the Purchaser (or to such Affiliate of the Purchaser as the Purchaser designates) an amount in cash equal to $8,762,000 (the "Reorganization Tax Prepayment Amount") by wire transfer of such amount to accounts designated in writing by the Purchaser (provided that in lieu of making any portion of such payment, the Seller may instead procure that, at Closing, such portion is held in the form of cash by a Transferred Subsidiary in an amount that does not exceed the amount set forth on
Section 2.8 of the Seller's Disclosure Schedule in respect of such Transferred Subsidiary); provided, that nothing herein will prevent the Transferred Subsidiaries from holding cash in excess of such amounts as of and after the Closing as otherwise permitted by this Agreement. The Purchasers and the Seller acknowledge and agree that such Reorganization Tax Prepayment Amount was determined by discounting at a rate of 12% per annum $9,629,000 (the "Estimated Reorganization Tax Amount") (which is 110% of the agreed upon estimated liabilities for which the Seller is responsible pursuant to Section 5.9.1(b) in respect of amounts to be owed by the Transferred Subsidiaries to a Taxing Authority) from the estimated Closing Date until the nine month anniversary of the estimated Closing Date and that the amounts set forth on Section 2.8 of the Seller's Disclosure Schedule were determined by discounting at the same rate and over the same period 110% of such estimated liabilities in respect of each Transferred Subsidiary set forth on such schedule.



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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        Except as set forth in the Seller's Disclosure Schedule, the Seller represents and warrants to the Purchasers as follows (it being understood and agreed that, with respect to any Seller Entity or Transferred Subsidiary not in existence as of the date hereof or ceasing to exist after the date hereof, as contemplated by Section 5.21, these representations and warranties are made only with respect to the period of existence of such Seller Entity or Transferred Subsidiary):

     Section 3.1  Organization and Standing.

        3.1.1   Each of the Seller Entities and the Transferred Subsidiaries is
(a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and, to the extent applicable, is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Water Business. The Seller has furnished or made available to the Purchasers a complete and correct copy of the certificate of incorporation and by-laws (or other comparable organizational documents) for each of the Transferred Subsidiaries in existence on the date hereof, each as in effect on the date hereof. Section 3.1.1 of the Seller's Disclosure Schedule sets forth a list, correct and complete, of (i) the Seller Entities as of the date of this Agreement, and (ii) the Transferred Subsidiaries as of the date of this Agreement, and (b) the state or jurisdiction of organization of each of the Transferred Subsidiaries as of the date of this Agreement.

        3.1.2 To the Seller's knowledge, since January 1, 1999, no Seller Entity, or Transferred Subsidiary has conducted any portion of the Water Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth in Section 3.1.1 of the Seller's Disclosure Schedule.

     Section 3.2  Capitalization of the Transferred Subsidiaries.

        3.2.1 Betz's authorized capital stock consists of 100 shares of Betz Common Stock, all of which are issued and outstanding. The authorized capital stock of the Water Subsidiaries consists solely of the shares of Water Subsidiaries Stock set forth on Section 3.2 of the Seller's Disclosure Schedule, all of which are issued and outstanding. The Seller owns all of the outstanding shares of Betz Common Stock beneficially and of record, and a Subsidiary (or more than one Subsidiary in the aggregate) of the Seller owns, or at the Closing (or at such later date of direct or indirect transfer of a Water Subsidiary as provided in Section 2.4.2) will own, all of the outstanding shares of Water Subsidiaries Stock beneficially and of record, in each case, free and clear of any Encumbrances. There are no shares of capital stock of any of the Purchased Subsidiaries issued or outstanding other than the Purchased Subsidiaries Shares. The Seller has


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the sole, absolute and unrestricted right, power and capacity to sell, assign and transfer all of the outstanding shares of Betz Common Stock to the Purchaser (or its Designated Affiliate), and a Subsidiary of the Seller has, or at the Closing (or at such later date of direct or indirect transfer of a Water Subsidiary as provided in Section 2.4.2) will have, the sole, absolute and unrestricted right, power and capacity to sell, assign and transfer all of the outstanding shares of Water Subsidiaries Stock to the Purchaser (or its Designated Affiliate). Upon delivery to the Purchaser (or its Designated Affiliate) of the certificates representing the Purchased Subsidiaries Shares at the Closing (or at such later date of direct or indirect transfer of a Water Subsidiary as provided in Section 2.4.2), except as may be related to facts or circumstances concerning the Purchasers (or any of their respective Designated Affiliates), the Purchaser (or its Designated Affiliate) will acquire good and valid title to such shares, free and clear of any Encumbrances.

        3.2.2 The authorized capital stock of each Subsidiary of the Purchased Subsidiaries, the issued and outstanding shares of stock of each such Subsidiary and the name of each Person who owns of record any of such shares of stock is set forth in Section 3.2 of the Seller's Disclosure Schedule. All of the outstanding shares of capital stock of the Subsidiaries of each of the Purchased Subsidiaries are owned, or at Closing (or at such later date of direct or indirect transfer of a Water Subsidiary as provided in Section 2.4.2) will be owned, beneficially and of record, directly or indirectly by a Purchased Subsidiary, free and clear of any Encumbrances.

        3.2.3 All of the Purchased Subsidiaries Shares (and all of the outstanding shares of capital stock of the Subsidiaries of each Purchased Subsidiary) are duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of any Transferred Subsidiary,
(b) restricting the transfer of any shares of capital stock of any Transferred Subsidiary, or (c) relating to the voting of any shares of capital stock of any Transferred Subsidiary. There are no issued or outstanding bonds, debentures, notes or other indebtedness of any Transferred Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of any Transferred Subsidiary may vote.

        3.2.4 To the Seller's knowledge none of the Transferred Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the organizational documents of such Subsidiary.

        3.2.5 None of the Seller or any of its Subsidiaries (other than the Transferred Subsidiaries) owns (other than in and through the Transferred Subsidiaries) any equity interest (other than passive equity interests in public companies) in any third party that as of the date hereof is engaged primarily in lines of business that are comparable to lines of business that are material to the Water Business.

        3.2.6 As of the date hereof, none of the Transferred Subsidiaries owns any material equity interest, or any interest convertible or exchangeable into a material equity



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interest, in any Person. To the extent a Transferred Subsidiary, as of the date hereof, owns a material equity interest, or any interest convertible or exchangeable into a material equity interest, in a Person, all such equity interests of such Person are owned beneficially and of record by such Transferred Subsidiary, free and clear of any Encumbrances (other than Permitted Encumbrances).

     Section 3.3 Corporate Power and Authority. The Seller has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby (including the Reorganization and the Organizational Restructuring). The Seller and each of its Affiliates which will be a party to the Ancillary Agreements have all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby (including the Reorganization and the Organizational Restructuring), and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by the Seller and each of its Affiliates which is a party thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each such Person. No vote or approval of the stockholders of the Seller is required for the Seller to enter into and deliver this Agreement or the Ancillary Agreements or for the Seller to consummate the transactions contemplated hereby (including the Reorganization and the Organizational Restructuring). This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by the Seller and its Affiliates which are a party thereto and will constitute the legal, valid and binding obligations of the Seller and such Affiliates which are a party thereto, enforceable against each such Person in accordance with their respective terms.

     Section 3.4 Conflicts; Consents and Approvals. Neither the execution and delivery by the Seller or any of its Affiliates of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby (including the Reorganization and the Organizational Restructuring) and thereby, will:

        3.4.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) the Seller, or (b) any Affiliate of the Seller which is a party to the Ancillary Agreements or any other agreements and instruments to be executed and delivered in connection therewith;

        3.4.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of


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time or otherwise, would constitute a default) under, or entitle any Person
(with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of any portion of the Water Business under any of the terms, conditions or provisions of (a) the organizational documents of the respective Purchased Subsidiaries, (b) any Contract (other than any Employment Agreement) to which the Seller or any of its Subsidiaries (including the Transferred Subsidiaries) is a party or to which any of their respective properties or assets (including the Transferred Assets) may be bound, or (c) any permit, registration, approval, license or other authorization or filing to which the Seller or any of its Subsidiaries (including the Transferred Subsidiaries) is subject or to which any of their respective properties or assets (including the Transferred Assets) may be subject;

        3.4.3 require any action, consent or approval of any non-governmental third party;

        3.4.4 violate any order, writ, or injunction, or any material decree, or material Law applicable to the Seller or any of its Subsidiaries (including the Transferred Subsidiaries) or any of their respective properties or assets (including the Transferred Assets) or to the Water Business or any portion of the Water Business; or

        3.4.5 require any action, consent or approval of, or review by, or registration or filing by the Seller or any of its Subsidiaries (including the Transferred Subsidiaries) or any of their respective Affiliates with, any Governmental Authority, other than (a) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other Antitrust Laws set forth in Section 3.4.5 of the Seller's Disclosure Schedule,
(b) the actions, consents and approvals of, reviews by, or registrations or filings with, Governmental Authorities set forth in Section 3.4.5 of the Seller's Disclosure Schedule, and (c) such other actions, consents, approvals, reviews, registrations and filings as are not material;

except in the case of Sections 3.4.2 and 3.4.3 for any items that would not, individually or in the aggregate, be materially adverse to the Water Business or on the ability of the Seller to consummate the transactions contemplated hereby by the Outside Date.

     Section 3.5 No Material Adverse Effect. Except as expressly contemplated by this Agreement (including with respect to the Reorganization and the Organizational Restructuring), since December 31, 2000 and through the date of this Agreement, (a) the Seller Entities and the Transferred Subsidiaries have operated the Water Business only in the Ordinary Course of Business, (b) no Material Adverse Effect on the Water Business has occurred, and (c) no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby by the Outside Date has occurred. Without limiting the generality of the foregoing, since December 31, 2000 through the date hereof, except as expressly contemplated by this Agreement (including with respect to the Reorganization or the Organizational Restructuring and actions not prohibited under Section 5.3):

                (a) the Seller Entities and the Transferred Subsidiaries have not sold, leased, transferred, or assigned any of their respective Water Business assets, tangible or intangible,


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having a value in excess of $2,000,000, other than Inventory sold for fair consideration in the Ordinary Course of Business and equipment arrangements with suppliers and customers in the Ordinary Course of Business;

                (b) no Person (including the Seller Entities and the Transferred Subsidiaries) has accelerated, terminated, modified, or canceled any Contract (or series of related Contracts with the same party) relating to any portion of the Water Business involving more than $1,000,000 per year individually or $3,000,000 per year for a series of related Contracts with the same party;

                (c) there has not been any material damage, destruction or loss, whether or not covered by insurance, exceeding $1,000,000 individually or $5,000,000 in the aggregate, with respect to the property and assets of any portion of the Water Business;

                (d) the Seller Entities (with respect to any portion of the Water Business) and the Transferred Subsidiaries have not committed to make any capital expenditures or capital additions which have not yet been made in excess of $15,000,000 in the aggregate;

                (e) the Seller Entities and the Transferred Subsidiaries have not made any capital investment in, any loan (which has not yet been repaid) to, or any acquisition of the securities or assets of, any other Person with respect to the Water Business or any portion thereof (except for advances made to Business Employees in the Ordinary Course of Business and equipment arrangements with suppliers and customers in the Ordinary Course of Business);

                (f) the Seller Entities and the Transferred Subsidiaries have not failed to promptly pay and discharge any current liabilities of any portion of the Water Business, except for current liabilities amounting to less than $5,000,000 in the aggregate that are disputed in the Ordinary Course of Business in good faith by appropriate proceedings;

                (g) the Seller Entities and the Transferred Subsidiaries have not (i) entered into any employment, deferred compensation, severance or similar agreement (or amended any such agreement) in excess of $100,000 per year with respect to any Business Employee, (ii) agreed, other than in the Ordinary Course of Business, to increase the compensation payable or to become payable by it to any of its Business Employees or agents or representatives employed in any portion of the Water Business or (iii) increased (other than pursuant to the terms of any plans, Contracts or arrangements in effect on December 31, 2000) or agreed to increase the coverage or benefits available to any class or group of Business Employees, generally, under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such employees, agents or representatives in connection with any portion of the Water Business; and

                (h) the Seller Entities and the Transferred Subsidiaries, have not, other than in the Ordinary Course of Business, adopted, amended, modified, or terminated any Water Business Benefit Plan other than (x) the amended Sales Incentive Plan, (y) the BetzDearborn Inc. and Subsidiaries Performance Incentive Compensation Plan and the BetzDearborn Inc. and


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Subsidiaries Employee Profit Sharing Bonus Plan, which have been terminated effective January 1, 2002, copies of which have been provided to the Purchasers, and (z) the Retained U.S. Plans.

     Section 3.6  [Reserved]

     Section 3.7  Taxes.

        3.7.1. Each of the Seller Entities with respect to the Water Business or any portion thereof and each of the Transferred Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Code) of which any of the Transferred Subsidiaries is or since June 28, 1996 has been a member (and as to which Hercules or Betz is or was the common parent) (A) has timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed, and all such Tax Returns are true and correct in all material respects, and (B) has paid (or there has been paid on its behalf) all Taxes shown as due and payable on such Tax Returns, except, in the case of (A) and (B) for failures that, individually or in the aggregate, would not have a material adverse effect on the Water Business. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, each of the Seller Entities with respect to the Water Business or any portion thereof and each of the Transferred Subsidiaries has made due and sufficient current accruals for such Taxes in its books and records in accordance with GAAP, except for failures that, individually or in the aggregate, would not have a material adverse effect on the Water Business. All required current estimated Tax payments sufficient to avoid any understatement penalties have been made by or on behalf of each of the Transferred Subsidiaries, except for failures that, individually or in the aggregate, would not have a material adverse effect on the Water Business.

        3.7.2 As of the date hereof, no audit report that is material has been issued during the shorter of (i) the five (5) year period ending on the date of this Agreement or (ii) the period during which a Transferred Subsidiary has been a member of the affiliated group of which the Seller or Betz is the common parent which report relates to Taxes due from or with respect to any of the Seller Entities in respect of any portion of the Water Business or any Transferred Subsidiary (for purposes of this Section 3.7.2, "affiliated group" shall have the meaning set forth in Section 1504 of the Code (provided that for purposes of this Section 3.7.2, when reference is made to an affiliated group of which the Seller is the common parent, Section 1504 of the Code shall be applied without regard to subsection (b) thereof)). All Tax Returns filed in respect of income or franchise Taxes of any of the Seller Entities or the Transferred Subsidiaries that reported a Tax liability on such Tax Return in a material amount in respect of the Water Business, have been examined by the relevant Taxing Authority, or the applicable statute of limitations on assessment with respect to such Tax Returns has expired.

        3.7.3 As of the date hereof, no claim has been made in writing by a Taxing Authority in a jurisdiction where a Seller Entity with respect to any portion of the Water Business or a Transferred Subsidiary does not file Tax Returns to the effect that such Seller Entity or Transferred Subsidiary is or may be subject to taxation by that jurisdiction except for any claim which would not have a material adverse effect on the Water Business.



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        3.7.4   All deficiencies asserted or assessments made as of the date hereof (in each case, that are material in amount, individually or in the aggregate) as a result of any examinations by the IRS or any other Taxing Authority of the Tax Returns of, or covering or including any of the Seller Entities with respect to any portion of the Water Business or any of the Transferred Subsidiaries, have been fully paid, and as of the date hereof there are no other actions, suits, investigations, audits or claims by any Taxing Authority in progress (in each case, that are material, individually or in the aggregate), nor as of the date hereof has any of the Seller Entities with respect to any portion of the Water Business or the Transferred Subsidiaries received any written notice, reasonably expected to relate to a material amount of Tax, from any Taxing Authority that it intends to conduct such an audit or investigation. None of the Seller Entities with respect to any portion of the Water Business or the Transferred Subsidiaries is subject to any private letter ruling of the IRS or material comparable ruling of any other Taxing Authority (other than a ruling issued with respect to a transaction that is part of the Reorganization).

        3.7.5 There are no liens (that are material individually or in the aggregate) for Taxes upon any of the Transferred Assets or the assets of any of the Transferred Subsidiaries relating to any portion of the Water Business, except for liens arising as a matter of Law relating to current Taxes not yet due.

        3.7.6 Except for failures that would not individually or in the aggregate have a material adverse effect on the Water Business, all Taxes that any of the Seller Entities with respect to any portion of the Water Business or any of the Transferred Subsidiaries have been or are required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Authority.

        3.7.7 Except for failures that individually or in the aggregate would not have a material adverse effect on the Water Business, none of the Seller Entities with respect to any portion of the Water Business, or the Transferred Subsidiaries, or any other Person on their behalf, has as of the date hereof (A) agreed to make any adjustments (initiated by the Seller) pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of domestic or foreign state or local Law, (B) any knowledge that the IRS or any other Taxing Authority has proposed in writing any adjustment set forth in clause (H), (C) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code), (D) any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to any portion of the Water Business,
(E) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of domestic or foreign state or local Law, (F) extended the time (1) within which to file any Tax Return, which Tax Return has since not been filed or (2) for the assessment or collection of Taxes, which Taxes have not since been paid, (G) granted to any Person any power of attorney that is currently in force with respect to any Tax matter or (H) agreed to make any adjustments (not initiated by the Seller) pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of domestic or foreign state or local Law.

        3.7.8 None of the Transferred Assets nor property owned by any of the Transferred Subsidiaries relating to any portion of the Water Business is (A) property required to



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be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code,
(C) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, (D) subject to Section 168(g)(1)(A) of the Code or (E) "limited use property" within the meaning of Rev. Proc. 76-30.

        3.7.9 Except for any group of which the Seller or any of its Affiliates is the common parent or is a member, none of the Transferred Subsidiaries is or was a member of any consolidated, combined or affiliated group of corporations that filed or was required to file a consolidated, combined or unitary Tax Return.

        3.7.10 None of the Transferred Subsidiaries is a party to, bound by or obligated under, any material Tax allocation, indemnity, sharing or similar contract or arrangement (whether or not written).

        3.7.11 There is no contract, plan or arrangement that, individually or collectively, could give rise to the payment of any amount to any Transferred Employee by any of the Transferred Subsidiaries that would not be deductible by reason of Section 280G of the Code.

        3.7.12 None of the Seller Entities or the Transferred Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

        3.7.13 There is no material amount of taxable income (other than (a) any taxable income resulting from a Tax election, Tax accounting method or other reporting that is not consistent with past practice but is permitted under
Section 5.9 and (b) any taxable income that would have been recognized had the Purchaser (or its Designated Affiliate) acquired assets (as distinguished from shares) of the Transferred Subsidiary the Taxes of which are at issue) of any of the Seller Entities with respect to any portion of the Water Business or of the Transferred Subsidiaries that will (solely by reason of events occurring prior to the Closing) be required under applicable Tax Law to be reported by the Purchasers or their Affiliates (including the Transferred Subsidiaries) for a taxable period beginning after the Closing Date which taxable income was recognized (and reflects economic income arising) prior to the Closing Date on a Fully Taxable Pre-Closing Transaction. "Fully Taxable Pre-Closing Transaction" shall mean a transaction (for the avoidance of doubt, other than any transaction that is an installment sale within the meaning of Section 453 of the Code) (i) that occurred prior to the Closing Date, (ii) that was fully taxable and on which all income or gain was recognized at the time the transaction occurred,
(iii) the proceeds on which consisted of cash or other consideration that was fully taxable when received, (iv) the proceeds on which are not Transferred Assets, (v) that was not entered into in the ordinary course of business and
(vi) on which the financial accounting income reported by the Seller or its Affiliate is greater than the taxable income reported by the Seller or its
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        3.7.14  None of the Seller Entities with respect to any portion of the
Water Business or the Transferred Subsidiaries (A) engaged in any "intercompany transactions" in respect of which gain was and continues to be deferred pursuant to Treasury Regulation ss. 1.1502-13 or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law or (B) has "excess loss accounts" in respect of the stock of any subsidiary pursuant to Treasury Regulation ss. 1.1502-19, or any predecessor or successor thereof or analogous or similar provision under state, local or foreign Law.

     Section 3.8  Compliance with Law.

        3.8.1 Since January 1, 1999, (a) each of the Seller Entities and, to the Seller's knowledge, each of such Seller Entities' officers, directors, employees, and agents has with respect to each portion of the Water Business complied with all Laws applicable to such portion of the Water Business, except where the failure to so comply has not or would not result in the payment of Criminal Damages, and (b) each of the Transferred Subsidiaries has complied with all Laws applicable to it, except where the failure to so comply has not or would not result in the payment of Criminal Damages.

        3.8.2 Except with respect to matters specifically addressed in Section 3.8.1, since January 1, 1999, (a) each of the Seller Entities has with respect to each portion of the Water Business complied with all Laws applicable to such portion of the Water Business, and (ii) each of the Transferred Subsidiaries has complied with all Laws applicable to it, except, in each case, where the failure to so comply has not been or would not be, materially adverse to the Water Business.

        3.8.3 Since January 1, 1999 through the date of this Agreement, (a) to the Seller's knowledge, no investigation or review by any Governmental Authority with respect to any portion of the Water Business or the Transferred Subsidiaries, the Transferred Assets or the Transferred Liabilities is or was pending, or threatened in writing, against the Seller Entities with respect to any portion of the Water Business or any of the Transferred Subsidiaries, nor has any Governmental Authority indicated in a writing addressed to or made available the Seller an intention to conduct the same.

        3.8.4 The matters specifically covered by Section 3.11 shall be excluded from consideration in this Section 3.8.2 and 3.8.3.

     Section 3.9 Intellectual Property. For the avoidance of doubt, the defined terms used in this Section 3.9, except Sections 3.9.3.2 and 3.9.5, shall be deemed to exclude the term Software; provided, however, that with respect to
Section 3.9.1, the term Registered Intellectual Property Rights shall be deemed to include patents, patent applications and invention disclosures which relate to Software.

        3.9.1

                3.9.1.1 Section 3.9.1 of the Seller's Disclosure Schedule sets forth a true and complete list of (i) all patents, patent applications, invention disclosures, registered Marks, and applications for registration of any Marks and registered Copyrights ("Registered


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Intellectual Property Rights"); and (ii) to the Seller's knowledge, all unregistered Marks, in the case of each of clauses (i) and (ii), (a) owned by the Seller or its Subsidiaries (including the Transferred Subsidiaries) and included in the Purchased Intellectual Property; or (b) included in the Licensed Intellectual Property. Section 3.9.1 of the Seller's Disclosure Schedule lists the jurisdictions in which each such Registered Intellectual Property Right has been issued or registered or in which any application for such issuance or registration has been filed, and the owner of such Registered Intellectual Property Right.

                3.9.1.2 Except as otherwise set forth in Section 3.9.1 of the Seller's Disclosure Schedule, the entity identified as the owner is the legal owner of the entire right, title and interest in and to such Registered Intellectual Property Right, free and clear of all Encumbrances.

        3.9.2

                3.9.2.1 Section 3.9.2.1 of the Seller's Disclosure Schedule sets forth a true and complete list of all royalty bearing license agreements with respect to any Registered Intellectual Property Rights pursuant to which the Seller and/or its Subsidiaries (including the Transferred Subsidiaries) have granted in writing to a third Person or have been granted in writing by a third Person any rights in, to or under any Registered Intellectual Property Rights included in the Purchased Intellectual Property or the Licensed Intellectual Property.

                3.9.2.2 To the Seller's knowledge, Section 3.9.2.2 of the Seller's Disclosure Schedule sets forth a true and complete list of all cross license agreements with respect to any material Purchased Intellectual Property and material Licensed Intellectual Property, pursuant to which the Seller and/or its Subsidiaries (including the Transferred Subsidiaries) has granted in writing to any third Person, and such third Person has granted in exchange and in writing to the Seller and/or its Subsidiaries (including the Transferred Subsidiaries), any explicit right, license or permission to use or to exercise any rights under the Purchased Intellectual Property or the Licensed Intellectual Property.

                3.9.2.3 To the Seller's knowledge, Section 3.9.2.3 of the Seller's Disclosure Schedule sets forth a true and complete list of all royalty bearing, Trade Secret license agreements with respect to any material Trade Secrets pursuant to which the Seller and/or its Subsidiaries (including the Transferred Subsidiaries) have granted in writing to a third Person or have been granted by a third Person in writing any rights in, to or under any material Trade Secrets included in the Purchased Intellectual Property or the Licensed Intellectual Property.

        3.9.3

                3.9.3.1 Except as disclosed in Section 3.9.3.1 of the Seller's Disclosure Schedule, the Seller and its Subsidiaries (including the Transferred Subsidiaries) have good and valid title to all of the material Purchased Intellectual Property and the material Licensed Intellectual Property (other than Registered Intellectual Property Rights, which are addressed in Section 3.9.1), free and clear of any and all Encumbrances (except for Permitted Encumbrances).


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                3.9.3.2  Except as disclosed in Section 3.9.3.2 of the Seller's
Disclosure Schedule, the Purchased Intellectual Property and the Licensed Intellectual Property constitute sufficient Intellectual Property Rights to conduct the Water Business as currently conducted and constitute all of the material Intellectual Property Rights used by the Seller and its Subsidiaries (including the Transferred Subsidiaries) to conduct the Water Business as currently conducted.

        3.9.4 Except as disclosed in Section 3.9.4 of the Seller's Disclosure Schedule, the material Purchased Intellectual Property and the material Licensed Intellectual Property as used, practiced or commercially exploited in connection with the Water Business as presently conducted, and the present business practices and methods of the Water Business, to the Seller's knowledge, do not infringe, constitute an unauthorized use of, or violate any patents, patent applications, registered Marks, or registered Copyrights of any third Person ("Third Party Registered Intellectual Property Rights").

        3.9.5 The Software described in Section 3.9.5 of the Seller's Disclosure Schedule is some of the Software included in the Purchased Intellectual Property. The Seller or its Subsidiaries (including the Transferred Subsidiaries) own the entire right, title and interest to the described Software free and clear of all Encumbrances.

        3.9.6 Except pursuant to the agreements listed in Section 3.9.6 of the Seller's Disclosure Schedule, none of the Seller, its Affiliates or the Transferred Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments, in an amount exceeding $100,000 per annum, by way of royalties, fees or otherwise to any third Person with respect to the use of any Intellectual Property Rights of such third Person in connection with the operation of the Water Business.

        3.9.7 Except as disclosed in Section 3.9.7 of the Seller's Disclosure Schedule, neither the Seller or any of its Subsidiaries (including the Transferred Subsidiaries) is a party to or the subject of any pending or, to the knowledge of the Seller, threatened Action which involves a claim of infringement, unauthorized use, or violation of any Third Party Registered Intellectual Property Rights or challenging the ownership, use, validity or enforceability of any of the Registered Intellectual Property Rights, and, to the Seller's knowledge, have not received written (including, without limitation, by electronic mail) notice of any such threatened claim, or a written offer of a license with respect to any such claim regarding the Third Party Registered Intellectual Property Rights, and to the knowledge of the Seller, there are no facts or circumstances which the Seller reasonably believes are likely to form the basis for any claim of infringement, unauthorized use, or violation of any Third Party Registered Intellectual Property Rights or challenging the ownership, use, validity or enforceability of the Registered Intellectual Property Rights. To the Seller's knowledge, all of the Registered Intellectual Property Rights owned by the Seller and its Subsidiaries (including the Transferred Subsidiaries) is in compliance in all material respects with applicable legal requirements and all such Intellectual Property Rights are valid and enforceable.

        3.9.8 Except as set forth in Section 3.9.8 of the Seller's Disclosure Schedule, to the Seller's knowledge, no third Person is infringing, violating, misusing or misappropriating any of the material Purchased Intellectual Property, and since January 1, 1999, no written claims



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have been made against any third Person by the Seller or any of its Subsidiaries
(including the Transferred Subsidiaries).

        3.9.9 There are no judgments, decrees or orders of any Governmental Authority to which the Seller or any of its Subsidiaries (including the Transferred Subsidiaries) is a party or by which any of them is bound which restrict, in any material respect, the rights to use any of the Registered Purchased Intellectual Property Rights or Registered Licensed Intellectual Property.

        3.9.10 Except as set forth in Section 3.9.10 of the Seller's Disclosure Schedule, and to the Seller's knowledge, no present Business Employee has any right, title, or interest, in any Registered Intellectual Property Rights included in the Purchased Intellectual Property or the Licensed Intellectual Property. Except as disclosed in Section 3.9.10 of the Seller's Disclosure Schedule, to the Seller's knowledge no employee, consultant or independent contractor of the Seller or its Subsidiaries (including the Transferred Subsidiaries) is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Seller or its Subsidiaries (including the Transferred Subsidiaries), in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of any Registered Intellectual Property Rights included in the Purchased Intellectual Property or the Licensed Intellectual Property.

        3.9.11 To the Seller's knowledge, Section 3.9.11 of the Seller's Disclosure Schedule lists all written agreements pursuant to which any of the Seller or its Subsidiaries (including the Transferred Subsidiaries) have agreed to indemnify any other third Person against any charge of infringement of one or more patents of any third Person where such patent(s) are specifically identified individually or as a group and are the subject of indemnity provisions of such written agreements (other than standard, boilerplate or preprinted terms and conditions).

        3.9.12 The Seller and the Purchasers acknowledge and agree that if and to the extent that the Seller or any other Seller Entity makes a representation or warranty in or pursuant to any Ancillary Agreement (including without limitation the Intellectual Property Assignment; Patent Assignment; Patent, Trade Secret and Confidential Business Information Assignment; Trademark License; Distribution Agreement and Supply Agreements covering any Intellectual Property Right or any Licensed Intellectual Property, such representation and warranty shall be deemed and treated as if made in this Section 3.9.12 even though such representation and warranty physically appears in an Ancillary Agreement instead of this document. Such representation and warranty shall not survive the Closing and shall be subject to Article VIII of this Agreement.

     Section 3.10  Title to Assets; Sufficiency of Assets.

        3.10.1 (a) The Seller Entities have good and valid title to or a valid and binding leasehold interest or license, or its reasonable equivalent outside of the United States, (subject to the terms of the relevant lease or license) in the Transferred Assets (other than (i) the Owned Real Property, which is addressed in the following clause (c) and (ii) the Intellectual Property Rights which are addressed in Sections 3.9.1.2, 3.9.3.1 and 3.9.5 of this Agreement), free and clear of any Encumbrances other than and subject to Permitted Encumbrances; (b) the


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Transferred Subsidiaries have good and valid title to or a valid and binding leasehold interest or license, or its reasonable equivalent outside of the United States, (subject to the terms of the relevant lease or license) in all of their respective assets, real or personal (other than (i) the Owned Real Property, which is addressed in the following clause (c) and (ii) the Intellectual Property Rights which are addressed in Sections 3.9.1.2, 3.9.3.1 and 3.9.5 of this Agreement) free and clear of any Encumbrances other than and subject to Permitted Encumbrances; and (c) the Seller Entities and the Transferred Subsidiaries hold good and marketable title, or its reasonable equivalent outside of the United States, to the Owned Real Property free and clear of any Encumbrances, other than and subject to Permitted Property Encumbrances.

        3.10.2 The Transferred Assets, together with (a) all assets (whether real or personal, tangible or intangible) owned, licensed or leased by the Transferred Subsidiaries other than Excluded Assets, and (b) the Ancillary Agreements, constitute sufficient assets to conduct the Water Business as currently conducted and constitute all of the material assets used directly or indirectly by the Seller to conduct the Water Business as currently conducted.

   Section 3.11 Environmental Matters. Except for conditions that would not result in the Water Business incurring Damages under Environmental Laws in excess of $1 million individually or $5 million in the aggregate:

        3.11.1 the Water Business (and any portion thereof), the Transferred Subsidiaries and the Transferred Assets are in compliance with, and have since January 1, 1999 complied with, all applicable Environmental Laws, and to the Seller's knowledge there are no facts, circumstances or conditions, including requirements of current Environmental Laws that have been adopted but are not yet effective, for which reserves or accruals would be required under GAAP, as consistently applied by the Seller, in addition to those reserves or accruals reflected in the Special Purpose Financial Statements;

        3.11.2 the Water Business (and any portion thereof), the Transferred Subsidiaries and the Transferred Assets are not subject to any existing, pending, or, to the Seller's knowledge, threatened Action or Claim by any Person under any Environmental Laws; and

        3.11.3 the Environmental Permits that are required for the conduct of any portion of the Water Business as it is conducted by the Seller Entities, the Transferred Subsidiaries and the Transferred Assets are valid, in full force and effect and enforceable according to their terms, no proceeding is pending or, to the knowledge of the Seller, threatened, to revoke, modify or terminate such permits, and the Seller Entities, the Transferred Subsidiaries, and the Transferred Assets are in compliance with, and have since January 1, 1999 complied with, all such Environmental Permits.

     Section 3.11 of the Seller's Disclosure Schedule sets forth all unresolved, material findings from any internal and external environmental audits and reports (in each case, relevant to any portion of the Water Business, any of the Transferred Subsidiaries or any of the Transferred Assets) known to the Seller.

     Section 3.12  Litigation.


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        3.12.1  There is no Action pending or, to the Seller's knowledge, threatened, against the Seller or any of its Affiliates (including the Transferred Subsidiaries) or any executive officer or director thereof in each case that (a) (1) relates to any portion of the Water Business (except to the extent involving a Claim which would reasonably be expected to result in monetary damages of less than $1,000,000 or the granting of other relief with an adverse effect on the Water Business of less than $1,000,000), (2) is a Claim made against Betz, or (3) is a Claim made against a Transferred Subsidiary (except to the extent involving a Claim which would reasonably be expected to result in damages of less than $1,000,000), or (b) as of the date of this Agreement seeks or is likely to prohibit or restrain the ability of the Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby (including the Reorganization and the Organizational Restructuring) by the Outside Date or the ability of the Seller or any of its Affiliates to enter into any of the Ancillary Agreements to which it is a party or to consummate any of the transactions contemplated thereby by the Outside Date and, to the knowledge of the Seller, there is no reasonable basis for any such Action; and

        3.12.2 There is no Action pending that was instituted by any of the Seller Entities or the Transferred Subsidiaries with respect to any portion of the Water Business claiming an amount in excess of $1,000,000, and none of the Seller Entities or the Transferred Subsidiaries has made any Claim or threatened to make any such Claim or commence any such Action involving an amount of in excess of $1,000,000.

        3.12.3 As of the date hereof, there are no asbestos-related bodily injury Actions which have been asserted against Betz or the Transferred Subsidiaries or any portion of the Water Business for which the Seller has received service of process, and to the Seller's knowledge, as of the date hereof, there are no other asbestos-related bodily injury Actions which have been asserted against Betz or the Transferred Subsidiaries or any portion of the Water Business, in each case, other than the matter identified by asterisk in
Section 3.12 of the Seller's Disclosure Schedule under the "Product Liability/Toxic Tort Claims" subheading.

     Section 3.13 Brokerage and Finders' Fees. In connection with the transactions contemplated by this Agreement or the Ancillary Agreements, none of the Seller or its Affiliates and their respective stockholders, directors, officers or employees, has incurred, or will incur, any brokerage, finders' or similar fee for which the Transferred Subsidiaries are or will be liable.

     Section 3.14 Special Purpose Financial Statements; Interim Management Basis Financial Statements.

        3.14.1 Section 3.14.1 of the Seller's Disclosure Schedule contains the following special purpose audited financial statements (and notes thereto), as of and for the years ended December 31, 2000 and 1999: (a) the Hercules Incorporated - Water Business - Combined Statement of Net Assets; and (b) the related Hercules Incorporated - Water Business - Combined Statement of Pre-tax Income (together, including the notes thereto, the "Special Purpose Financial Statements"). The Special Purpose Financial Statements were prepared from and in accordance with the books and records of the Seller and in accordance with the procedures, assumptions and adjustments set forth in Section 2.5.3.5 of the Seller's Disclosure Schedule and present fairly, in all material respects, the net assets of the Water Business as of December 31, 2000 and 1999, and the line items contained in the Hercules Incorporated - Water



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Business - Combined Statement of Pre-tax Income for the years then ended, in conformity with GAAP, consistently applied, except as otherwise expressly set forth in such Special Purpose Financial Statements. The parties acknowledge and agree that the Special Purpose Financial Statements have been prepared using principles under GAAP appropriate for the Water Business, which may not be the same as those used to prepare the financial statements of the Seller and its consolidated Subsidiaries.

        3.14.2 Section 3.14.2 of the Seller's Disclosure Schedule contains the interim management basis financial data relating to the BetzDearborn Division as of and for the nine month periods ended September 30, 2001 and 2000 (the "Interim Management Financial Data"). The Interim Management Financial Data reports on a management basis, consistently applied, the financial performance of the BetzDearborn Division (management basis), as reported internally to the Seller's management.

        3.14.3 Notwithstanding anything in Article III to the contrary, the Seller is not making any representations or warranties with respect to Taxes (or any reserve or accrual for Taxes) in Article III (other than Section 3.7).

     Section 3.15  Employee Benefit Plans.

        3.15.1 Employee Lists. Section 3.15.1 of the Seller's Disclosure Schedule contains lists, complete and accurate in all material respects, of all individuals who would meet the definition of Divisional Employees and Allocated Employees, respectively, in each case, if the date indicated thereon (which is the most recent practicable date) were the Closing Date (respectively, the "Divisional Employee List" and the "Allocated Employee List"), together with their respective dates of hire, job title, base salary or base wages, as applicable, work location, exempt/non-exempt status under the FLSA (if applicable), and estimated percentage of working time attributable to the Water Business. Section 3.15.1 of the Seller's Disclosure Schedule also contains a list, complete and accurate in all material respects, of all Water Subsidiary Employees and all Water Asset Employees, respectively, in each case, if the date thereon (which is the most recent practicable date) were the Closing Date (respectively, the "Water Subsidiary Employee List" and the "Water Asset Employee List"), together with their respective dates of hire, job title, base salary or base wages, as applicable, work location and exempt/non-exempt status under the FLSA (if applicable). Such lists may be reviewed and revised in a manner consistent with Section 5.8 hereof.

        3.15.2 Benefit Plans. Section 3.15.2 of the Seller's Disclosure Schedule contains a list, complete and accurate in all material respects, of all Material Benefit Plans and specifies which is a Water Business Benefit Plan. With respect to each Material Benefit Plan, the Seller has made available to the Purchasers true and complete copies of the most recent summary plan description or, if no summary plan description exists, a written description of all material terms and conditions of such Material Benefit Plan. With respect to each Material Benefit Plan that is a Water Business Benefit Plan, the Seller has made available to the Purchasers a correct and complete copy of all plan documents. None of the Assumed Water Business Benefit Plans is subject to ERISA. Section 3.15.2A of the Seller's Disclosure Schedule lists all Material Employment Agreements. Neither the Seller nor any of its Affiliates has any legally binding commitment, other than pursuant to applicable Law or Contracts that are disclosed in Sections


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3.15 and 3.17 the Seller's Disclosure Schedule, to create any new Water Business
Benefit Plan or Material Employment Agreement relating to any Business Employee or to amend any existing Water Business Benefit Plan or Employment Agreement in a manner that would materially increase the liabilities or obligations of the Seller and its Affiliates thereunder.

        3.15.3 Compliance. (a) Each Material Benefit Plan has been operated in material compliance with its terms and applicable Law, including ERISA; (b) each Benefit Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the related trust; (c) none of the Seller, its Affiliates or any "party in interest" or "disqualified person" with respect to any Benefit Plans has engaged in a material non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that could give rise to any Liability on the part of any Transferred Subsidiary; (d) no fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan that could give rise to any Liability on the part of any Transferred Subsidiary; (e) there is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans that could give rise to any material Liability on the part of any Transferred Subsidiary; and (f) there are no pending actions, claims or lawsuits which have been asserted or instituted against the Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Seller or any of its Affiliates have knowledge of facts which could form the basis for any such claim or lawsuit, in each case that could give rise to any material Liability on the part of the Purchasers and their respective Affiliates (including the Transferred Subsidiaries).

        3.15.4 Pension Plan. No Benefit Plan is subject to Title IV of ERISA, other than the Pension Plan of Hercules Incorporated.

        3.15.5 Foreign Plans. Section 3.15.2 of the Seller's Disclosure Schedule contains a list, complete in all material respects, of all Material Benefit Plans that are Foreign Benefit Plans, identifying such plans by name and type of plan, country of origin and sponsoring entity. All Material Benefit Plans that are Foreign Benefit Plans (a) have been maintained in all material respects in accordance with all applicable requirements, (b) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (c) if they are intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon actuarial assumptions that are reasonable in the aggregate.

        3.15.6 Retiree Welfare Benefits. Except as set forth in Section 3.15.6 of the Seller's Disclosure Schedule and except as may be required under the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or other applicable Law, none of the Water Business Benefit Plans provide for post-employment life or health insurance benefits for any Business Employee or Former Business Employee.


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     Section 3.16  Contracts. Section 3.16 of the Seller's Disclosure Schedule
contains a complete list, as of the date hereof, of all Contracts (other than Benefit Plans and, except as noted below, other than Employment Agreements) to which any of the Transferred Subsidiaries is a party, or that otherwise relate to a Transferred Asset or a Transferred Liability, and that fall within any of the following categories:

        (a) each customer agreement which involves the receipt or payment in 2001 or thereafter of more than $1,000,000;

        (b)  each Contract involving the obligation of any Seller Entity
(with respect to any portion of the Water Business) or any Transferred Subsidiary to purchase products, materials, supplies, advertising, equipment or services for more than $1,000,000 annually (unless terminable by the Seller Entity or Transferred Subsidiary with payment or penalty of not more than $100,000 upon no more than 90 days' notice);

        (c) each joint venture or partnership agreement and each Contract providing for the formation of a joint venture, long-term alliance or partnership or involving an equity investment by any Seller Entity (with respect to any portion of the Water Business) or any Transferred Subsidiary;

        (d) each Contract (including an Employment Agreement) that by its express terms affects or limits the freedom in any material way of the Water Business or any portion thereof, or any of the Transferred Subsidiaries to compete in any line of business or with any Person or in any geographic area;

        (e) each Contract relating to any outstanding commitment for capital expenditures in excess of $500,000;

        (f) each Contract (or group of related Contracts) under which any Seller Entity (with respect to any portion of the Water Business) or any Transferred Subsidiary has created, incurred, assumed, or guaranteed any Indebtedness or that relates to the lending of amounts, in each case, in excess of $1,000,000 by any of the Transferred Subsidiaries or providing for the creation of any Encumbrance securing an obligation likely to exceed $1,000,000 upon any asset of the Transferred Subsidiaries or any Transferred Asset;

        (g) each lease, sublease or similar agreement under which any Seller Entity is a lessee or sublessee of tangible personal property primarily used or held for use in any portion of the Water Business, or under which any Transferred Subsidiary is a lessee or sublessee of tangible property, in each case for an annual rent in excess of $250,000;

        (h) each joint research and development agreement involving expenditures by the Water Business in excess of $500,000 in any calendar year;

        (i)  each Real Property Lease;

        (j) any Contract concerning the marketing or distribution by third parties of any products or services of the Water Business (including any Contract requiring the payment of


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any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $100,000 annually;

        (k) any other Contract which was entered into other than in the Ordinary Course of Business (other than this Agreement) involving payments to or from third parties in excess of $2,000,000;

        (l) any other Contract relating to the Water Business which involves annual payments in excess of $1,000,000 or is not terminable by the Seller Entities or the Transferred Subsidiaries without payment or penalty of not more than $100,000 upon no more than 90 days' notice; and

        (m) any Contract the absence of which would reasonably be expected to have a Material Adverse Effect on the Water Business.

The Seller has made available to the Purchasers or their respective representatives correct and complete copies of all such Contracts. Each such Contract is valid, binding and enforceable against the Seller or the applicable Subsidiary of such Seller and, to the Seller's knowledge, the other parties thereto in accordance with its terms, and is in full force and effect. None of the Seller Entities or the Transferred Subsidiaries is in material default under or in material breach of or is otherwise materially delinquent in performance under any such Contract (other than agreements between or among any of the Transferred Subsidiaries), and, to the Seller's knowledge no event has occurred that, with notice or lapse of time, or both, would constitute such a default. To the Seller's knowledge each of the other parties thereto has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Contract (other than agreements between any of the Transferred Subsidiaries) and, to the Seller's knowledge no event has occurred that, with notice or lapse of time, or both, would constitute such a default. To the Seller's knowledge there are no material disputes pending or threatened in writing with respect to any such Contracts.

     Section 3.17  Labor and Employment Matters

        3.17.1 Section 3.17.1 of the Seller's Disclosure Schedule lists all collective bargaining agreements, union contracts, applicable social plans related to restructurings and similar agreements or arrangements in effect that cover any Business Employee (each, a "Collective Bargaining Agreement") and a description of the unit of Business Employees covered thereby. Except as set forth in Section 3.17.1 of the Seller's Disclosure Schedule, there are no agreements between the Seller or any of its Affiliates (including the Transferred Subsidiaries) and any works council in effect as of the date hereof that provide any greater rights to any Business Employees, or to such works council with respect to any Business Employees, than exist under applicable Law or regulation or individual employment contracts. Except as set forth on Section
3.17.1 of the Seller's Disclosure Schedule, with respect to any Business Employee, (a) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against or affecting any of the Transferred Subsidiaries or with respect to any Business Employees, and neither of the Transferred Subsidiaries nor (with respect to any portion of the Water Business) the Seller Entities has experienced any labor strike, dispute, slowdown,



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lockout or stoppage since December 31, 1998; (b) there are no material written personnel policies, rules or procedures applicable to any Business Employee the cost of which exceeds $50,000 in any calendar year, other than those set forth in Section 3.17.1 of the Seller's Disclosure Schedule, true and correct copies of which have heretofore been made available to the Purchasers; (c) there is no unfair labor practice charge or complaint against any of the Transferred Subsidiaries and (with respect to any portion of the Water Business) the Seller Entities pending or, to the Seller's knowledge, threatened before the National Labor Relations Board or before any similar state or foreign agency; (d) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; and (e) to the Seller's knowledge, no charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

        3.17.2  Except as set forth on Section 3.17.2 of the Seller's
Disclosure Schedule, at no time within one year prior to the date hereof have the Seller or any of its Affiliates effectuated any of the following with respect to any Business Employee: (a) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility; nor have any of the Seller Entities or any Transferred Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; or (c) any other event, which under the Laws of any jurisdiction outside of the United States of America, would require notification and/or consultation with employee representatives, affected parties or government agencies, a "social plan," or similar employer action as a result of, or in connection with, employee terminations or business restructurings.

        3.17.3  Except as set forth on Section 3.17.3 of the Seller's
Disclosure Schedule, the Seller Entities (with respect to any portion of the Water Business) and the Transferred Subsidiaries are in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, the WARN Act and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

        3.17.4 Section 3.17.4 of the Seller's Disclosure Schedule separately describes (a) the major components of the Organizational Restructuring, including affected work locations and/or work units, cost estimates and the projected financial benefits to the Water Business in respect thereof and individuals affected or expected to be affected thereby and (b) as of the date hereof, affected individuals who have been notified of their layoff under the Organizational Restructuring but whose layoff has not yet occurred, and affected individuals who are expected to be notified of such layoff for the first time after the date hereof but on or prior to the Closing Date, and their respective work locations, work units, and cost estimates for projected Severance Benefits associated with their layoff.

     Section 3.18  Undisclosed Liabilities.


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Except (a) as and to the extent disclosed or reserved against on the Combined
Statement of Net Assets, (b) as would not be required under GAAP to be disclosed or reserved against in the Combined Statement of Net Assets (unless to the Seller's Finance knowledge, as of the date hereof, the Water Business, the Transferred Assets and the Transferred Subsidiaries are subject to, or Transferred Liabilities include, a material Liability that would not be required under GAAP to be disclosed or reserved against in the Combined Statement of Net Assets), (c) as incurred after the date of the Combined Statement of Net Assets in the Ordinary Course of Business, provided that such Liability was not incurred in violation of Section 5.3, or (d) as shall be reflected in the Final Closing Date Statement of Net Assets, the Water Business, the Transferred Assets and the Transferred Subsidiaries are not subject to, and Transferred Liabilities do not include, any material Liabilities; provided, that no representation or warranty is made in this Section 3.18 with respect to Taxes (or any reserve or accrual for Taxes).

     Section 3.19  Permits; Compliance.

        3.19.1 Each of the Seller Entities (with respect to any portion of the Water Business) and the Transferred Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the "Water Permits"). There is no material Action pending, or, to the Seller's knowledge, threatened, regarding any of the Water Permits and each such Water Permit is in full force and effect. The Seller Entities (with respect to any portion of the Water Business) and the Transferred Subsidiaries are not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Water Permits.

        3.19.2 For purposes of this Section 3.19, the matters specifically covered by Section 3.11 shall be excluded from consideration.

     Section 3.20  Real Estate.

        3.20.1 Section 3.20 of the Seller's Disclosure Schedule includes a list, complete and accurate in all respects, of all real property that is, as of the date hereof, owned by any Seller Entity or Transferred Subsidiary and primarily used in the operation of any portion of the Water Business (other than any Owned Real Property which constitute Transferred Real Property and are listed on Section 2.2.1 of the Seller's Disclosure Schedule).

        3.20.2 Section 3.20 of the Seller's Disclosure Schedule sets forth a list, complete and accurate in all respects, of all material real property that is, as of the date hereof, leased or subleased to any of the Seller Entities or the Transferred Subsidiaries primarily for use in the operation of any portion of the Water Business (other than any Leased Real Property which is a Transferred Asset and is listed on Section 2.2.1 of the Seller's Disclosure Schedule).

        3.20.3 Except as would not have a Property Adverse Impact, the Owned Real Property and the Leased Real Property, including the improvements appurtenant thereto and leased pursuant to the Real Property Leases, are generally, in the aggregate, adequate and



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suitable in all material respects for the uses to which they are being put in the portions of the Water Business in which they are being used.

        3.20.4  Leases of Real Property.

                3.20.4.1 Except as would not have a Property Adverse Impact, each Real Property Lease is valid, binding and enforceable against the Seller or the applicable Subsidiary of such Seller and, to the Seller's knowledge, the other parties thereto in accordance with its terms, and is in full force and effect;

                3.20.4.2 None of the Seller Entities or the Transferred Subsidiaries is in material default under or in material breach of or is otherwise materially delinquent in performance under any Real Property Lease (other than leases between or among any of the Transferred Subsidiaries), and, to the Seller's knowledge, no event has occurred which, with due notice or lapse of time, or both, would constitute such a default; and

                3.20.4.3 There are no material leases or subleases executed by the Seller Entities or the Transferred Subsidiaries, as lessor, and third parties, as lessees, with respect to any of the Real Property, except as disclosed on Sections 2.2.1 or 3.20 of the Seller's Disclosure Schedule.

        3.20.5 Except as would not have a Property Adverse Impact, all certificates of occupancy (or their equivalent under applicable Law) necessary or useful for the current use and operation of the Real Property have been issued and are in full force and effect, and the use of the Real Property is in conformity with such certificates of occupancy.

        3.20.6 Except as would not have a Property Adverse Impact, there does not exist any actual, threatened or contemplated condemnation or eminent domain0 proceedings that affect any material Real Property.

        3.20.7 Except as would not have a Property Adverse Impact, the current use and occupancy of the Real Property and the improvements located thereon are not in violation of any material recorded covenants, conditions, restrictions, reservations, easements or agreements affecting the Real Property.

        3.20.8 Except as would not have a Property Adverse Impact, no part of any material improvement located on the Real Property which is material to its operation is dependent for its access, operation or utility on any land, building or other improvements not included in the Real Property, and all the material Real Property has sufficient access to public roads, except as disclosed in Section 3.10.1 of the Seller's Disclosure Schedule.

     Section 3.21 Intercompany Services. Except as set forth in Section 3.21 of the Seller's Disclosure Schedule, there are no material Contracts pursuant to which any goods, services, materials or supplies are provided (i) by the Water Business (or any portion thereof), the Transferred Subsidiaries or the Transferred Assets, on the one hand, to the Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the other hand, or (ii) by the Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, to the Water Business (or


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any portion thereof), the Transferred Subsidiaries or the Transferred Assets, on
the other hand (each, an "Intercompany Arrangement").

     Section 3.22  Relationships with Customers. Except as set forth in Section
3.22 of the Seller's Disclosure Schedule, to the Seller's knowledge, since
June 30, 2001, the Seller has not received any written communication in which any customer of any portion of the Water Business who accounted for annual sales in excess of $1,000,000 during the Seller's immediately preceding fiscal year states an intention to terminate or reduce in excess of $1,000,000 annually its purchases from the Water Business.

     Section 3.23 Insurance. Section 3.23 of the Seller's Disclosure Schedule contains an accurate and complete list of all insurance policies known to the Seller under which as of the date hereof the Seller Entities or the Transferred Subsidiaries are insured (or potentially insured) with respect to the Water Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities. Except as otherwise disclosed in that Schedule, such current insurance policies, and historical insurance policies which by their terms continue to provide coverage, (i) are in full force and effect and (ii) as appropriate, provide (or potentially provide) insurance coverage of the assets and operations of the Water Business or any portion thereof.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Except as set forth in the Purchasers' Disclosure Schedule, the Purchasers jointly and severally represent and warrant to the Seller as follows (it being understood and agreed that, with respect to any Designated Affiliate not in existence as of the date hereof, these representations and warranties are made only with respect to the period of existence of such Designated Affiliate; provided, that the Purchasers covenant that the Designated Affiliate will exist on or prior to the Closing Date or such later date in accordance with Section 2.4.2):

     Section 4.1 Organization and Standing. Each of the Purchasers and their Designated Affiliates is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and is in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Purchasers and their Designated Affiliates.

     Section 4.2 Corporate Power and Authority. Each of the Purchasers has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the Purchasers and their respective Affiliates which will be a party to the Ancillary Agreements has all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements,

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documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by the Purchasers and the consummation by the Purchasers of the transactions contemplated hereby, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by each of the Purchasers and their respective Affiliates which is a party thereto and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of each such Person. This Agreement has been duly executed and delivered by each Purchaser and constitutes the legal, valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms. The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by the Purchasers and their respective Affiliates which are a party thereto and will constitute the legal, valid and binding obligations of the Purchasers and their respective Affiliates which are a party thereto, enforceable against each such Person in accordance with their respective terms.

     Section 4.3 Conflicts; Consents and Approvals. Neither the execution and delivery by the Purchasers or any of their respective Affiliates of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will:

        4.3.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) the Purchasers, or (b) any Affiliate of the Purchaser which is a party to the Ancillary Agreements or any other agreements and instruments to be executed and delivered in connection herewith;

        4.3.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchasers under any of the terms, conditions or provisions of (a) any organizational documents of the Purchasers, (b) any Contract to which the Purchasers or their Designated Affiliates is a party or to which any of their respective properties or assets may be bound, or (c) any permit, registration, approval, license or other authorization or filing to which the Purchasers or their Designated Affiliates is subject or to which any of their respective properties or assets may be subject;

        4.3.3 violate any order, writ, or injunction, or any material decree, or material Law applicable to the Parent Purchaser or any of their respective properties or assets; or

        4.3.4 require any action, consent or approval of, or review by, or registration or filing by the Purchasers or any of their respective Affiliates with, any Governmental Authority,


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other than (a) actions required by the HSR Act or other Antitrust Laws set forth in Section 4.3.4 of the Purchasers' Disclosure Schedule, (b) the actions, consents and approvals of, reviews by, or registrations or filings with, Governmental Authorities set forth in Section 4.3.4 of the Purchasers'
Disclosure Schedule, and (c) such other actions, consents, approvals, reviews, registrations and filings as are not material;

except in the case of Section 4.3.2 for any of the items specified therein that would not, individually or in the aggregate, be materially adverse to the Purchasers or on the ability of the Purchasers to consummate the transactions contemplated hereby by the Outside Date.

     Section 4.4 No Material Adverse Effect. No event, occurrence or development exists that would reasonably be expected to have a material adverse effect on the ability of the Purchasers to consummate the transactions contemplated hereby prior to the Outside Date.

     Section 4.5 Investigation by the Purchasers; Financial Capability. The Purchasers have conducted their own evaluation of the Water Business and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their purchase of the Purchased Subsidiaries Shares and the Transferred Assets and of their assumption of the Transferred Liabilities. The Purchasers confirm that the Seller has made available to the Purchasers the opportunity to ask questions of the officers and management employees of the Seller and its Subsidiaries and to acquire additional information about the business and financial condition of the Water Business. The Purchasers are acquiring the Purchased Subsidiaries Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such stock. The Purchasers agree that the Purchased Subsidiaries Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

     Section 4.6 Purchaser Benefit Plans. The Purchasers have provided the Seller with complete and accurate information regarding the employee benefit plans and programs of the Purchasers and their Affiliates in which it is proposed that Transferred Employees employed in the United States of America will initially participate.

     Section 4.7 Knowledge. As of the date hereof, the Purchasers have no knowledge of any inaccuracy in the representations and warranties of the Seller.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     Section 5.1  Access and Information.

        5.1.1 Prior to the Closing, except to the extent prohibited by applicable Law or by Contracts to which the Seller or any of its Subsidiaries is a party, the Seller will permit (and will cause each of the other Seller Entities and the Transferred Subsidiaries to permit)



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representatives of the Purchasers to have access in the manner set forth on
Section 5.1.1 of the Seller's Disclosure Schedule during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, contracts, commitments, reports of examination and documents of or pertaining to each portion of the Water Business, the Transferred Subsidiaries (to the extent relating to any portion of the Water Business), the Transferred Assets and the Transferred Liabilities, as may be necessary to permit the Purchasers to, at their sole expense, make, or cause to be made, such investigations of any portion of the Water Business, the Transferred Subsidiaries (to the extent relating to any portion of the Water Business or as otherwise reasonably requested), the Transferred Assets or the Transferred Liabilities (including Phase I Environmental Site Assessments in general conformance with the standards specified by the American Society for Testing and Materials or other non-invasive environmental investigation, where the Purchasers have reasonable grounds to believe that there may be present Regulated Substances, with the assistance of one or more consultants reasonably acceptable to the Seller, and subject to the Seller's supervision) as the Purchasers deem necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement (subject to applicable competition and antitrust Laws), and the Seller shall (and shall cause the Seller Entities and the Transferred Subsidiaries to) reasonably cooperate with any such investigations, including any such non-invasive environmental investigations in the manner set forth on Section 5.1.1 of the Seller's Disclosure Schedule; provided, however, that, in the case of any such investigation of properties leased to any of the Seller Entities or the Transferred Subsidiaries, the investigation shall be conducted, if at all, subject to the terms of the applicable leases (but to the extent applicable, the Seller shall use commercially reasonable efforts to obtain any required consents under such leases; provided, that in no event shall the Seller or any of its Affiliates be required to make payments to third parties under such leases in order to obtain their consent); provided, further, following any environmental investigations, the Purchasers shall, upon request of the Seller, promptly provide to the Seller the laboratory analytical results of such investigations (including copies of any related Quality Assurance and Quality Control data), and the Purchasers shall, at their sole expense, restore the property to the condition it was in prior thereto. Anything in the foregoing notwithstanding, any information with regard to the Retained Business obtained by or provided to the Purchasers or their respective agents or representatives pursuant to this Agreement (including in connection with any environmental investigation and any materials, test results, conclusions or reports generated in connection therewith) shall be deemed "Evaluation Material" under, and be subject to the terms of, the Confidentiality Agreement, and in no event shall the Seller be required to provide access to privileged or attorney work product materials; provided that neither the Purchasers nor the Seller shall be prohibited from using reports of environmental investigations performed pursuant to this Agreement in any negotiation or proceeding between them relating to the interpretation or enforcement of this Agreement; and provided, further, that, while neither the Purchasers nor the Seller intend to waive any attorney-client privilege or work product protection that might otherwise protect any shared information from disclosure, the Purchasers and the Seller intend to work cooperatively in their common defense and response to legal obligations or liabilities that may be associated with the matters identified by such environmental investigations and will maintain a joint defense privilege or common interest attorney-client privilege with respect to any shared attorney-client materials or attorney work product of either the Purchasers or the Seller or any such materials or work product that is developed jointly in connection therewith.


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        5.1.2   In furtherance of the foregoing, but not in limitation thereof, the Seller shall (and shall cause each of the other Seller Entities to) (a) permit the Purchasers and their respective agents and representatives to have reasonable access to the premises, books and records of the Seller Entities (with respect to any portion of the Water Business or as otherwise reasonably requested) and the Transferred Subsidiaries (with respect to any portion of the Water Business or as otherwise reasonably requested), (b) furnish or cause to be furnished to the Purchasers such financial and operating data relating to the Seller Entities (with respect to any portion of the Water Business or as otherwise reasonably requested) and the Transferred Subsidiaries (with respect to any portion of the Water Business or as otherwise reasonably requested) as the Purchasers shall reasonably request from time to time (to the extent available), and (c) cause their accountants (subject to the execution by the Purchasers of such documents as shall be reasonably requested by such accountants) to furnish to the Purchasers and the Purchasers' accountants access to all work papers relating to any portion of the Water Business for any of the periods covered by any financial statements delivered to the Purchasers pursuant to this Agreement, in each case, in accordance with the procedures set forth in
Section 5.1.1 of the Seller's Disclosure Schedule. Prior to the Closing, the Purchasers shall not (and shall cause their respective Subsidiaries, representatives and agents not to) use any information obtained pursuant to this
Section 5.1 for any purpose unrelated to the transactions described in this Agreement. Subject to Section 4.7 of this Agreement, no investigation by the Purchasers or their respective representatives or advisors prior to or after the date of this Agreement (including any Additional Financial Information provided to the Purchasers prior to the date hereof and any information obtained by the Purchasers pursuant to this Section 5.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement.

        5.1.3 Notwithstanding anything to the contrary in Sections 5.1.1 and 5.1.2, the Purchasers shall not be permitted to conduct any Phase II Environmental Assessments or similar on-site activities prior to the Closing.

     Section 5.2 Title Searches. If the Purchasers shall have any title searches performed with respect to the Owned Real Property, the Seller shall reimburse the Purchasers for one half of any reasonable costs or expenses paid to LandAmerica National Commercial Services (or, with respect to Owned Real Property located outside of the United States, a similar entity performing such services) for the performance of such searches. If the Purchaser shall engage the services of a title company other than LandAmerica National Commercial Services, the Seller agrees to pay one half of what LandAmerica would have charged (taking into account the fact that LandAmerica has already performed title work for some or all of these properties) had LandAmerica been engaged to perform such services (or bringdown as appropriate). The Purchasers shall provide the Seller copies of such searches promptly after receipt thereof. The Purchaser shall be solely responsible for all costs of title insurance and title searches beyond the portion of the cost of the searches themselves that are allocated to the Seller pursuant to this Section 5.2.

     Section 5.3 Conduct of Business. The Seller covenants and agrees that, from and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement (including with respect to the Reorganization or the Organizational Restructuring), and except as


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set forth on Section 5.3A of the Seller's Disclosure Schedule, it shall, and shall cause its Subsidiaries to, conduct the Water Business and the businesses of the Transferred Subsidiaries only in the Ordinary Course of Business. The Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve the Water Business' and the Transferred Subsidiaries' operations, physical facilities, working conditions and their respective business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Water Business (or any portion thereof) or any of the Transferred Subsidiaries have significant business relations. Except as otherwise expressly contemplated by this Agreement (including with respect to the Reorganization or the Organizational Restructuring), and, except as set forth on Section 5.3A of the Seller's Disclosure Schedules from and after the date hereof until the Closing, without the prior written consent of the Purchasers (which shall not be unreasonably withheld or delayed) and which shall follow the protocol set forth on Section 5.3B of the Seller's Disclosure Schedule:

        5.3.1 the Transferred Subsidiaries shall not, and the Seller shall cause the Transferred Subsidiaries not to: (a) incur any Indebtedness, except as otherwise expressly contemplated by this Section 5.3.1; (b) guarantee (directly or indirectly) any Liability, except any Transferred Subsidiary may guarantee a Liability of another Transferred Subsidiary or employee of such Transferred Subsidiary in the Ordinary Course of Business; (c) merge or consolidate with, purchase substantially all or a material portion of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, joint venture corporation or other business organization or division thereof, in each case, except as contemplated by Section 5.21; (d) enter into any Contract (other than joint development contracts or customer alliances, in each case, in the Ordinary Course of Business) that by its express terms restrains, restricts, or limits in any material way the ability of the Water Business or any portion thereof, or the ability of the Purchasers or any Subsidiary thereof, to compete with or conduct any business or line of business in any geographic area; (e) subject to Section 5.14.2, declare or pay any dividend or make any other distribution whether cash, stock or property with respect to, or purchase or redeem, shares of the capital stock of any of the Transferred Subsidiaries, other than any dividend or distribution payable to a Transferred Subsidiary by a wholly owned Subsidiary thereof; (f) incur any Liability (that is not an Excluded Liability), other than in the Ordinary Course of Business; (g) change any of its company policies or general practices with respect to the collection of receivables or the payment of payables; or (h) enter into any new, or amend any existing, Collective Bargaining Agreement or comparable agreements covering Business Employees, except, in each case in this clause (h), as required to comply with applicable Law;

        5.3.2 neither the Seller (with respect to any portion of the Water Business) nor the Transferred Subsidiaries shall, and the Seller shall cause the Transferred Subsidiaries not to: (a) sell, transfer, lease, license, pledge, mortgage, encumber or dispose of any Water Business assets (including those of any Transferred Subsidiary and any Transferred Assets), other than in the Ordinary Course of Business; (b) issue, deliver, sell, pledge or otherwise encumber any shares of capital stock of any of the Transferred Subsidiaries or issue or grant any subscriptions, options, calls or rights to acquire, warrants, convertible securities or other agreements or commitments to issue, or enter into any Contracts obligating any of the Transferred Subsidiaries to issue or transfer from treasury, any shares of capital stock of any class or kind, or securities


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convertible into any such shares, in each case, except as set forth in Section
5.3A of the Seller's Disclosure Schedule; (c) incur or create any Encumbrances (other than Permitted Encumbrances) on any asset of any Transferred Subsidiary or on any Transferred Asset; (d) make any change in the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Transferred Subsidiaries; (e) modify or amend in any material respect, release, enter into, terminate, extend, waive any material right under, assign or otherwise change in any material respect any rights under, or discharge any other party thereunder of any of their obligations under, any material Contracts which fall into the categories described in Section 3.16 of this Agreement; (f) transfer any Owned Real Property; (g) assign, amend or terminate any Real Property Lease except in the Ordinary Course of Business; (h) (x) fail in any material respect to continue to effect capital expenditures on a commercially reasonable basis in accordance with the schedule set forth in Section 5.3.2 of the Seller's Disclosure Schedule (the "CapEx Schedule") or (y) commit to any capital expenditures more than $1,000,000 in excess of the CapEx Schedule; or
(i) enter into any settlement or release with respect to any material Action or material Claim with respect to the Water Business or any portion thereof;

        5.3.3 neither the Seller (with respect to any portion of the Water Business) nor the Transferred Subsidiaries shall, and the Seller shall cause the Transferred Subsidiaries not to, (a) increase the wages or benefits payable to any Business Employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or (b) otherwise adopt, enter into or amend any Benefit Plan or Material Employment Agreement, in either case except for (i) such actions required by applicable Law or a Contract in effect as of the date hereof, and (ii) increases in wages in the Ordinary Course of Business payable to Business Employees who are below the Seller's compensation "band 4";

        5.3.4 the Transferred Subsidiaries on the one hand, and the Seller or its Affiliates (other than the Transferred Subsidiaries) on the other hand, shall not enter into any new material Intercompany Arrangement;

        5.3.5 neither the Seller (with respect to any portion of the Water Business) nor the Transferred Subsidiaries shall, and the Seller shall cause the Transferred Subsidiaries not to, except as required under GAAP, make any changes to any of its methods of financial accounting or financial accounting practices or principles, provided that the foregoing shall not prevent the Seller from changing its method of accounting or financial accounting practices or principles with respect to its other businesses;

        5.3.6 the Seller shall not, and shall not permit any of its Affiliates to, change or amend any of the (a) Product Specifications, (b) Quality Control Procedures, (c) Raw Materials Specifications or (d) Manufacturing Methods (each of (a) through (d) as defined in the Supply Agreement (BetzDearborn to Hercules)); and

        5.3.7 neither the Seller (with respect to any portion of the Water Business) nor the Transferred Subsidiaries shall, and the Seller shall cause the Transferred Subsidiaries not to, authorize or enter into any transaction, agreement or commitment with respect to any of the foregoing.


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     Section 5.4  Closing Documents. The Seller shall, prior to or at the
Closing, execute and deliver, or cause to be executed and delivered, to the Purchasers, the documents or instruments described in Sections 2.3, 6.1 and 6.2 to be delivered by the Seller or its Affiliates prior to or at the Closing. The Purchasers shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered to the Seller, the documents or instruments described in Sections 2.3, 6.1 and 6.3 to be delivered by the Purchasers or their respective Affiliates prior to or at the Closing.

     Section 5.5  Further Assurances; Environmental Filings.

        5.5.1 (a) Subject to the terms and conditions hereof (including, to the extent applicable, Section 5.6) from time to time whether before, at or following the Closing, each of the Purchasers and the Seller shall, and shall cause their respective Affiliates to, make commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including applying for, obtaining, or causing to be obtained, authorizations, approvals, orders, licenses, permits, franchises or consents of all third parties or Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement (including, without limitation, any consents necessary to consummate the transactions contemplated by this Agreement with respect to (i) the Owned Real Property listed in Section 3.20 of the Seller's Disclosure Schedule and located in Soracaba, Brazil, and (ii) the Leased Real Property listed in Section
2.2.1 of the Seller's Disclosure Schedule and located in Jurong Town, Singapore); provided, however, that, except as provided in Section 5.9.1(b) (with respect to Transfer Taxes relating to the Reorganization), Section 5.9.13 and Section 5.21 (relating to the Reorganization) with respect to payments to Governmental Authorities which shall be made and payments to third parties (or reimbursements of third parties' expenses) which are required to be made and which shall be made pursuant to the terms of the Seller's Contracts with such third parties for, or in respect of, consents, waivers or approvals required to effect any step of the Reorganization, in no event shall the Seller or the Purchasers or their respective Affiliates be required to make payments to third parties in order to obtain their consent, waiver or approval, other than as may be required to implement any step of the Reorganization. Notwithstanding the foregoing, in the event that a consent, waiver or approval of a third party is required to effect any step of the Reorganization (other than a consent, waiver or approval of a third party described in the exception in the proviso of the preceding sentence), the Seller shall use its reasonable best efforts to obtain such consent, waiver or approval.

        (b) If any Transfer Approval necessary for the assignment or transfer to, or assumption by, the Purchaser or a Transferred Subsidiary of any Contract or Purchased Intellectual Property or any claim, right or benefit or any liability or obligation arising thereunder or resulting therefrom shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement and the Ancillary Agreements, to the extent permitted by Law, shall constitute an equitable assignment by the Seller to the Purchaser of all of the Seller's right, title and interest in and to, and an equitable assumption by Purchaser of all of the Seller's obligations and liabilities under, such Contract and Purchased Intellectual Property and, in the case of Contracts, the Purchaser shall be deemed the Seller's agent (without compensation and at the


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Purchaser's cost and expense) for purpose of completing, fulfilling and discharging all of the Seller's obligations under any such Contract. Subject to
Section 5.5.1(a), the parties shall take all lawfully commercially reasonable steps and actions to provide the Purchaser with the benefits of such Contracts and Purchased Intellectual Property, and, in the case of Contracts, to relieve the Seller of the performance and other obligations thereunder, including entry into subcontracts or guarantees for the performance thereof.

        (c) If any Transfer Approval necessary for the assignment or transfer to, or assumption by, the Seller or any of its Affiliates (other than the Transferred Subsidiaries) after the Closing of any Contract included in the Excluded Assets and obtained directly or indirectly at the Closing by the Purchaser (or its Designated Affiliate) (the "Retained Business Contract") or Retained Business Intellectual Property Rights included in the Excluded Assets and obtained directly or indirectly at the Closing by the Purchaser (or its Designated Affiliate) or any claim, right or benefit or any liability or obligation arising thereunder or resulting therefrom shall not have been obtained immediately after the Closing Date, then as of the Closing, this Agreement and the Ancillary Agreements, to the extent permitted by Law, shall constitute an equitable assignment by the Purchaser or its Affiliates (including the Transferred Subsidiaries) to the Seller of all of the Purchaser's or its Affiliates' (including the Transferred Subsidiaries') right, title and interest in and to, and an equitable assumption by the Seller of all of the Purchaser's or its Affiliates' (including the Transferred Subsidiaries') obligations and liabilities under, such Retained Business Contract and Retained Business Intellectual Property Rights and, in the case of Retained Business Contracts, the Seller shall be deemed the Purchaser's or its Affiliates' (including the Transferred Subsidiaries') agent (without compensation and at the Seller's cost and expense) for purpose of completing, fulfilling and discharging all of the Purchaser's or its Affiliates' (including the Transferred Subsidiaries') obligations under any such Retained Business Contract. Subject to Section 5.5.1(a), the parties shall take all lawfully commercially reasonable steps and actions to provide the Seller with the benefits of such Retained Business Contracts and Retained Business Intellectual Property Rights, and, in the case of Retained Business Contracts, to relieve the Purchaser or its Affiliates (including the Transferred Subsidiaries) of the performance and other obligations thereunder, including entry into subcontracts or guarantees for the performance thereof.

        (d) If the parties hereto shall be unable to make the equitable assignment and assumption described in Section 5.5.1(b), or if such attempted assignment and assumption would give rise to any right of termination, or would otherwise adversely affect the rights or liabilities or obligations of the Seller or the Purchaser under such Contract or Purchased Intellectual Property, or would not assign or result in the assumption of all of the Seller's rights or liabilities or obligations thereunder at the Closing, the Seller and the Purchaser shall continue to cooperate with each other and, subject to Section 5.5.1(a), use commercially reasonable efforts to provide the Purchaser with all such rights, subject to the Purchaser bearing all of such liabilities and obligations. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment or assumption are resolved, the Seller and the Purchaser shall, subject to Section 5.5.1(a), use commercially reasonable efforts to (i) provide to the Purchaser, at the request of the Purchaser, the benefits, subject to the liability and obligations under any such Contract or Purchased Intellectual Property, (ii) cooperate with each other in any reasonable and lawful arrangement designed to provide such benefits, subject to such liabilities and obligations


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to the Purchaser, and (iii) enforce, at the request of and for the account of the Purchaser, any rights of the Seller arising from any such Contract or Purchased Intellectual Property against any third Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of the Purchaser.

        (e) If the parties hereto shall be unable to make the equitable assignment and assumption described in Section 5.5.1(c), or if such attempted assignment and assumption would give rise to any right of termination, or would otherwise adversely affect the rights or liabilities or obligations of the Seller or the Purchaser or its Affiliates (including the Transferred Subsidiaries) under such Retained Business Contract or Retained Business Intellectual Property Rights, or would not assign or result in the assumption of all of the rights or liabilities or obligations thereunder of the Purchaser or its Affiliates (including the Transferred Subsidiaries) that would exist immediately after the Closing, the Seller and the Purchasers shall continue to cooperate with each other and, subject to Section 5.5.1(a), use commercially reasonable efforts to provide the Seller with all such rights, subject to the Seller bearing all of such liabilities and obligations. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment or assumption are resolved, the Seller and the Purchaser or its Affiliates (including the Transferred Subsidiaries) shall, subject to Section 5.5.1(a), use commercially reasonable efforts to (i) provide to the Seller, at the request of the Seller, the benefits, subject to the liability and obligations under any such Retained Business Contract or Retained Business Intellectual Property Rights, (ii) cooperate with each other in any reasonable and lawful arrangement designed to provide such benefits, subject to such liabilities and obligations to the Seller, and (iii) enforce, at the request of and for the account of the Seller, any rights of the Purchaser or its Affiliates (including the Transferred Subsidiaries) arising from any such Retained Business Contract or Retained Business Intellectual Property Rights against any third Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of the Seller.

        (f) Any Contract, Purchased Intellectual Property, Retained Business Contract or Retained Business Intellectual Property Rights to which this Section
5.5.1 applies and for which a Transfer Approval has not been received shall not be transferred as of the Closing Date but shall be transferred as of such later date as provided for in this Section 5.5.1.

        5.5.2 Subject to the terms and conditions hereof (including, to the extent applicable, Sections 2.4.2 and 5.6), from time to time, whether before, at or following the Closing, each of the Purchasers and the Seller shall, and shall cause their respective Affiliates to, make commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to assure fully to the Purchasers and their successors or permitted assigns, all of Transferred Assets and Transferred Liabilities intended to be conveyed to or assumed by the Purchasers (or their Designated Affiliates) under this Agreement and the Ancillary Agreements and to assure fully to the Seller and the Seller Entities, and their respective successors and permitted assigns, the maintenance by the Seller of the Excluded Assets and the assumption by the Purchasers of the Transferred Liabilities intended to be assumed by the Purchasers under this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby (including (i) transferring back to


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the Seller or the applicable Seller Entity any Excluded Asset, Excluded
Liability or item relating to or included in the Retained Business, respectively, which Excluded Asset, Excluded Liability or item relating to or included in the Retained Business was transferred to the Purchaser (directly or through the purchase of the Purchased Subsidiaries Shares) at the Closing and
(ii) transferring to the Purchaser (or its Designated Affiliate) any asset or liability contemplated by this Agreement to be a Transferred Asset (or an asset of a Transferred Subsidiary) or a Transferred Liability (or a Liability of a Transferred Subsidiary), respectively, which asset or liability was not transferred to the Purchaser (or its Designated Affiliate) or a Transferred Subsidiary at the Closing); provided, however, that, except as provided in
Section 5.9.1(b) (with respect to Transfer Taxes relating to the Reorganization), Section 5.9.13 and Section 5.21 (relating to the Reorganization) with respect to payments to Governmental Authorities which shall be made and payments to third parties (or reimbursements of third parties' expenses) which are required to be made and which shall be made pursuant to the terms of the Seller's Contracts with such third parties for, or in respect of, consents, waivers or approvals required to effect any step of the Reorganization, in no event shall the Seller or the Purchasers or their respective Affiliates be required to make payments to third parties in order to obtain their consent, waiver or approval, other than as may be required to implement any step of the Reorganization. Notwithstanding the foregoing, in the event that a consent, waiver or approval of a third party is required to effect any step of the Reorganization (other than a consent, waiver or approval of a third party described in the exception in the proviso of the preceding sentence), the Seller shall use its reasonable best efforts to obtain such consent, waiver or approval. Any existing cash, indebtedness and intercompany balances after the Closing Date shall be settled in accordance with and to the extent contemplated by Section 5.14.2 of the Seller's Disclosure Schedule.

        5.5.3 The Seller shall, and shall cause its Affiliates to, make commercially reasonable efforts to cause the Water Permits to be transferred to the Purchaser or, if any such Water Permits are not transferable, the Seller shall assist the Purchaser in obtaining new Permits so that it may operate each portion of the Water Business as of the Closing Date in compliance with applicable Laws, including Environmental Laws.

        5.5.4 In furtherance and without limitation to the foregoing, each of the Purchasers and the Seller shall, and shall cause their respective Affiliates to, make commercially reasonable efforts to make or cause to be made all filings and applications required of each of them or such Affiliates under the Environmental Laws or the Environmental Permits as promptly as practicable, and in any event, within 20 Business Days after the date of this Agreement.

     Section 5.6  Certain Covenants.

        5.6.1 Each of the Purchasers and the Seller shall (a) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 10 Business Days after the date of this Agreement in the case of all filings required under the HSR Act, and within four weeks in the case of all other filings required by other Antitrust Laws, except as set forth in Exhibit X, (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division or any other Governmental


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Authority in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authorities under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. The Seller and the Purchasers may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Seller or the Purchasers, as the case may be).

        5.6.2 Each of the Purchasers and the Seller shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as a violation of any Antitrust Law, each of the Purchasers and the Seller shall cooperate and use reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, the Purchasers and the Seller decide that litigation is not in their respective best interests. Each of the Purchasers and the Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.


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        5.6.3   Notwithstanding anything to the contrary in this Agreement, (a)
neither the Purchasers nor the Seller in using their reasonable best efforts as specified in Sections 5.6.1 and 5.6.2 shall be required in connection with the execution and performance of this Agreement to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets owned by either the Purchasers or the Seller (or their respective Affiliates) as of the date of this Agreement or agree to any condition, restraint, or limitation relating to their ability to freely own or operate all or a portion of the respective businesses or assets owned by either the Purchasers or the Seller as of the date of this Agreement, and (b) in connection with seeking clearance or approval from any Governmental Authority, neither the Seller Entities (with respect to any portion of the Water Business), nor the Transferred Subsidiaries shall, without the Parent Purchaser's prior written consent, commit to any divestiture transaction, or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits the Purchaser's freedom of action with respect to, or the Purchaser's ability to retain any of the businesses, product lines or assets of, the Water Business.

     Section 5.7 Notification by the Parties. Each party hereto shall use its commercially reasonable efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

     Section 5.8  Employees and Employee Benefits.

        5.8.1 Employee Lists; Works Councils; Employment of Business Employees. In addition to the lists described below and in Section 3.15.1, the Seller shall provide the Purchasers, within 10 business days of the date hereof, with revised versions, accurate as of the date hereof or such later date as may be indicated thereon, of the Divisional Employee List, the Allocated Employee List, the Water Subsidiary Employee List and the Water Asset Employee List. Such updated lists shall indicate (a) for listed individual who is on approved leave of absence as of the date indicated on such list, the reason for or nature of such individual's absence and his or her anticipated date of return to active employment, if any, and (b) the employing entity for each Divisional Employee and each Water Asset Employee. The Seller shall promptly notify the Parent Purchaser of the occurrence of any event after the date hereof and before the Closing, which under any applicable Laws of any jurisdiction outside of the United States of America, requires notification and/or consultation with employee representatives, affected parties or government agencies, a "social plan," or similar employer action as a result of, or in connection with, employee terminations or business restructurings affecting Business Employees. In addition, from the date hereof through the Closing, the Seller shall provide the Purchasers with such information and documentation as they may reasonably request relating to any agreements with or obligations to any works councils with respect to Business Employees or any employee termination agreement with respect to employees listed on Schedule 3.17.4.

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                5.8.1.1.  Absent Employees. On or prior to the Closing Date, the Seller shall, or shall cause one or more of its Affiliates (excluding the Transferred Subsidiaries) to, (x) hire those Absent Employees who are Water Subsidiaries Employees employed in the United States and (y) retain in their employment Absent Employees who are Divisional Employees, Water Asset Employees and Allocated Employees employed in the United States (the "Excluded Employees"). The Purchasers or one of their Affiliates shall offer employment to any Excluded Employee on the terms and conditions required by this Agreement as if he or she were not an Absent Employee, subject to the following conditions:
(i) if such Excluded Employee is on medical or disability leave, the Excluded Employee is released by his or her physician to return to active employment and
(ii) such Excluded Employee actually reports for active employment with any of the Purchasers and their Affiliates (including the Transferred Subsidiaries) immediately upon such medical release or expiration of the applicable approved leave; provided, however, that the Purchasers shall not be required to offer employment under this provision after the reemployment period provided in the applicable policies of the Seller or after the expiration of any applicable domestic or foreign federal or state law period, if later. The date on which an Excluded Employee is required to become an employee of the Purchasers or one of their Affiliates is hereinafter referred to as his or her "Hire Date." The Closing Date shall be the "Hire Date" for all other Transferred Employees.

                5.8.1.2 Water Subsidiary Employees. The Seller shall provide the Purchasers with the Water Subsidiary Employee List on Section 3.15.1 of the Seller's Disclosure Schedule as of the date hereof, and the Purchasers shall have fifteen days thereafter to examine and review such list and to consult with the Seller and the Transferred Subsidiaries, which shall make themselves available for such consultation, to confirm the accuracy and completeness of such list. The Seller shall have an ongoing duty under this Agreement to maintain the accuracy of such list through the Closing Date, and shall, as soon as practicable, inform the Purchasers of any corrective changes needed thereto. Water Subsidiary Employees who are not Excluded Employees shall initially continue to be employed by the Transferred Subsidiaries immediately after the Closing Date and the terms of their employment shall thereafter be governed by the policies of the Purchasers and their Affiliates (including the Transferred Subsidiaries), the terms of their Employment Agreements, if any, and applicable Law. Nothing in this Section 5.8.1.2 shall be construed to guarantee any continuing right of employment to any such Water Subsidiary Employee.

                5.8.1.3 Water Asset Employees. The Seller shall provide the Purchasers with the Water Asset Employee List as of the date hereof, and the Purchasers shall have fifteen days thereafter to examine and review such list and to consult with the Seller and the Transferred Subsidiaries, which shall make themselves available for such consultation, to confirm the accuracy and completeness of such list. The Seller shall have an ongoing duty under this Agreement to maintain the accuracy of such list through the Closing Date, and shall, as soon as practicable, inform the Purchasers of any corrective changes needed thereto. The Purchasers shall make, or shall cause one of their Affiliates to make, offers of employment, effective as of the Closing Date, to all Water Asset Employees who are not Excluded Employees. Nothing in this
Section 5.8.1.3 shall be construed to guarantee any continuing right of employment to any such Water Asset Employee.


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                5.8.1.4  Divisional Employees. The Seller shall provide the
Purchasers with the Divisional Employee List on Section 3.15.1 of the Seller's Disclosure Schedule as of the date hereof, and the Purchasers shall have fifteen days after the date hereof to consult with the Seller and the Transferred Subsidiaries, which shall make themselves available for such consultation, regarding the Divisional Employee List, to confirm the accuracy and completeness of such list. The Purchasers shall make, or shall cause one of their Affiliates to make, offers of employment, effective as of the Closing Date, to all Divisional Employees who are not Excluded Employees, other than the Specified Divisional Employees (as defined in the next sentence), if any. The "Specified Divisional Employees" shall mean those Divisional Employees agreed to by the Purchasers and the Seller, not in excess of 50 such Divisional Employees, determined as follows:

                (a) Not later than five days after the end of the consultation period contemplated above, and in no event less than fifteen days before the Closing Date, the Purchasers shall provide a written notice to the Seller setting forth the names of not more than 75 proposed Specified Divisional Employees (the "Proposed List"). If the Purchasers do not deliver the Proposed List within such time period, there shall be no Specified Divisional Employees.

                (b) The Seller may provide the Purchasers, within ten days after receiving the Proposed List, with a notice setting forth the names of any Divisional Employees named on the Proposed List whose severance from employment is reasonably likely to result in a material Liability or an additional notification period or obligation to negotiate a social plan, in each case on the part of the Seller or any of its Affiliates (excluding the Transferred Subsidiaries) relating to the WARN Act, a social plan related to a restructuring, a collective dismissal, or similar issues under applicable Law, in each case, in connection with reorganizations or restructurings currently in effect or planned as of the date of such determination. If the Seller provides such a notice within such time period, the Seller and the Purchasers shall consult and cooperate with one another for the following three days, or such shorter period as they may agree, seeking to revise the Proposed List so as to reduce the number of Divisional Employees to not more than 50. If, at the conclusion of such period of consultation, the Seller reasonably believes that the severance from employment of any Divisional Employee(s) whom the Purchasers have not agreed to remove from the Proposed List would result in such a material Liability or such an additional notification period or obligation to negotiate a social plan, the Seller shall thereupon notify the Purchasers of such fact and of the name(s) of such Divisional Employee(s), and such Divisional Employee(s) shall be removed from the Proposed List and shall not be considered Specified Divisional Employees.

                (c) If, at the conclusion of any period of consultation required by Section 5.8.1.4(b) above and the removal of any Divisional Employees as required by the last sentence thereof, the Proposed List still lists more than 50 Divisional Employees, or if no such period of consultation is required because the Seller does not deliver the notice provided for therein, the Purchasers shall select and remove from the Proposed List such number of Divisional Employees as may be necessary to reduce the number thereof to not more than 50.

After completion of all of the foregoing steps, the Proposed List shall be considered final and the Divisional Employees who remain on the final list shall be the Specified Divisional Employees.



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                5.8.1.5  Allocated Employees. The Seller shall provide the
Purchasers with the Allocated Employee List on Section 3.15.1 of the Seller's Disclosure Schedule as of the date hereof, and the Purchasers shall have fifteen days thereafter to consult with the Seller and the Transferred Subsidiaries, which shall make themselves available for such consultation, to confirm the accuracy and completeness of such list. After the expiration of such fifteen-day period, the Purchasers shall determine to which Allocated Employees they shall extend employment offers and shall provide such list to the Seller in writing. Subject to approval of the Seller, which shall not be unreasonably withheld, the Purchasers or their Affiliates shall thereafter make offers of employment, effective as of the Closing Date, to such selected Allocated Employees. As soon as practicable after receiving such list, the Seller shall inform the Purchasers in writing of the employing entity for each Allocated Employee to whom such offers are made. Except as specifically provided elsewhere in this Section 5.8, the Seller and its Affiliates (excluding the Transferred Subsidiaries) shall retain all Liabilities with respect to Allocated Employees who reject employment offers made to them by the Purchasers or their Affiliates and with respect to those Allocated Employees to whom no employment offer is made by the Purchasers or their Affiliates pursuant to this Section 5.8.1.5.

                5.8.1.6 Severance and Similar Liabilities. Without limiting the generality of the provisions of this Section 5.8, the Purchasers shall use all reasonable efforts and the Seller shall consult and cooperate with the Purchasers, so that the terms and conditions of all offers of employment made by the Purchasers and its Affiliates to Water Asset Employees, Divisional Employees and Allocated Employees pursuant to this Section 5.8.1, and the terms and conditions of the continued employment of the Water Subsidiary Employees after their respective Hire Dates, shall satisfy all requirements of applicable Law and shall be sufficient to prevent (to the extent possible under applicable Law) giving rise to a right, on the part of any Business Employee, to receive any Severance Benefits or enhanced Severance Benefits arising out of or as a consequence of the consummation of the transactions contemplated hereby ("Transactional Severance Benefits"). The Purchasers shall be solely responsible for: (a) any Liabilities relating to Transactional Severance Benefits to which any Business Employee (including a Divisional Employee or Water Asset Employee who is considered a Former Business Employee) becomes entitled as a result of a failure by the Purchasers to comply with their obligations under this Section
5.8 or a failure of such terms and conditions to prevent the right to Transactional Severance Benefits from arising; and (b) any Liabilities relating to any Specified Divisional Employee arising as a result of the Purchasers' not making an offer of employment to such Specified Divisional Employee, including, Liabilities relating to Severance Benefits and other Liabilities arising under applicable Law as a result of the selection by the Purchasers of the Specified Divisional Employees. The Seller and its Affiliates (excluding the Transferred Subsidiaries) and the Purchaser and their Affiliates (including the Transferred Subsidiaries) shall each be responsible for one-half of all Liabilities relating to any other Severance Benefits, if any, to which any Transferred Employee who accepts an offer of employment from the Purchasers or its Affiliates or who is an employee of a Transferred Subsidiary immediately prior to the Closing becomes entitled to receive under applicable Law as a result of transactions contemplated hereby. The Seller and its Affiliates (excluding the Transferred Subsidiaries) shall be solely responsible for any and all Liabilities relating to Severance Benefits to which any Divisional Employee or Water Asset Employee employed in the United States becomes entitled due to the failure to accept an offer of employment by the Purchasers, (a) in the case of an "exempt"


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employee under the FLSA, regardless of the location of such employment, and (b)
in the case of a "non-exempt" employee under the FLSA, at the same location of employment, in either case notwithstanding the Purchasers' compliance with this
Section 5.8. Except as specified in Section 5.8.12, the Seller and its Affiliates (excluding the Transferred Subsidiaries) shall be solely responsible for any and all Liabilities relating to Severance Benefits to which any Business Employee becomes entitled solely as a result of actions by the Seller or its Affiliates taken before the applicable Hire Date. The Seller shall use commercially reasonable efforts, but shall not be required, to retain the Specified Divisional Employees in its employ or that of its Affiliates (excluding the Transferred Subsidiaries).

                5.8.1.7 Deferred Foreign Employee Transfers. Notwithstanding the foregoing provisions of this Section 5.8.1, in the event that as a result of applicable Law or otherwise, the Seller and the Purchasers mutually determine that it is necessary or desirable to defer for a period after the Closing Date (the "Deferral Period") the transfer to the employ of the Purchasers and their Affiliates of any individuals or group of individuals employed outside of the United States of America who would otherwise become Transferred Employees as of the Closing Date (the "Deferred Transfer Employees"), the Seller and the Purchasers shall use commercially reasonable efforts to deal with such matters, including, entering into a mutually agreeable transition services agreement or employee leasing arrangement, so as to provide for the continued employment of the Deferred Transfer Employees by the Seller and its Affiliates until such transfer can be completed, during which period the Deferred Transfer Employees shall be made available to the Purchasers for work in the Water Business and the Purchasers shall fully reimburse the Seller and its Affiliates for all compensation, benefit costs and expenses, and be solely responsible for, all Liabilities, to or relating the Deferred Transfer Employees or arising out of the employment and/or services of the Deferred Transfer Employees from and after the Closing, to the same extent as if the Deferred Transfer Employees' employment had transferred to the Purchasers and their Affiliates as of the Closing Date. No Deferral Period hereunder shall exceed six months following the Closing Date. During any Deferral Period, the Seller shall obtain the written consent of the Purchasers to any change in the compensation package offered to any such Deferred Transfer Employees. Notwithstanding the foregoing, if it is not commercially feasible for the Seller and its Affiliates to continue the employment of any Deferred Transfer Employees during a Deferral Period, the parties shall make mutually satisfactorily alternative arrangements.

        5.8.2 Compensation and Benefits After the Closing. Subject to the approval of the GE Pension Board, which approval the Purchasers shall use their best efforts to obtain with full endorsement: (a) the Purchasers shall, or shall cause one of their respective Affiliates to, initially provide to Transferred Employees, a total compensation package of salary, wages and benefits (on an aggregate basis) that is comparable, in the aggregate, to the compensation package that they had immediately prior to the applicable Hire Date, and which includes the Purchasers' "Tier 1" benefits package as of the applicable Hire Date, and (b) until the first anniversary of the Closing Date, the Purchasers and their Affiliates shall, with respect to such compensation package in the aggregate, treat such employees generally in the same manner as other similarly situated employees of the Purchasers and their Affiliates. Nothing in this Section 5.8.2 shall be construed to require the Purchasers to provide any particular benefit or combination of benefits and compensation to any Transferred Employee on an ongoing basis.


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        5.8.3   Liabilities under U.S. Benefit Plans and Employment Agreements.
The Seller and the Purchasers shall take all steps necessary or appropriate so that, effective not later than immediately following the Closing, and except as specifically provided elsewhere in this Section 5.8: (a) each of the Seller Benefit Plans that is a U.S. Benefit Plan and the Betz Laboratories Inc. Pension Benefit Restoration Plan (collectively, the "Retained U.S. Plans") is sponsored solely by the Seller and/or any of its Affiliates (excluding the Transferred Subsidiaries), and the Purchasers and their respective Affiliates (including the Transferred Subsidiaries) shall have no further obligations or Liabilities thereunder; (b) none of the Transferred Subsidiaries is a fiduciary with respect to any Retained U.S. Plan; (c) all assets set aside to fund any of the Retained U.S. Plans (including insurance policies and grantor trusts) are retained by the Seller and/or its Affiliates (excluding the Transferred Subsidiaries); (d) each Assumed Water Business Benefit Plan that is a U.S. Benefit Plan is sponsored solely by one or more of the Purchasers and/or any of their respective Affiliates (including the Transferred Subsidiaries), and the Seller and its Affiliates (excluding the Transferred Subsidiaries) shall have no further obligations or Liabilities thereunder; and (e) all obligations of the Seller and its Affiliates with respect to benefits of Transferred Employees and Former Business Employees reflected in their account balances as of the applicable Hire Date (for Transferred Employees) or as of the Closing Date (for Former Business Employees) under the Hercules Deferred Compensation Plan have been assumed by one or more of the Purchasers and/or any of their respective Affiliates (including the Transferred Subsidiaries) and the Seller and its Affiliates (excluding the Transferred Subsidiaries) have no further obligation or Liability with respect thereto. To the extent that the consent of any Transferred Employee or of any other third party to any of the foregoing is required, the Seller and the Purchasers shall use commercially reasonable efforts to obtain such consent.

        5.8.4 U.S. Service Recognition. Under the employee benefit plans of the Purchasers and their respective Affiliates providing benefits primarily to persons employed in the United States of America in which any Transferred Employees participate after the Closing (the "New Plans"), each Transferred Employee shall be credited with his or her years of service with the Seller and its Affiliates and any predecessor employers before his or her Hire Date, to the same extent as such Transferred Employee was entitled, before such Hire Date, to credit for such service under any similar Seller Benefit Plans for all purposes except pension benefit accruals, and except to the extent such credit would result in a duplication of benefits for such credited period of service. In addition, and without limiting the generality of the foregoing: (a) each Transferred Employee employed in the United States of America shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such individual previously participated (such plans, collectively, the "Old Plans"); and (b) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such Transferred Employee, the Purchasers shall cause (i) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such individual and his or her covered dependents, to the extent waivable under the comparable Old Plan, and (ii) any eligible expenses incurred by such individual and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such individual's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such individual


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and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        5.8.5   [Reserved].

        5.8.6   Savings Plan.

                5.8.6.1 The Seller shall take, or cause to be taken, all steps necessary or appropriate with respect to the Seller Savings Plan so that, effective no later than the Closing Date: (a) the Seller Savings Plan is sponsored solely by, or is merged into another plan sponsored solely by, one or more of the Seller and/or any of its Affiliates (excluding the Transferred Subsidiaries); and (b) none of the Transferred Subsidiaries is a fiduciary with respect to the Seller Savings Plan nor an obligor or a guarantor of any indebtedness of the Seller Savings Plan.

                5.8.6.2 As of the Closing Date, the Purchasers shall designate one or more existing defined contribution savings plans sponsored by any of the Purchasers and their respective Affiliates (including any Transferred Subsidiary) that are qualified under Section 401(a) of the Code (such plans, collectively and separately, the "Purchaser Savings Plan") to provide benefits to Transferred Employees and to accept the direct cash rollovers described in the next sentence, and the Purchasers shall provide the Seller with such assurances as may reasonably be required by the Seller that each Purchaser Savings Plan is so qualified. The Seller shall cause the Seller Savings Plan to be amended to the extent necessary to provide that (a) the account balances of all Transferred Employees shall be fully vested as of the applicable Hire Date,
(b) such account balances shall be eligible for distribution to the Transferred Employee participants at their election in connection with their becoming Transferred Employees, and (c) such account balances may be rolled over in cash to a Purchaser Savings Plan in a direct or indirect rollover. The Seller and the Purchasers shall cooperate with one another and take all steps necessary or appropriate (which steps shall include an amendment of the Seller Savings Plan by the Seller) so that any Transferred Employee whose account balance under the Seller Savings Plan is not distributed and who has any outstanding participant loans thereunder may elect, pursuant to appropriate authorization forms completed by the Transferred Employee, to continue to repay such loans after his or her Hire Date, for so long as such Transferred Employee remains on the General Electric Company corporate payroll, by having the required payments with respect to each such loan withheld from such Transferred Employee's paychecks on each payroll period and remitted to the trustee of the trust funding the Seller Savings Plan.

                5.8.6.3 The Purchasers and the Seller shall cooperate in (a) making all filings required under the Code or ERISA and any applicable securities Laws, (b) implementing all appropriate communications with participants, (c) transferring appropriate records, and (d) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 5.8.6 in a timely manner.

        5.8.7 Pension Plan. As soon as practicable following the Closing Date, the Purchasers shall designate an existing defined benefit pension plan of the Purchasers or one of its Affiliates that is tax qualified, to provide future benefits to Transferred Employees. The Seller shall amend the Pension Plan of Hercules Incorporated to credit each Transferred Employee who



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is, immediately before the Closing Date, a participant in such plan with vesting service and additional age based upon his or her service with the Purchasers and their Affiliates (including the Transferred Subsidiaries) during the period from the Closing through the fourth anniversary of the Closing. The Purchasers shall provide the Seller promptly, and from time to time, with such information as it may reasonably request to enable it to provide the service credit required by the foregoing amendment, including the hours of service of such Transferred Employees and notice of the termination of employment of any such Transferred Employees. The Purchasers shall make four consecutive annual payments to the Seller of $1.2 million each, on or prior to March 31st of each calendar year beginning with March 31, 2003, in consideration of such amendment to the Seller's Plan. The Seller shall continue, or shall cause one of its Affiliates (excluding the Transferred Subsidiaries) or one of their respective successors to continue, the Pension Plan of Hercules Incorporated, as so amended, in effect to the extent necessary to allow each such Transferred Employee who continues to be employed by the Purchasers and/or their Affiliates (including the Transferred Subsidiaries) through the fourth anniversary of the Closing Date to accrue four additional years of vesting service under such amendment. Notwithstanding the foregoing: (i) the Seller may terminate the Pension Plan of Hercules Incorporated, provided that it immediately credits all such Transferred
Employees with the additional years of service and age that they would have received through the fourth anniversary of the Closing Date, assuming they continued to work for the Purchasers and their Affiliates during that period, and in such event, the Purchasers shall immediately pay to the Seller the remainder of the foregoing four payments; and (ii) if the Seller determines that the amendment required by this Section 5.8.7 would jeopardize the status of the Pension Plan of Hercules Incorporated as tax-qualified under Section 401(a) of the Code, then the Seller and the Purchasers shall not be obligated to comply with the provisions of this Section 5.8.7, but they shall use commercially reasonable efforts to enter into a mutually agreeable alternative agreement so as to accomplish, as nearly as possible, the intent hereof without jeopardizing the tax qualification of such plan.

        5.8.8   Welfare Benefits.

                5.8.8.1 The Seller and its Affiliates shall be solely responsible for (a) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) under Seller Benefit Plans that are either (x) Foreign Benefit Plans for which there are neither any book reserves nor any Funded Assets or (y) U.S. Benefit Plans (collectively, "Welfare Benefits") that are incurred by or with respect to any Transferred Employee before the applicable Hire Date and any Former Business Employee at any time;
(b) claims relating to COBRA Coverage under Seller Benefit Plans attributable to "qualifying events" with respect to any (i) Transferred Employee and his or her beneficiaries and dependents that occur on or before the applicable Hire Date and (ii) Former Business Employee and his or her beneficiary or dependents that occur any time; and; (c) claims for workers compensation that are incurred by or with respect to any Transferred Employee before the applicable Hire Date. The Purchasers and their respective Affiliates (including the Transferred Subsidiaries) shall be solely responsible for (i) all other claims for Welfare Benefits with respect to Transferred Employees (including claims relating to COBRA Coverage attributable to "qualifying events" with respect to any Transferred Employee and his or her beneficiaries and dependents that occur after the applicable Hire Date), and (ii) claims for workers compensation that are incurred by or with respect to any Transferred Employee on or after the applicable Hire Date. For purposes of the foregoing: (A) a


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medical/dental claim shall be considered incurred when the services are rendered or the supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that begins before the applicable Hire Date but continues thereafter shall be treated as incurred on or before the applicable Hire Date; (B) a disability claim shall be considered incurred on or before the applicable Hire Date if the injury or condition giving rise to the claim occurs on or before the applicable Hire Date and (C) a claim for workers compensation shall be considered to be incurred before the applicable Hire Date only if (I) it arises solely out of an injury or condition that occurred before the applicable Hire Date and (II) it does not involve an aggravation of an injury or second injury that occurs on or after the applicable Hire Date.

                5.8.8.2 The Seller shall transfer the accounts and experience of Transferred Employees under Seller Benefit Plans that are health care or dependent care flexible spending plans to health care or dependent care flexible spending plans maintained by the Purchasers and/or any of their respective Affiliates (including the Transferred Subsidiaries), which need not be similar to the applicable Seller Benefit Plans, to the extent permitted by applicable plan terms and applicable Law.

        5.8.9 Certain Compensation. Except to the extent otherwise required by applicable Law, the Purchasers and their respective Affiliates (including the Transferred Subsidiaries) shall assume or retain, as applicable, all Liabilities and obligations of the Seller and its Affiliates to Transferred Employees for accrued but unused vacation entitlements through the applicable Hire Date. In addition, the Purchasers shall pay, or shall cause one of their respective Affiliates (including the Transferred Subsidiaries) to pay, to each Transferred Employee who was eligible to earn any incentive pay, bonus or similar compensation for any period beginning before and ending on or after such Transferred Employee's Hire Date, such compensation in accordance with the terms of the applicable Benefit Plan, with such adjustments as may reasonably be necessary or appropriate to reflect the consummation of the transactions contemplated hereby without enlargement or diminishment of the Transferred Employee's incentive opportunity.

        5.8.10  Foreign Employees, Compensation and Benefits.

                5.8.10.1 Liabilities in General. Except as specifically provided otherwise in this Section 5.8, (a) the Purchasers and their respective Affiliates (including the Transferred Subsidiaries) shall assume or retain, as applicable, all Liabilities relating to (i) compensation of Transferred Employees employed outside the United States of America (the "Foreign Transferred Employees") and Foreign Former Employees or (ii) the Water Business Benefit Plans that are Foreign Benefit Plans (the "Foreign Water Business Benefit Plans"), in either case whether accrued before, on or after the Closing Date, and (b) the Seller and its Affiliates (excluding the Transferred Subsidiaries) shall assume or retain, as applicable, all Liabilities relating to
(I) compensation of their employees and former employees who are or were employed outside the United States of America, other than the Foreign Transferred Employees and Foreign Former Business Employees, or (II) the Seller Benefit Plans that are Foreign Benefit Plans (the "Foreign Seller Benefit Plans"), in either case whether accrued before, on or after the Closing Date. The Seller and the Purchasers shall take all steps necessary or appropriate so that, effective not later than immediately following the Closing, and except as specifically provided in Section 5.8.10.2, the Purchasers and their respective Affiliates (including the Transferred Subsidiaries)



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have assumed all obligations and Liabilities of the Seller and its Affiliates under Employment Agreements relating to Foreign Transferred Employees and Foreign Former Employees and all obligations and Liabilities of the Seller under each of the Collective Bargaining Agreements, and the Seller and its Affiliates have no further obligation or liability with respect to any such obligations and Liabilities.

                5.8.10.2. Transfer of Undertaking. The Seller and the Purchasers acknowledge and agree that certain transactions contemplated hereby constitute the "transfer of an undertaking" solely in those jurisdictions that are subject to the European Community's Directive 77/187/EEC and/or any similar provisions of other applicable Law within or outside the European Community (collectively, the "Transfer Provisions"). Notwithstanding any other provision of this Section 5.8, the Seller and the Purchasers shall comply in all respects with all Transfer Provisions in connection with the transactions contemplated hereby and to the extent that such Transfer Provisions apply thereto. Without limiting the generality of the foregoing, to the extent that the Transfer Provisions do not permit the retention by the Seller of Liabilities for compensation or benefits that this Section 5.8 would otherwise make the responsibility of the Seller, such liabilities and obligations shall instead be assumed by the Purchasers, but the Seller shall indemnify the Purchasers with respect thereto under Section 8.2.1 as if no such assumption had been required.

                5.8.10.3 Foreign Service Recognition. For all purposes under the employee benefit plans of the Purchasers and their respective Affiliates providing benefits primarily to Transferred Employees employed outside the United States of America after the Closing, each such Transferred Employee shall be credited with his or her years of service with the Seller and its Affiliates and any predecessor employers before the Closing as recognized by the applicable similar Seller Benefit Plans and further to the extent and in the manner provided for under applicable Law and local custom, except to the extent that such credit would result in a duplication of benefits for such credited period of service.

                5.8.10.4  Transfers of Plan Assets and Liabilities. Section
5.8.10 of the Seller's Disclosure Schedule sets forth specific agreements regarding the treatment of specific Foreign Benefit Plans. The provisions of this Section 5.8.10.4 shall apply with respect to Foreign Benefit Plans except to the extent inconsistent with applicable Law or Section 5.8.10 of the Seller's Disclosure Schedule.

                5.8.10.4.1 Plans Sponsored by the Transferred Subsidiaries. Sponsorship of each Foreign Benefit Plan that is sponsored solely by the Transferred Subsidiaries ("Transferred Subsidiary Foreign Plans") shall be retained by such Transferred Subsidiaries. If any Transferred Subsidiary Foreign Plan provides benefits only to Transferred Employees and Former Business Employees, then from and after the Closing Date, the Seller and its Affiliates (excluding the Transferred Subsidiaries) shall have no Liabilities in respect thereof. The liabilities, book reserves and Funded Assets, if any, of each Transferred Subsidiary Foreign Plan that provides benefits both to Transferred Employees and/or Former Business Employees, on the one hand, and to other employees or former employees of the Seller and its Affiliates, on the other hand, shall be apportioned between the Seller and its Affiliates (excluding the Transferred Subsidiaries) and the Purchasers and their Affiliates (including the Transferred Subsidiaries) as follows. Benefit liabilities for Transferred Employees and Foreign Former Business Employees


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under each such Transferred Subsidiary Foreign Plan shall be retained by such
Transferred Subsidiary Foreign Plan or assumed by another plan sponsored by the Purchasers or their Affiliates (including the Transferred Subsidiaries) (each, a "Purchaser Plan"), and all other benefit liabilities thereunder shall be assumed by a plan sponsored by the Seller or its Affiliates (excluding the Transferred Subsidiaries) (a "Seller Plan"), provided that such benefit liabilities shall be allocated in a different manner to the extent required by applicable Law. If such Transferred Subsidiary Foreign Plan has any book reserves or Funded Assets, such book reserves or Funded Assets shall be divided between the applicable Purchaser Plan and the applicable Seller Plan based upon the manner in which liabilities are allocated pursuant to the preceding sentence, in accordance with
Section 5.8.10.4.3 below.

                5.8.10.4.2 Plans Not Sponsored by the Transferred Subsidiaries. Sponsorship of each Foreign Benefit Plan that is not sponsored solely by the Transferred Subsidiaries ("Seller Foreign Plans") shall be retained by the Seller and such Affiliates. The liabilities, book reserves and Funded Assets, if any, relating to each Seller Foreign Plan shall be apportioned between the Seller and its Affiliates (excluding the Transferred Subsidiaries) and the Purchasers and their Affiliates (including the Transferred Subsidiaries) as follows. Benefit liabilities under each such Seller Foreign Plan for Transferred Employees and Foreign Former Business Employees shall be assumed by a Purchaser Plan, and all other benefit liabilities thereunder shall be retained by such Seller Foreign Plan or assumed by another Seller Plan, provided that such benefit liabilities shall be allocated in a different manner to the extent required by applicable Law. If such Seller Foreign Benefit has any book reserves or Funded Assets, such book reserves or Funded Assets shall be divided between the applicable Purchaser Plan and the applicable Seller Plan based upon the manner in which liabilities are allocated pursuant to the preceding sentence, in accordance with Section 5.8.10.4.3 below.

                5.8.10.4.3 Allocation of Book Reserves and Assets. Any book reserves or Funded Assets, as the case may be, of a Transferred Subsidiary Foreign Plan or Seller Foreign Plan that is to be divided between a Purchaser Plan and a Seller Plan shall be allocated as follows. In the case of any such plan that is an individual account plan, the book reserves or Funded Assets relating to each individual account shall be allocated to the applicable Purchaser Plan or Seller Plan that assumes the liabilities associated with such individual account. In the case of any such plan that is funded with insurance contracts, such contracts shall be divided and allocated between such plans in the same proportions as the funded liabilities, to the extent reasonably practicable under the terms of such contracts. In the case of any such plan that is a defined benefit pension plan, such book reserves or Funded Assets shall be divided in the same proportions as the funded liabilities, as determined in accordance with the actuarial methods, procedures and assumptions most recently used for purposes of funding such plan, with all liabilities and Funded Asset valuations being determined as of the Closing Date, with such adjustments as are necessary to reflect the payment of benefits after the Closing Date and before completion of the allocation and delivery of such book reserves or Funded Assets; provided, that in each case such book reserves or Funded Assets shall be allocated on a different basis to the extent required by applicable Law or local custom. Funded Assets other than insurance contracts shall be delivered to the recipient plan in cash; provided, that (a) if and to the extent delivery in cash is imprudent or illegal or would result in a material financial detriment to the delivering

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plan, the recipient plan, or both, or (b) if the Seller and the
Purchasers so agree, such delivery shall be made in kind.

                5.8.10.5 (a) If any Funded Assets cannot be allocated as contemplated by the preceding provisions of this Section 5.8.10 due to the actions or omissions of a third party fiduciary ("Third Party Requirements"), a purchase price adjustment equal to the Net Amount, plus interest thereon during the period from the Closing Date through the date of payment, at the 30-day Treasury note rate as in effect from time to time during such period, shall be paid by the Seller to the Parent Purchaser (if the Net Amount is negative) or by the Parent Purchaser to the Seller (if the Net Amount is positive). If the Seller and the Parent Purchaser so agree, one or more interim payments in respect of the Net Amount may be made before the Determination Date, in which event the final payment in respect of the Net Amount after the Determination Date shall take such interim payments into account.

                (b) The following terms used in this Section 5.8.10.5 shall have the following meanings:

                (i) The "Net Amount" means the excess of (1) the aggregate Values (as defined below) of the Funded Assets actually allocated to each Purchaser Plan that would have been allocated to the corresponding Seller Plan under this Section 5.8.10, but for such Third Party Requirements, over (2) the aggregate Values of the Funded Assets actually allocated to each Seller Plan that would have been allocated to the corresponding Purchaser Plan under this Section 5.8.10, but for such Third Party Requirements. Such determinations shall be made using the actuarial methods, procedures and assumptions used for purposes of making the allocations contemplated by this Section 5.8.10.

                (ii) The "Value" of the Funded Assets allocated to a particular plan shall mean the fair market value, expressed in U.S. dollars, thereof as of the date when the transfer of Funded Assets to or from that plan, as the case may be, under this Section 5.8.10 is completed (or it is determined, as a result of Third Party Requirements, that no such transfer will take place). All necessary conversions of values into U.S. dollars shall be made based upon the exchange rates for sellers of the applicable other currency, as published in the most recent edition of the Wall Street Journal on or before the Determination Date.

                (iii) The "Determination Date" means the date on which all allocations of Funded Assets pursuant to this Section 5.8.10 (as the same may be altered as a result of Third Party Requirements) have been completed.

                5.8.10.6 To the extent that for any reason other than Third Party Requirements, any of the provisions of this Section 5.8.10 cannot be implemented, or cannot be implemented practicably on a timely basis, consistent with applicable Law or local practice or the Transfer Provisions, or to the extent that either the Seller or the Purchasers will be unable to provide payroll and/or benefits to any Foreign Transferred Employees immediately following the Closing, the Seller and the Purchasers shall use commercially reasonable efforts to deal with such matters, including, entering into a mutually agreeable transition services agreement or




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plan,employee leasing arrangement, so as to accomplish, as nearly as possible, the intent hereof and to provide a smooth transition of pay and benefits for such Foreign Transferred
Employees.

                5.8.10.7 The allocations of book reserves, Funded Assets and liabilities required by this Section 5.8.10 with respect to each plan, and the Net Amount, shall be determined in accordance with this Section 5.8.10.7, and the Seller and the Purchasers shall cooperate and use all reasonable efforts so that the required determinations and allocations are completed promptly and efficiently. The initial determination of such allocation for each plan and of the Net Amount shall be made by an actuary selected by the Seller (the "Seller's Actuary"). The Seller, the Purchasers and an actuary selected by the Purchasers (the "Purchaser's Actuary") shall each have the right to receive all backup data and computations used by the Seller's Actuary to make its determinations, and to comment upon, and consult with the Seller's Actuary and each other regarding, the accuracy thereof; provided, that neither the Purchasers nor the Purchaser's Actuary shall have the right to object to the application of the actuarial methods, procedures and assumptions required by this Section 5.8.10. If, after a period of 45 days of such consultation and commentary with respect to the allocations with respect to a particular plan, or with respect to the determination of the Net Amount, the Seller's Actuary and the Purchaser's Actuary disagree about either the amount of the book reserve or Funded Assets allocable to a particular plan or the amount of the Net Amount (each, a "Disputed Amount"), such disagreement shall be resolved as follows. If the Disputed Amount according to one actuary exceeds the Disputed Amount according to the other actuary by more than $200,000 (based upon the exchange rates for sellers of the applicable other currency, as published in the most recent edition of the Wall Street Journal on or before the last day of such 45-day period), then the actuaries shall select another internationally recognized multinational actuarial firm (the "Third Actuary") to make a final determination of such amount, which final determination shall be completed within 45 days after it is determined that there is a Disputed Amount, shall be computed in accordance with the requirements of this Section 5.8.10 and shall be binding upon the Seller and the Purchasers. In all other cases, the determination of the Disputed Amount by the Seller's Actuary shall be binding upon the Seller and the Purchasers. The fees and expenses of the Seller's Actuary shall be paid by the Seller; those of the Purchaser's Actuary shall be paid by the Purchaser; and those of any Third Actuary shall be paid half by the Seller and half by the Purchaser.

                5.8.11 Cooperation and Exchange of Information. The Purchasers and the Seller shall cooperate with one another, and shall provide each other, as promptly as practicable, with such information as the other shall reasonably request, in order to timely and efficiently implement the provisions of this
Section 5.8. All communications by any of the Purchasers or any of their respective Affiliates with Business Employees and Former Business Employees regarding the transactions contemplated by this Agreement (including this Section 5.8) that are made at any time before the date hereof and at or before the applicable Hire Date shall be approved in advance by individuals designated by the Seller (which approval shall not be unreasonably withheld or delayed).

                5.8.12 Costs Associated With Organizational Restructuring Program. The Purchasers agree to reimburse the Seller for all costs incurred by the Seller and its Affiliates pursuant to the Seller's severance pay plan and practices through the Closing as a result of implementing the Organizational Restructuring program; provided, that such reimbursements in


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the aggregate shall not exceed 125% of the aggregate projected Severance
Benefits set forth in Section 3.17.4 of the Seller's Disclosure Schedule.

     Section 5.9  Tax Matters.

        5.9.1   Tax Indemnity by Seller. Subject to the limitation set forth in
Section 8.2.6, the Seller shall be liable for, and shall indemnify, defend and hold the Purchasers, the Transferred Subsidiaries and any successor entities thereto or Affiliates thereof harmless from and against, without duplication,
(a) except as provided in Section 5.9.13, all Tax liabilities of the Seller or its Affiliates or the Transferred Subsidiaries or with respect to the Transferred Assets for any Pre-Closing Period or imposed on the steps set forth in Part B of Section 5.21 of the Seller's Disclosure Schedule (other than Tax liability arising as a result of the application of Treasury Regulation ss. 1.1502-6 or any similar provision of state, local or foreign Tax Law), (b) any Tax that is imposed on the Reorganization including Transfer Taxes imposed on the Reorganization (provided that the Seller shall be treated as having paid to the Purchasers the Estimated Reorganization Tax Amount minus the amount, if any, paid by the Purchasers to the Seller pursuant to Section 5.9.16 plus the amount, if any, paid by the Seller to the Purchasers (or on behalf of the Purchasers or any of the Transferred Subsidiaries) pursuant to Section 5.9.16), (c) any Tax liability of the Transferred Subsidiaries for a Pre-Closing Period arising as a result of the application of Treasury Regulation ss. 1.1502-6 or any similar provision of state, local or foreign Tax Law to the extent such Tax liability arises from inclusion of any of the Transferred Subsidiaries in the Consolidated Group of which the Seller or Betz (or any Subsidiary of the Seller or Betz with respect to taxable periods during which such Subsidiary is or was a Subsidiary of the Seller or Betz) is or was the common parent (which, for the avoidance of doubt, does not include any Consolidated Group of which an entity set forth on
Section 5.9.1 of the Seller's Disclosure Schedule (or any Affiliate thereof with respect to taxable periods during which such Affiliate was an Affiliate of an entity set forth on Section 5.9.1 of the Seller's Disclosure Schedule) is or was the common parent), (d) any and all Taxes imposed on or with respect to the Excluded Assets and Excluded Liabilities, (e) any Tax liability that would not have arisen but for a breach or inaccuracy in any of the representations contained in Sections 3.7.7(A) or (C), 3.7.8 or 3.7.13 in each case determined without regard to materiality or any breach by the Seller of any covenant or agreement of the Seller contained in Section 2.6 or this Section 5.9, (f) any Tax for which the Seller is responsible pursuant to Section 5.9.13, (g) an amount equal to any liability to Tax to which BetzDearborn Limited or Hercules GB Holdings Limited (together, the "UK Transferred Subsidiaries") are subject
(I) (whether directly or as a consequence of service of a notice on either of them under s190 UK Taxation of Chargeable Gains Act 1992) in respect of unpaid Tax arising from the application of s179 U.K. Taxation of Chargeable Gains Act 1992 as a result of transactions undertaken in connection with the Reorganization or the sale of Betz Common Stock pursuant to this Agreement, or
(II) as a result of the UK Transferred Subsidiaries being or having been a member of a value added Tax group which includes or included Hercules Limited or Hercules Investments Global, provided that this indemnity shall not extend to any value added Tax for which the UK Transferred Subsidiaries would have been liable had they been registered for value added Tax and not been members of the said VAT group and (h) any Tax for which the Seller is responsible under Exhibit VII hereto (collectively, "Excluded Taxes") provided, however, that Excluded Taxes shall not include and neither the Seller nor any Seller Affiliate shall be liable for (I) any Tax liability that would not have arisen


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but for a breach by the Purchasers of any covenant or agreement of the
Purchasers contained in Section 2.6 or this Section 5.9 or Part C of Section
5.21 of the Seller's Disclosure Schedule, or (II) any Tax for which the Purchaser is responsible under Exhibit VII hereto.

        5.9.2 Tax Indemnity by Purchasers. The Purchasers shall be liable for, and shall indemnify, defend and hold the Seller and any successor entities thereto or Affiliates thereof harmless from and against any and all Taxes, other than Excluded Taxes, of or with respect to the Transferred Subsidiaries, the Transferred Assets, the Purchasers or any of their respective Affiliates and any Tax for which the Purchasers are responsible pursuant to Section 5.9.13.

        5.9.3 Tax Returns. (a) The Seller shall prepare and file or cause to be filed when due:

        (i) all Tax Returns that are required to be filed (taking into account extensions) by or with respect to the Transferred Subsidiaries or the Transferred Assets on or before the Closing Date (or such later date, if any, as such Transferred Subsidiary or Transferred Asset is transferred to the Purchaser or its Designated Affiliate);

        (ii)  all Tax Returns of the Seller or any of the Seller Entities;

        (iii) all Tax Returns that relate exclusively to Excluded Assets and Excluded Liabilities; and

        (iv) all Tax Returns relating to Taxes of a Consolidated Group that includes the Seller or any of its Subsidiaries (other than the Transferred Subsidiaries) on the one hand, and any of the Transferred Subsidiaries on the other hand and the Seller shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns. To the extent any Tax Returns the Seller is responsible for preparing pursuant to this Section 5.9.3(a) relate to any portion of the Water Business, such Tax Returns shall be prepared (including with respect to Tax elections and Tax accounting methods) in a manner consistent with the prior practice of the Seller, the Seller Entity, the Transferred Subsidiary or such other applicable Affiliate of the Seller and in accordance with applicable Law; provided, however, that (I) the Seller shall have no obligation to prepare any such Tax Return consistent with such prior practice if (a) deviating from prior practice would not reasonably be expected to have a Material Adverse Effect on the Water Business for the Post-Closing Period or (b) the return filing position that would be inconsistent with prior practice primarily affects the Seller (or Seller Affiliate) businesses other than the Water Business or is contemplated in connection with the Reorganization or is required by Law and (II) the Seller may elect to reattribute losses of any Transferred Subsidiary to the Seller or its Affiliate under Treasury Regulation ss. 1.1502-20(g) or any comparable provision of state, local or foreign Law or make an election under alternative or substitute Tax Laws that are applied or promulgated in lieu of Treasury Regulation ss. 1.1502-20.

        (b) Following the Closing, the Parent Purchaser, at its own expense, shall file or cause to be filed when due all Tax Returns of or with respect to any of the Transferred Subsidiaries and any of the Transferred Assets that the Seller is not obligated to prepare pursuant to Section 5.9.3(a) (a "Section 5.9.3(b) Return") and, subject to Section 5.9.3(c), shall remit (or


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cause to be remitted) any Taxes due with respect to such Tax Returns. To the extent that any Taxes shown due on any such Tax Return are indemnifiable by the Seller, such Tax Return shall be prepared (including with respect to Tax elections and Tax accounting methods) in a manner consistent with prior practice of the Transferred Subsidiary or with respect to the Transferred Asset and in accordance with applicable Law, and the Parent Purchaser shall consult with the Seller regularly with respect to the preparation of any such Tax Returns. The Parent Purchaser shall provide to the Seller not later than 30 Business Days before the due date for filing such Tax Returns (including extensions thereof) a copy of such Tax Return, together with a statement setting forth the amount of Tax for which the Parent Purchaser believes the Seller is responsible (the "Statement"). The Seller shall have the right to review such Tax Return and the Statement prior to the filing of such Tax Return. The Seller and the Parent Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and the Statement and to endeavor to mutually consent to the filing as promptly as possible of such Tax Return. In the event the parties are unable to resolve any dispute within 15 Business Days following the Seller's receipt of such Tax Return and the Statement, the Seller and the Parent Purchaser shall jointly request the Independent Accountant to resolve any issue in dispute as promptly as possible consistent with the principle that Tax Returns are to be prepared in a manner consistent with prior practice of the Transferred Subsidiary or with respect to the Transferred Asset and in accordance with applicable Law (the "Principle"). If the Independent Accountant is unable to make a determination with respect to any disputed issue within five Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Parent Purchaser may file or cause to be filed such Tax Return on the due date (including extensions) therefor without such determination having been made and without the Seller's consent. Notwithstanding the filing of such Tax Return, the Independent Accountant shall make a determination with respect to any disputed issue, and the amount of Taxes for which the Seller is responsible shall be as determined by the Independent Accountant consistent with the Principle. To the extent any Tax Return filed by the Parent Purchaser or any of its Affiliates (including any of the Transferred Subsidiaries) includes Taxes for which the Seller has an indemnification obligation pursuant to Section 5.9.1(b) (a "Reorganization Tax Return"), notwithstanding anything to the contrary in this Section 5.9.3(b), the Parent Purchaser shall consult with the Seller regularly with respect to the preparation of any such Tax Returns and such Tax Returns shall be prepared (as they relate to Taxes imposed on the Reorganization) (i) in a manner that reflects a Tax Liability consistent with valuing the Excluded Assets transferred from the Transferred Subsidiaries pursuant to the Reorganization consistent with the values assigned to such assets on Section 5.9.3(b) of the Seller's Disclosure Schedule and (ii) consistent with any Tax Return filing position selected by the Seller; provided, however, in the case of a Reorganization Tax Return, if (A) no reasonable basis exists for utilizing the values assigned in
Section 5.9.3(b) of the Seller's Disclosure Schedule or utilizing such values would reasonably be expected to result in the imposition of penalties by a Taxing Authority or (B) no reasonable basis exists for a Tax Return filing position selected by the Seller or such position would reasonably be expected to result in the imposition of penalties by a Taxing Authority, then the disputed value or the disputed Tax Return filing position, as the case may be, shall be determined pursuant to the procedure set forth in the preceding sentences of this Section 5.9.3(b), provided further, however, that, in such event, the Independent Accountant shall not make its determination consistent with the Principle but instead shall make its determination consistent with a value or Tax Return filing position, as the case may be, that will (x) minimize the Seller's indemnification obligation


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pursuant to Section 5.9.1(b) and (y) result in a value or a Tax Return filing position for which there is a reasonable basis and which would not reasonably be expected to result in the imposition of penalties by a Taxing Authority.

        (c) The Seller shall, subject to Section 5.9.3(b), pay to the Parent Purchaser (or its Designated Affiliate) the amount of Taxes with respect to which the Seller is responsible shown due on a Section 5.9.3(b) Return two Business Days before the due date for the payment of Taxes with respect to such Tax Return (provided, however, that the Seller shall be deemed to have paid the Purchasers the Estimated Reorganization Tax Amount for any Taxes for which the Seller has an indemnification obligation pursuant to Section 5.9.1(b) and shall be obligated to pay the Parent Purchaser (or its Designated Affiliate) for Taxes imposed on the Reorganization under this Section 5.9.3(c) only to the extent Taxes for which the Seller has an indemnification obligation pursuant to Section 5.9.1(b) exceed the Estimated Reorganization Tax Amount). If a dispute arises with respect to any Section 5.9.3(b) Return, the Seller shall pay to the Parent Purchaser (or its Designated Affiliate) an amount equal to the Taxes with respect to which the Seller is responsible shown due on the Tax Return which are not in dispute. Such dispute shall be submitted to the Independent Accountant in accordance with Section 5.9.3(b), and upon resolution of any such dispute the Seller shall pay to the Parent Purchaser, or the Parent Purchaser shall pay the Seller, any amount necessary to reflect the Independent Accountant's determination. Notwithstanding anything to the contrary herein, the Seller shall be deemed to have satisfied its indemnity obligations pursuant to the applicable subsection of Section 5.9.1 (and no duplicative payment shall be due) to the extent of all payments pursuant to this Section 5.9.3(c), provided that no payment pursuant to this Section 5.9.3(c) shall excuse the Seller from its indemnity obligations pursuant to Section 5.9.1 if the amount of Taxes ultimately determined (on audit or otherwise) for the periods covered by such Tax Return exceeds the payments made pursuant to this Section 5.9.3(c).

        (d) To the extent permitted by Law or administrative practice, the taxable year of each of the Transferred Subsidiaries that includes the Closing Date shall be treated as closing at the close of business on the Closing Date. For purposes of this Agreement, where it is necessary to apportion between the Seller and the Purchasers the Tax liability of an entity or with respect to a Transferred Asset for a Straddle Period (which is not treated under the immediately preceding sentence as closing immediately after the close of business on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of business on the Closing Date (the "Pre-Closing Straddle Period") and the period deemed to begin at the beginning of the day following the Closing Date (the "Post-Closing Straddle Period") on the basis of an interim closing of the books (provided that property Taxes with respect to a Transferred Asset shall be apportioned on the basis of the number of days in the Pre-Closing Straddle Period relative to the number of days in the Straddle Period).

        (e) The Seller shall be entitled to any Tax Benefit arising from any deduction arising in respect of an Excluded Liability or Excluded Tax and the Purchasers acknowledge and agree that neither the Purchasers nor any of their Affiliates shall claim any such deduction on any Section 5.9.3(b) Return; provided, however, that if any deduction arising in respect of an Excluded Liability or Excluded Tax is not permitted by Law or administrative practice to be reported in a Tax Return for which the Seller has filing responsibility and is permitted by Law or


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administrative practice to be reported in a Section 5.9.3(b) Return, then the
Purchasers shall claim such deduction and pay to Seller the amount of any Tax Benefit actually realized in cash that results from such deduction and that would not have arisen but for such deduction.

        5.9.4 Tax Contests. (a) If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim by, before or against a Taxing Authority (a "Tax Audit") shall be delivered, sent, commenced or initiated, in writing, to or against the Seller, the Purchasers or any of their respective Affiliates (a "Notified Party") by any Taxing Authority with respect to Taxes for which the other party may reasonably be expected to be liable pursuant to Sections 5.9.1 or 5.9.2, the Notified Party shall notify the other party in writing of such Tax Audit; provided, however, that the failure to provide prompt notice as provided herein shall not relieve the other party of its indemnity obligations except to the extent that such other party is actually prejudiced thereby.

        (b) From and after the date hereof, the Seller shall have the sole right, at its own expense, to control, contest, resolve, settle and defend, and represent each of the Transferred Subsidiaries' interests in, any Tax Audit to the extent such Tax Audit relates to any Excluded Taxes (and any Tax Audit of any Consolidated Group of which the Seller (or any successor thereto or parent company thereof) is the common parent) and to employ counsel of its choice at its expense; provided, however, that if such Tax Audit (A) is for a Tax Return that is not referred to in Section 5.9.3(a)(iii) and is not referred to in
Section 5.9.3(a)(iv) and is not a Tax Audit of any Consolidated Group of which the Seller (or any successor thereto or parent company thereof) is the common parent and (B) would bind the Transferred Subsidiaries with respect to the Post-Closing Period and (C) would reasonably be expected to have a Material Adverse Effect on the Water Business for the Post-Closing Period, then there shall be no settlement with respect thereto without the consent of the Parent Purchaser, which consent shall not be unreasonably withheld (provided that if the Parent Purchaser withholds consent, then the Seller's responsibility for Taxes shall be no greater than it would have been under the proposed settlement); provided further, however, that with respect to (I) any Tax Audit relating to any Tax liability of the Transferred Subsidiaries for a Pre-Closing Period arising as a result of the application of Treasury Regulation ss. 1.1502-6 or any similar provision of state, local or foreign Tax Law for which the Seller is not obligated to indemnify the Purchasers pursuant to Section 5.9.1(c) or (II) a claim with respect to a Deferred Business in a Tax Audit of any Consolidated Group of which Parent Purchaser or any of its Affiliates (other than a Transferred Subsidiary) is the common parent, the Purchasers shall have the sole right (as between the Purchasers and the Seller) to conduct, contest, resolve, settle and defend and represent each of the Transferred Subsidiaries' interests (except that, in the case of clause (II) , (x) Parent Purchaser shall defend any such claim in good faith and on the same basis as if Parent Purchaser were the party in interest with respect to such claim and (y) Seller's responsibility for Excluded Taxes in connection with any such Tax Audit shall be determined by the Independent Accountant taking into account the reasonableness of the settlement in light of the merits of the claim).

        (c) In the case of a Tax Audit for a Straddle Period, the Seller (if the Tax Audit involves the Reorganization or if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise the Purchasers (the Seller or the Purchasers, as the case may be, the

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"Controlling Party") shall be entitled to control all proceedings taken in connection with the defense of such Tax Audit; provided, however, that the other party (the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's expense) in the conduct of such Tax Audit, and the Controlling Party shall not settle any such Tax Audit without the Non-Controlling Party's consent (which consent will not be unreasonably withheld) (provided that if the Non-Controlling Party withholds consent, then the Controlling Party's responsibility for Taxes shall be no greater than it would have been under the proposed settlement). For the avoidance of doubt, the above provisions of this Section 5.9.4(c) shall not apply to any Tax Audit for any Tax Return referred to in Section 5.9.3(a)(iii) or (iv); such Tax Audits instead shall be governed by Section 5.9.4(b).

        (d) The Purchasers shall have the sole right, at their own expense, to control any other Tax Audit (not relating to an Excluded Tax), and contest, resolve, settle and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes with respect to the Transferred Subsidiaries or the Transferred Assets.

        5.9.5 Refunds, Credits and Carrybacks. (a) Except as otherwise provided in Sections 5.9.5(d) or 5.9.15, the Seller shall be entitled to any refunds or credits (including foreign Tax credits) of or against or arising from, or that may be used against, Excluded Taxes.

        (b) Except as otherwise provided in Section 5.9.5(d) or 5.9.15, the Purchasers and the Transferred Subsidiaries shall be entitled to any refunds or credits (including foreign Tax credits) of or against or arising from, or that may be used against, Taxes of the Transferred Subsidiaries, other than refunds or credits of or against or arising from, or that may be used against, Excluded Taxes.

        (c) The Purchasers shall cause the Transferred Subsidiaries promptly to forward to the Seller or to reimburse the Seller for any refunds or credits due the Seller (pursuant to the terms of this Section 5.9) after receipt thereof, and the Seller shall promptly forward to the Purchasers or reimburse the Purchasers for any refunds or credits due the Purchasers (pursuant to the terms of this Section 5.9) after receipt thereof, in each case net of any Taxes attributable to the receipt of such refunds or credits.

        (d) To the extent that the Transferred Subsidiaries carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (and, in the case of a Straddle Period, arises in the Post-Closing Straddle Period) and which relates to or affects any Excluded Tax into a Pre-Closing Period, the Purchasers shall be entitled to any Tax Benefit actually realized in cash that results from such carry back and that would not have arisen but for such carry back; provided, however, that (i) the amount required to be paid pursuant to this Section 5.9.5(d) shall be recalculated at any time that facts or circumstances arise or come to light which affect the amount required to be paid pursuant to this Section 5.9.5(d) and (ii) if such facts or circumstances arise or come to light after any payment by the Seller to the Purchasers under this Section 5.9.5(d) which, if known when such payment was made would have eliminated the Seller's obligation to make such payment or reduced the amount of such payment, the Purchasers shall be required to remit to the Seller in cash an amount equal to the excess of (x) the amount of the payment made by the Seller to the Purchasers under this Section 5.9.5(d) over


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(y) the amount, if any, that would have been paid by the Seller under this
Section 5.9.5(d) had all of the facts and circumstances been known at the time such payment was made.

        5.9.6 Cooperation and Exchange of Information. (a) The Purchasers shall, and shall cause the Transferred Subsidiaries to, deliver to the Seller all information (including IRS Form 1120 prepared on a separate basis in accordance with past practice, together with schedules, statements and supporting documentation) as the Seller may reasonably request from time to time, with respect to each of the Transferred Subsidiaries and the Transferred Assets for the preparation of the income Tax Returns of the Seller for calendar years 2001 and 2002. All information provided by the Purchasers and the Transferred Subsidiaries pursuant to this Section 5.9.6(a) shall correctly reflect, to the knowledge of the Purchasers or the relevant Transferred Subsidiary, as the case may be, the facts regarding the income, properties, operations and status of each of the Transferred Subsidiaries and the Transferred Assets, and shall be prepared in a manner consistent with (i) the past practice of each such entity, and (ii) Section 2.6 of the Seller's Disclosure Schedule.

        (b) The Purchasers shall provide the Seller with reasonable cooperation and shall make available to the Seller such information and data concerning the Transferred Subsidiaries and the Transferred Assets and make available such knowledgeable employees of the Transferred Subsidiaries as the Seller may reasonably request, and shall provide the Seller with reasonable access to any relevant Tax records or information in the Purchasers' possession. Such cooperation and information shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Transferred Subsidiaries and providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by any Taxing Authority and any existing records concerning the ownership and Tax basis of property which the Purchasers and the Transferred Subsidiaries may possess. The Purchasers, and the Transferred Subsidiaries shall make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller and its Affiliates shall provide the Purchasers with similar reasonable cooperation, information and data to the extent that the Seller or any of its Affiliates has such records and information in its possession or such employees in its employ.

        (c) For a period of 10 years after the Closing Date, or until expiration of the applicable statute of limitations if later, the Seller, the Purchasers and the Transferred Subsidiaries shall retain all Tax Returns, books and records (including computer files) of, or with respect to, the Transferred Subsidiaries and the Transferred Assets ("Retained Tax Documents") for all Pre-Closing Periods; provided, however, that (i) no party shall be required to retain any Retained Tax Documents for any taxable period ending on or before December 31, 1995 and (ii) either party shall be entitled to dispose of any Retained Tax Documents provided they have first offered such Retained Tax Documents to the other parties hereto in writing and the other parties hereto fail to accept such offer within 60 days of its being made.

        (d) The Purchasers and the Seller and their respective Affiliates shall cooperate in the preparation and filing of all Tax Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required or requested by the Seller to be filed after such date. In the case of any federal, state or local or foreign Consolidated


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Group Tax Returns, such cooperation shall also relate to any other taxable periods in which one party hereto could reasonably require the assistance of the other parties hereto in obtaining any necessary information. Such cooperation shall include furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation; provided, however, that neither the Seller and its Subsidiaries and Affiliates nor the Purchasers and their Subsidiaries and Affiliates shall be required to provide any Person with any Consolidated Group Tax Return or copy thereof that includes the Seller or any of its Affiliates or the Purchasers and any of their Affiliates, as the case may be. To the extent that such Tax Returns would be required to be delivered but for the proviso in the preceding sentence, the Person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Transferred Subsidiaries or the Transferred Assets, as the case may be.

        5.9.7 Termination of Tax Sharing Agreements. As of the Closing Date, the Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar agreements and arrangements between the Seller and its Affiliates, on the one hand, and the Transferred Subsidiaries, on the other, to be extinguished and terminated with respect to the Transferred Subsidiaries, and any rights or obligations existing under any such agreement or arrangement shall be extinguished and no longer enforceable.

        5.9.8 No Section 338 Elections. Neither the Seller, the Purchasers, nor any of their respective Affiliates shall make or cause to be made any election under Section 338 of the Code with respect to the purchase of the Transferred Subsidiaries.

        5.9.9 Coordination. Notwithstanding anything in this Agreement to the contrary, in the event there is a conflict between Section 2.6 or this Section 5.9, on the one hand, and any other provision(s) of this Agreement, on the other hand, Section 2.6 and this Section 5.9 shall control; provided, however, that if any provision of this Section 5.9 would result in the payment by the Seller or any of its Affiliates (excluding the Transferred Subsidiaries) of any amount that is made, pursuant to Section 5.8, the responsibility of the Purchasers or any of their respective Affiliates (including the Transferred Subsidiaries), or for which the Purchasers or any of their respective Affiliates (including the Transferred Subsidiaries), are required to reimburse the Seller and its Affiliates (excluding the Transferred Subsidiaries), the provisions of Section
5.8 shall govern rather than those of this Section 5.9.

        5.9.10  Survival. The representations and warranties contained in
Section 3.7.7(A) and (C), 3.7.8 and 3.7.13 and the agreements, covenants and indemnities contained in this Section 5.9 shall survive the Closing Date until the expiration of the applicable statutory periods of limitation. The remaining representations and warranties contained in Section 3.7 shall not survive the Closing.

        5.9.11 Tax Treatment of Payments. The Seller, the Purchasers, the Transferred Subsidiaries and their respective Affiliates shall treat any and all payments under Sections 5.8.7, 5.8.10.7, this Section 5.9 or Section 8.2 as an adjustment to purchase price for Tax purposes (which treatment the Purchasers and the Seller acknowledge is consistent with current Tax Law)


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unless they are required to treat such payments otherwise as a result of a change in applicable Tax Law or interpretation thereof in a court case or binding Treasury Regulation, in which case the indemnifying party's indemnification obligation shall be (i) increased such that the indemnification payment less any Tax actually paid in cash by the indemnified party with respect to such indemnification payment equals the Damages giving rise to such indemnification and (ii) decreased by any Tax Benefit actually realized in cash by the indemnified party that would not have been realized but for the Damages giving rise to the indemnification payment. If a Tax or Tax Benefit is actually paid or realized in cash by the indemnified party subsequent to the time when an indemnification payment is made hereunder, the amount required to be paid pursuant to clauses (i) and (ii) shall be recalculated and an appropriate adjusting payment shall be paid by the indemnifying party to the indemnified party or by the indemnified party to the indemnifying party promptly after such Tax or Tax Benefit is actually paid or realized in cash.

        5.9.12 Where it is necessary to determine the taxable period (or portion thereof) to which a Tax relates, such determination shall be made under applicable Tax Law and the rules set forth in this Section 5.9, not under principles of financial accounting. Notwithstanding any other provision, it is hereby agreed and understood that the Seller makes no representation as to the amount, quality or nature of Tax basis, net operating loss, credits or other Tax assets or benefits that may exist at any time in or with respect to the Transferred Subsidiaries or the Transferred Assets ("Tax Attributes"), the Seller may utilize (or cause to be utilized) any Tax Attributes for Seller's benefit at the Seller's sole discretion to the extent permitted by Law, in the Reorganization or otherwise to minimize Excluded Taxes, without any obligation to compensate the Purchasers for such utilization, the Purchasers may not withhold consent to any transaction contemplated by the Seller in connection with the Reorganization or otherwise by reason of the utilization, disallowance, limitation on or unavailability of any Tax Attributes and the accounting made for purposes of Section 5.21 shall not include the utilization, disallowance, limitation on or unavailability of any Tax Attributes.

        5.9.13 Transfer Taxes. Each of the Seller (or the relevant Seller Affiliate, as applicable) and the Parent Purchaser (or the relevant Parent Purchaser Affiliate, as applicable) shall pay one-half of all documentary, sales, use, registration, foreign notary, value added, transfer, stamp and similar Taxes, fees and costs (collectively, "Transfer Taxes") payable as a result of the transfer of the Transferred Assets and the Transferred Subsidiaries to the Purchasers or their Affiliates and the other transactions (other than the Reorganization) contemplated by this Agreement (other than value added Taxes, all of which will be the responsibility of and be paid by the Purchasers, except value added Taxes imposed on the Reorganization, all of which shall be the responsibility of the Seller), other than income Taxes or Taxes on capital gain or loss. The Parent Purchaser (or the relevant Parent Purchaser Affiliate, as applicable) will file with the relevant authorities and do all such things as are necessary in the relevant jurisdictions to ensure the prompt completion and, where necessary, registration and stamping of the transfer of the Transferred Assets to the Purchasers. Neither the Seller nor any of its Affiliates shall be liable to pay any proportion of any additional Taxes, penalties, interest or similar costs incurred by the delay, failure or default of the Parent Purchaser or any of its Affiliates to comply with its filing, registration and stamping obligations under this Section 5.9.13.


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        5.9.14  Post-Closing Transactions. For any Transferred Subsidiary that is organized in a jurisdiction other than the United States (a "Foreign Transferred Subsidiary"), for the taxable period that includes the Closing Date, neither the Purchasers nor any of their respective Affiliates shall cause or permit such Foreign Transferred Subsidiary to enter into any transaction or take any action (a) that would be considered under the Code to constitute the declaration or payment of a dividend, including pursuant to Section 304 of the Code or (b) that would otherwise result in the diminution of the foreign Tax credits that, absent any such transaction, may be claimed by the Seller or any of its Affiliates, including any transaction (other than in the Ordinary Course of Business) that would result in the increase or diminution of any amount of earnings and profits of such Foreign Transferred Subsidiary under the Code for periods through the end of any such taxable period or any loss carryback or loss surrender or other action not in the Ordinary Course of Business that would reduce the effective rate of creditable Tax paid by such Foreign Transferred Subsidiary for any such period.

        5.9.15 Timing Differences. The Purchasers agree that if as the result of any Tax Audit adjustment made with respect to any Excluded Tax, the Purchasers or any of their Affiliates, including the Transferred Subsidiaries, receive a Tax Benefit, then the Purchasers shall pay to the Seller the amount of such Tax Benefit within 15 days of filing the Tax Return in which such Tax Benefit is realized or utilized (or such later date, such as upon resolution of a Tax Audit, as the Tax Benefit is received). The Seller agrees that if as the result of any Tax Audit adjustment made with respect to any Taxes of the Transferred Subsidiaries or with respect to the Transferred Assets, in each case, other than an Excluded Tax, the Seller or any of its Affiliates receives a Tax Benefit, then the Seller shall pay to the Purchasers the amount of such Tax Benefit within 15 days of filing the Tax Return in which such Tax Benefit is realized or utilized (or such later date, such as upon resolution of a Tax Audit, as the Tax Benefit is received). For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest marginal rate in effect in the year such Tax Benefit is realized or utilized and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under the Law. The Purchasers and the Seller agree that they will use all reasonable means available to seek any available Tax Benefit (including seeking it in a Tax Audit), provided, however, that nothing contained in this
Section 5.9.15 shall obligate the Seller, the Purchasers or any of their Affiliates to file any amended Tax Returns.

        5.9.16 Reorganization Tax True-Up. Within 10 Business Days following the filing by the Purchasers of the last Section 5.9.3(b) Return (not including any amended Tax Return) that includes Taxes for which the Seller has an indemnification obligation pursuant to Section 5.9.1(b) (but in no event after December 31, 2003), the Purchasers shall remit to the Seller the amount, if any, by which the Estimated Reorganization Tax Amount exceeds the total amount of Taxes imposed on the Reorganization that are shown due on all then filed Section 5.9.3(b) Returns. The Seller shall remit to the Purchasers the amount, if any, by which the total amount of Taxes imposed on the Reorganization that are shown due on all Section 5.9.3(b) Returns that include Taxes for which the Seller has an indemnification obligation pursuant to Section 5.9.1(b) exceeds the Estimated Reorganization Tax Amount in accordance with Section 5.9.3(c). Notwithstanding anything to the contrary herein, no payment by the Purchasers or the


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Seller pursuant to this Section 5.9.16 shall excuse the Seller or the Purchasers from their respective indemnity obligations pursuant to Section 5.9.1 or 5.9.2.

        5.9.17 UK Taxation. Notwithstanding anything in this Agreement to the contrary (i) any Tax losses sustained by Hercules GB Holdings Limited relating to interest payments for the Pre-Closing Period shall be surrendered, to the extent determined by the Seller, to Hercules Limited without payment in accordance with and subject to the UK Tax rules relating to group relief set out in Income and Corporation Taxes Act 1988 Section 402 to 413 and Schedule 18,
(ii) any Tax losses sustained by Hercules GB Holdings Limited relating to interest payments for the Pre-Closing Period that are not surrendered to Hercules Limited pursuant to clause (i) of this Section 5.9.17 shall be surrendered to BetzDearborn Limited in accordance with and subject to the said rules relating to group relief and (iii) the Purchasers, Hercules GB Holdings Limited and BetzDearborn Limited shall take all action that is reasonably required to enable such surrender to take place and for Hercules Limited and/or BetzDearborn Limited to obtain such loss relief as is permissible under the said rules, including signature of any necessary group relief consents and any amendments to Tax Returns for Hercules GB Holdings Limited or BetzDearborn Limited relating to the Pre-Closing Period.

        5.9.18 Deferred Businesses. In the case of a Deferred Business in the United States as to which the Seller is the Transferee (within the meaning of Exhibit VII), the Seller shall take such steps as are necessary for it to file, and the Seller and the Purchasers shall file, their respective United States federal income Tax Returns (and corresponding United States state and local income Tax Returns) on the basis that such Deferred Business is not a Deferred Business. In the case of a Deferred Business that is not in the United States, the parties, acting reasonably, shall endeavor to report such Deferred Business (or cause it to be reported) on the relevant foreign income Tax Returns as not a Deferred Business.

     Section 5.10  Ancillary Agreements.

        5.10.1 Blanket Assignment of Leases. At the Closing, the Seller Entities and the Purchaser will enter into the Assignment of Leases ("Blanket Assignment of Leases") by which (a) the Seller Entities will transfer and assign all of their respective right, title and interest in each Leased Real Property listed in Section 2.2.1 of the Seller's Disclosure Schedule to be transferred to the Purchaser, and (b) the Purchaser will assume all obligations and liabilities under the applicable Real Property Leases.

        5.10.2 Local Assignment of Leases. At the Closing, to the extent required by the lessor of any Leased Real Property or custom and/or applicable Law of the jurisdiction in which any Leased Real Property is located, the Seller Entities and the Purchaser will enter into any other local assignment of lease relating to the Leased Real Property ("Local Assignment of Leases"), in substantially the same form as the Blanket Assignment of Leases or with such other changes as are required by local custom or applicable Law, provided that no such changes shall increase the Seller Entities' rights or obligations as set forth in the Blanket Assignment of Leases.

        5.10.3 Supply Agreements. At the Closing, the Seller and Betz will enter into the Supply Agreements, the purpose of which is to, among other things, provide continuity of supply



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(a) to the Seller, of those Retained Business products produced at Water
Business facilities transferring to the Purchaser as part of the Transferred Assets and (b) to Betz, of those Water Business products produced at Retained Business facilities remaining with the Seller or its Affiliates as part of the Excluded Assets.

        5.10.4 Distribution Agreement. At the Closing, the Seller and Betz will enter into the Distribution Agreement, the purpose of which is to, among other things, (a) provide continuity of supply to the Seller, of certain Water Business products produced at manufacturing facilities transferring to the Purchaser at Closing and (b) appoint the Seller as the exclusive distributors of such products for resale to customers in the Pulp and Paper Industry worldwide.

        5.10.5 Intellectual Property Assignments and Intellectual Property License Agreements. At the Closing, the Seller and the Purchaser will enter into the Intellectual Property Assignments and Intellectual Property License Agreements, the purposes of which are to, among other things, (a) protect the Seller's and its Affiliates' rights in any and all of the Intellectual Property Rights owned or otherwise used by the Seller and its Affiliates as of the Closing Date and remaining with the Seller and its Affiliates as part of the Retained Business (the "Retained Business Intellectual Property Rights"), (b) protect any Purchased Intellectual Property transferring to the Purchaser as part of the Transferred Assets, (c) grant the Seller and its Affiliates the rights necessary to use any Purchased Intellectual Property of the Purchaser that has been or is being used in the Retained Business as of the date of this Agreement so that the Seller and its Affiliates can continue to use such Purchased Intellectual Property in the Retained Business after the Closing Date, and (d) grant the Purchaser the rights necessary to use the Retained Business Intellectual Property Rights that have been or are being used in the Water Business as of the date of this Agreement so that the Purchaser can continue to use such Retained Business Intellectual Property Rights in the Water Business after the Closing Date.

        5.10.6 Transition Services Agreement. At the Closing, the Seller and Betz shall enter into the Transition Services Agreement, the purpose of which is to, among other things, ensure that (i) to the extent requested and agreed by the Purchasers, the Seller and its Affiliates provide to Betz and its Affiliates after the Closing the scope and level of services, support and facilities use which is currently provided by the Seller Entities to the Water Business and which are reasonably necessary to conduct and operate the Water Business as presently conducted and operated, and, (ii) to the extent requested and agreed by the Seller, Betz and its Affiliates provide to the Seller and its Affiliates after the Closing with the scope and level of services, support and facilities use which is currently provided by the Water Business to the Retained Business and which are reasonably necessary to conduct and operate the Retained Business as presently conducted and operated, in each case, for a specified transition period or, in the case of certain of such services, for such shorter period as provided for in the Transition Services Agreement. The parties hereto agree to negotiate reasonable and customary terms of the Transition Services Agreement and related attachments in good faith.

        5.10.7 Other Ancillary Agreements. On or prior to the Closing, (a) the Purchaser shall, and shall cause its respective Affiliates to, execute and deliver to the Seller copies of any other Ancillary Agreements to which it is a party and (b) the Seller shall, and shall cause their Affiliates to, execute and deliver to the Purchaser copies of any other Ancillary Agreements to which it is a party.


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     Section 5.11  Assignment of Insurance Proceeds. Effective upon the Closing,
(a) the Seller shall (and shall cause the other Seller Entities to) assign and transfer to the Purchasers or their designees all claims, causes of action, rights of recovery and rights of set-off of any kind arising under any contract of insurance or by operation of Law to the extent in favor of or pertaining to the Water Business or any portion thereof (other than rights in favor of or pertaining to the Excluded Assets or the Excluded Liabilities); and (b) the Purchasers shall (and shall cause their Affiliates to) assign and transfer to the Seller or its designees all claims, causes of action, rights of recovery and rights of set-off of any kind arising under any contract of insurance or by operation of Law to the extent in favor of or pertaining to the Excluded Assets or the Excluded Liabilities (other than rights in favor of or pertaining to the Water Business or any portion thereof). In the event that any party shall be unable to make the foregoing assignment, or if such attempted assignment would give rise to any right of termination of, or would otherwise adversely affect the rights of either party (or any Seller Entity or Transferred Subsidiary) under such insurance contracts, then the parties shall cooperate with each other and use commercially reasonable efforts to provide each other with the benefits of all such claims, causes of action and rights as set forth in Section 5.12. Each party shall assert claims against or seek coverage under insurance policies owned or controlled by the other party only in accordance with the terms and conditions set forth in Section 5.12.

     Section 5.12  Other Insurance Matters.

        5.12.1 All Insurance Policies sold to or procured by any of the Transferred Subsidiaries (the "Water Business Policies") shall remain an asset of the Transferred Subsidiaries (or otherwise be a Transferred Asset hereunder) and the Transferred Subsidiaries shall have all rights and retain all obligations under the Water Business Policies. Such obligations under the Water Business Policies shall include the payment of all premiums or rating adjustments, self-insured retentions, deductibles, or other payments owed under, and all costs associated with (including as a result of unavailability of insurance due to exhaustion, impairment, carrier insolvency or other event), the Water Business Policies (collectively, the "Policy Payments"), except to the extent that any such Policy Payments relate to the Retained Business, the Excluded Assets or the Excluded Liabilities. The Seller shall, or shall cause one of its Affiliates to, promptly reimburse the Purchasers or their Affiliates for any Policy Payments, paid by the Purchasers or their Affiliates from and after the Closing, which relate to the Retained Business, the Excluded Assets or the Excluded Liabilities.

        5.12.2 All Insurance Policies sold at any time to the Seller or any of its Affiliates (other than Insurance Policies sold to or procured by the Transferred Subsidiaries), including all such Insurance Policies providing for director and officer liability insurance or fiduciary liability insurance (the "Seller Policies"), shall remain an asset of the Seller (or otherwise be an Excluded Asset hereunder), and the Seller shall have all rights and retain all obligations under the Seller Policies. Such obligations under the Seller Policies shall include the payment of Policy Payments owed under the Seller Policies, except to the extent that any such Policy Payments relate to the Water Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities. The Purchasers shall promptly reimburse the Seller or its Affiliates for any Policy Payments, paid by the Seller or such Affiliates from and after the Closing, which relate to the Water Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities.



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        5.12.3  In the event that, after the Closing: (a) the Purchasers or any of their respective Affiliates (or any of their respective directors, officers or employees) desire to pursue coverage under any of the Seller Policies for claims involving the Water Business, the Transferred Assets or the Transferred Liabilities, the Seller will use commercially reasonable efforts to assist the Purchasers or such Affiliates in securing coverage under the Seller Policies; and (b) the Seller or any of its Affiliates desires to pursue coverage under any of the Water Business Policies for claims involving the Retained Business, the Excluded Assets or the Excluded Liabilities, the Purchasers will use commercially reasonable efforts to assist the Seller or such Affiliates in securing coverage under such Water Business Policies. In all cases, the party seeking insurance coverage shall be responsible for the satisfaction of any such deductibles or self-insured retentions as may need to be satisfied prior to obtaining such insurance coverage, and shall otherwise be responsible for the payment of any Policy Payments relating thereto.

        5.12.4 From and after the Closing: (a) recoveries or other payments received by the Seller or any of its Affiliates from insurance companies to the extent related to the Water Business (or any portion thereof), the Transferred Assets or the Transferred Liabilities shall be paid to the Purchasers (less any amount actually expended by the Seller and its Affiliates, other than the Transferred Subsidiaries) for the benefit of the Water Business, the Transferred Assets or the Transferred Liabilities; and (b) recoveries or other payments received by the Purchasers or any of their respective Affiliates from insurance companies to the extent related to the Retained Business, the Excluded Assets or the Excluded Liabilities shall be paid to the Seller or its designees (less any amount actually expended by the Transferred Subsidiaries) for the benefit of the Retained Business, the Excluded Assets or the Excluded Liabilities. Between the date of the signing of this Agreement and the Closing, recoveries or other payments received by the Seller or any of its Affiliates (less any amounts actually expended by the Seller and its Affiliates, other than the Transferred Subsidiaries) from insurance companies: (a) to the extent related to the loss of or damage to any of the Transferred Assets, or (b) as reimbursement for monies paid by Betz, any portion of the Water Business or the Transferred Subsidiaries with respect to an insured liability, shall be treated as an asset of Betz, the Water Business or the Transferred Subsidiaries, as appropriate. As used in this subparagraph, the term "amounts actually expended" shall include amounts paid (including defense fees and costs, and indemnity payments) but not reimbursed by insurance companies and amounts spent in order to obtain such reimbursements from insurance companies.

        5.12.5 The Seller, on the one hand, and the Purchasers, on the other hand, shall each appoint two (2) representatives (one with responsibility for insurance and risk management issues) to serve on an "Insurance Issues Team" which shall be charged with negotiating in good faith any insurance related issues which may arise between the Seller and the Purchasers, in accordance with the guidelines set forth in this Section 5.12 and with the goals of: (a) reaching a result which is fair and equitable to the parties taking into account all claims then pending against each party, which claims may be insured by the Insurance Policies at issue; (b) maximizing the recovery of insurance payments in order to make a party which has incurred costs for a potentially covered loss (whether for defense or indemnity) as whole as possible (provided that each party shall remain responsible for any Policy Payments owed by that party, including the satisfaction of any deductibles or self-insured retentions); and
(c) preserving remaining insurance coverage so that insurance coverage remains available to cover the claims


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then pending against a party. Should the Insurance Issues Team not be able to reach resolution of any such issues within 30 days (or such longer time period as mutually agreed to in writing), then one corporate officer of each of the Seller and the Purchasers shall meet with the goal of resolving in good faith the issues in question. Should the corporate officers so appointed not be able to resolve the issues in question within 30 days of such appointment (or such longer time period as may be mutually agreed upon in writing), then such issues shall be resolved through a binding arbitration proceeding conducted in accordance with the rules of the American Arbitration Association applicable to commercial disputes. The arbitration shall take place within the City of Philadelphia and the Laws of the Commonwealth of Pennsylvania shall apply. In connection therewith, each party shall select one arbitrator which arbitrator shall have experience in resolving insurance disputes; the two selected arbitrators shall then select a third arbitrator, which arbitrator shall also have experience in resolving insurance disputes. The costs of the arbitration shall be borne equally by the parties; provided, however, that the arbitration panel may consider an award of costs in connection with its resolution of any dispute.

        5.12.6 For a period of not less than three (3) years after the Closing Date, the Seller shall maintain in effect those Seller Policies that provide directors and officers liability insurance or fiduciary liability insurance for the benefit of persons or plans of any portion of the Water Business or the Transferred Subsidiaries who or which, prior to the Closing, were insureds under such policies and were covered by the terms and conditions of those policies. Notwithstanding anything to the contrary set forth in this Section 5.12, the term "Policy Payments" shall not include any premium payments paid or to be paid by the Seller with respect to the insurance policies described in this Section
5.12.6 only.

     Section 5.13  Access to Records after Closing; Commingled Items.

        5.13.1 The Purchasers recognize that, after the Closing, they may have documents, books, records, work papers and information, whether in written, magnetic, electronic or optical form (collectively, "Records") which relate to
(a) the Water Business with respect to the period or matters arising prior to the Closing, including Records pertaining to the Transferred Assets, the Transferred Liabilities and the Transferred Subsidiaries' respective employees, assets and liabilities (the "Water Business Records") or (b) the Retained Business, the Excluded Assets or the Excluded Liabilities (the "Seller's Records"). The Purchaser will use, and will cause its respective Affiliates to use, commercially reasonable efforts not to use (or take any action to use) the Seller's Records and Confidential Business Information of the Retained Business, except as provided for in this Agreement or the Ancillary Agreements, and to preserve the confidentiality of any information contained in the Seller's Records and Confidential Business Information of the Retained Business (for so long as it remains non-public including after termination or expiration of this Agreement) to keep such information confidential, subject to any provisions of confidentiality in the Ancillary Agreements. The Purchasers further recognize that the Seller may need access to such Water Business Records and the Seller's Records after the Closing. Upon the Seller's reasonable request the Purchasers shall provide the Seller and its employees, representatives and agents access to, and the right to photocopy (at the Seller's expense), during normal business hours on reasonable advance notice, such reasonably requested Records. Subject to Section 5.13.3, the Purchasers shall use commercially reasonable efforts to maintain all such Records at least until the seventh anniversary of the Closing, or, at the

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Purchasers' discretion or (at any time) at the Seller's reasonable request (and expense), transfer any Seller's Records to the Seller.

        5.13.2 The Seller recognizes that, after the Closing, it may have Water Business Records or other Records relating to the Water Business. The Seller will use, and will cause its respective Affiliates to use, commercially reasonable efforts not to use (or take any action to use) Water Business Records and Confidential Business Information of the Water Business, except as provided for in this Agreement or the Ancillary Agreements, and to preserve the confidentiality of any information contained in the Water Business Records and Confidential Business Information of the Water Business and (for so long as it remains non-public including after termination or expiration of this Agreement) to keep such information confidential, subject to any provisions of confidentiality in the Ancillary Agreements. The Seller further recognizes that the Purchasers may need access to such Water Business Records and other Records after the Closing. Upon the Purchaser's reasonable request the Seller shall provide the Purchasers and their respective employees, representatives and agents access to, and the right to photocopy (at the Purchasers' expense), during normal business hours on reasonable advance notice, such reasonably requested Records. Subject to Section 5.13.3, the Seller shall use commercially reasonable efforts to maintain all such Records at least until the seventh anniversary of the Closing, or, at the Seller's discretion or (at any time) at the Purchasers' reasonable request (and expense), transfer any such Records to the Purchasers.

        5.13.3 To the extent that, after the Closing Date, the Purchasers will have in their possession non-public Seller's Records or the Seller will have in its possession non-public Water Business Records, in each case, that would be impractical (notwithstanding the use of commercially reasonable efforts) to remove, destroy or return to the other party in accordance with the provisions of Sections 5.13.1 or 5.13.2 (collectively, the "Commingled Items"), the Commingled Items will not be separated or segregated from the Seller's or the Purchasers' other Records, as the case may be, but, with respect to the portion of such Commingled Items which the Seller and the Purchasers, as the case may be, are not entitled to under the terms of this Agreement, the Seller and the Purchasers, as the case may be, will use, and will cause their respective Affiliates to use, their commercially reasonable efforts not to use (or to take any action to use), and to preserve the confidentiality of, such portion or any information contained therein, and (for as long as it remains non-public, including after expiration or termination of this Agreement) to keep such portion and information confidential.

        5.13.4 Notwithstanding any provision herein to the contrary, Records pertaining to Taxes shall be governed solely by Section 5.9.

        5.13.5 In addition to access to Records, as set forth in Section 5.13.1 and 5.13.2, above, each of the Purchasers and the Seller recognize that each may need access to the others' personnel for various reasons, including for purposes of: (a) identifying, locating and interpreting Records, and (b) providing advice, and deposition or trial testimony in connection with Actions or Claims, concerning (i) Records, (ii) pre-Closing business practices, or (iii) products manufactured or sold prior to the Closing. Upon reasonable request, the Purchasers and the Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to assist the other (including the making available to the other of personnel) with respect to: (a) identifying, locating and interpreting Records, and (b) providing advice, and deposition or trial


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testimony in connection with Actions or Claims, concerning (i) Records, (ii)
pre-Closing business practices, or (iii) products manufactured or sold prior to the Closing; provided, however, that the party requesting assistance shall be responsible for and shall reimburse the other party with respect to any out of pocket costs and expenses incurred providing such assistance, including reimbursement for employee time actually spent providing such assistance (calculated based on that employee's actual time spent times that employee's hourly rate of compensation as determined by dividing that employee's annual salary by 2000 hours). The parties acknowledge and agree that the rights granted under this Section 5.13.5 shall not apply to or be available for any purpose involving a Claim or Action between the parties or their respective Affiliates. The rights and obligations with respect to Intellectual Property Rights under this Section 5.13.5 shall cease one (1) year from the date hereof.

        5.13.6 The parties acknowledge and agree that the obligations under this Section 5.13 shall be subject to any Laws or legal obligations which prohibit the sharing of the information requested by a party.

     Section 5.14  Loan Documents; Intercompany Accounts; Guaranties.

        5.14.1 The Seller shall use its commercially reasonable efforts to obtain at or before the Closing (a) the written release and waiver from all appropriate Persons of (i) any and all Encumbrances (other than Permitted Encumbrances) imposed on any portion of the Water Business, the Transferred Assets or the assets of the Transferred Subsidiaries (including upon the Betz Common Stock and the Water Subsidiaries Stock pursuant to the Loan Documents or otherwise), (ii) any and all guaranties granted by the Transferred Subsidiaries pursuant to the Loan Documents and (iii) any and all guaranties granted by any of the Transferred Subsidiaries in respect of any other Indebtedness or other obligations of the Seller or any of its Affiliates (other than the Transferred Subsidiaries), and (b) the delivery to the Seller of the certificates representing the shares of Betz Common Stock and Water Subsidiaries Stock.

        5.14.2  Subject to the procedures and exceptions set forth in Section
5.14.2 of the Seller's Disclosure Schedule, at or prior to the Closing, all intercompany receivables or payables and loans then existing between the Seller and its Affiliates (other than the Transferred Subsidiaries), on the one hand, and the Transferred Subsidiaries, on the other hand, shall be settled in the Ordinary Course of Business or, in the Seller's discretion, by way of capital contribution, dividend or otherwise.

        5.14.3 The Purchasers shall use their commercially reasonable efforts to cause themselves or one or more of their respective Subsidiaries or Affiliates to be substituted in all respects for the Seller and its Subsidiaries (other than the Transferred Subsidiaries), effective as of the Closing, in respect of all obligations of the Seller or any of its Subsidiaries (other than the Transferred Subsidiaries) under each of the guaranties, letters of credit and letters of comfort, set forth in Section 5.14.3 of the Seller's Disclosure Schedule, obtained by the Seller or such Subsidiaries (other than the Transferred Subsidiaries) for the benefit of the Transferred Subsidiaries (the "Guaranties"). If the Purchasers are unable to effect such a substitution with respect to any Guaranty after using their commercially reasonable efforts to do so, and the Seller has made a written request to the Purchasers to pay on its behalf amounts due under a non-transferred Guaranty, the Purchaser shall pay such amounts when requested. In the event the


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Purchaser fails to pay such amount, and in any event does not pay such amounts by the later of (x) two days after written request by the Seller and (y) the date such written notice indicates that such amount is due to an applicable third party (the "Interest Accrual Date"), the Purchasers shall pay interest on such amount at a 12% annual rate from the Interest Accrual Date to the date of payment. As a result of the substitution contemplated by the first sentence of this Section 5.14.3 and/or the payment obligation contemplated by the second sentence of this Section 5.14.3, and subject to the provisions of Section 8.2.2(c), the Seller and its Affiliates (other than the Transferred Subsidiaries) shall, from and after the Closing, cease to have any obligations whatsoever arising from or in connection with the Guaranties, except for obligations, if any, for which the Seller or its Affiliates will be fully indemnified pursuant to the second sentence of this Section 5.14.3 or Section 8.2.2(c).

     Section 5.15  Inventory Count.

        5.15.1 The Seller shall take a count of the Inventories of the Seller or any of its Affiliates relating to the Water Business (other than Inventories of the Seller or any of its Affiliates relating to the Water Business located at the sites of Customers (as defined in the Distribution Agreement)) as of the Accounting Closing Date (the "Accounting Closing Inventory Count"). If the Purchaser so elects, the Purchasers and the Purchasers' accountants may participate in the Accounting Closing Inventory Count. Such Accounting Closing Inventory Count shall be taken in accordance with the Seller's historical inventory taking procedures, which procedures have previously been disclosed in writing to the Purchasers. The Seller and the Purchasers hereby agree that the Accounting Closing Inventory Count shall be used in determining the Closing Date Net Assets, the Roll-Forward Closing Date Net Assets and the Final Purchase Price pursuant to Section 2.5; provided, however, that disputes with respect to the Inventory Count may only be settled either by the Seller and the Purchasers or the Independent Accountant pursuant to Section 2.5 of this Agreement.

     Section 5.16  [Reserved]

     Section 5.17  Use of Hercules Name; Use of Betz Name.

        5.17.1 Within 60 days after the Closing, (a) the Purchasers shall cause each of the Transferred Subsidiaries to, to the extent applicable, change its corporate names to a name that does not include the name "Hercules" or any derivatives thereof and (b) the Purchasers shall have no right to use the "Hercules" name or any derivatives thereof, except that for a period ending 90 days after the Closing, the Purchasers shall have the right to use any catalogues, sales and promotional materials and printed forms that use such name and are included in the Transferred Assets or the assets of any of the Transferred Subsidiaries as of the Closing, or that have been ordered prior to the Closing for use in the Water Business or any portion thereof; provided, however, that (a) promptly after the Closing Date, the Purchasers shall make all filings with the appropriate Governmental Authorities to effectuate the said name changes, (b) the Purchasers shall use their commercially reasonable efforts to minimize the usage of the "Hercules" name and any derivatives thereof, and to discontinue it as soon as practicable after the Closing and (c) notwithstanding anything to the contrary in this Section 5.17.1, to the extent any approvals of Governmental Authorities are necessary to effectuate the said name changes,


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the time limits specified in this Section 5.17.1 shall be extended by the time period necessary to obtain such approvals.

        5.17.2 Within 60 days after the Closing, (a) the Seller shall cause each of its Affiliates (other than the Transferred Subsidiaries), to the extent applicable, to change its corporate name to a name that does not include, and to thereafter cease to use any name that includes, the names "Betz," "BetzDearborn," "Dearborn," "BD," "Dear" or any derivatives thereof and (b) except as provided in the Ancillary Agreements, the Seller shall cause each of its Affiliates (other than the Transferred Subsidiaries) to thereafter cease to use any Marks that include "Betz," "BetzDearborn" "Dearborn," "BD," "Dear" or any derivatives thereof or Marks confusingly similar thereto, including "Betz Paperchem Semi-Bulk Control"; provided, however, that promptly after the Closing Date, the Seller shall cause each of its Affiliates (other than the Transferred Subsidiaries) to make all filings with the appropriate Governmental Authorities to effectuate the said name changes.

     Section 5.18 Cooperation with Respect to Financial Reporting. After the date of this Agreement, the Seller shall, and shall cause the Seller Entities and the Transferred Subsidiaries to, reasonably cooperate with the Parent Purchaser (at the Seller's expense) in connection with the Parent Purchaser's preparation of historical financial statements of the Water Business as required for the Purchaser's filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") following the Closing. After the Closing, the Purchasers shall, and shall cause the Transferred Subsidiaries to, reasonably cooperate with the Seller (at the Seller's expense) in connection with the Seller's preparation of pro forma and historical financial statements of the Water Business as may be required for the Seller's filings under the Exchange Act following the Closing.

     Section 5.19 Non-Solicitation of Employees. The Seller shall not, and shall cause its Subsidiaries not to, at any time prior to the expiration of three years from the date hereof, directly or indirectly, solicit the employment of any Transferred Employee or any other employee of any portion of the Water Business or the division of the Purchasers known as GE Specialty Materials (including such division as conducted by the Transferred Subsidiaries following the Closing) or any other employee of the Purchasers and their respective Affiliates of whom the Seller learns in connection with negotiation of this Agreement or the consummation of the transactions contemplated hereby (collectively, the "Purchasers' Covered Employees") without the Parent Purchaser's prior written consent. The Purchasers shall cause GE Corporate, the Water Business and the division of the Purchasers known as GE Specialty Materials (including such division as conducted by the Transferred Subsidiaries following the Closing) not to, at any time prior to the expiration of three years from the date hereof, directly or indirectly, solicit the employment of employees of the Pulp and Paper Division, any employees of the Seller and its Subsidiaries of whom the Purchasers learn in connection with negotiation of this Agreement or the consummation of the transactions contemplated hereby, and any employees of the Seller and its Subsidiaries of whom the Purchasers or any of their Affiliates learn directly from the current Vice President and General Manager of the BetzDearborn division of the Seller or his current direct reports (together with the Purchasers' Covered Employees, the "Covered Employees") without the Seller's prior written consent. The term "solicit the employment" shall not be deemed to include generalized searches for employees through media and/or web-based advertisements


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or through employment firms that are not focused on the Covered Employees.
Notwithstanding the foregoing, the term "Covered Employee" shall not include any individual (i) whose employment with the Purchasers and their Affiliates or with the Seller and its Subsidiaries, as applicable, has terminated for any reason,
(ii) who initiates discussions with the Sellers or any of its Subsidiaries or with the Purchasers or any of their Affiliates, as applicable, at least one year after the Closing Date or (iii) who is a non-exempt employee under the FLSA.

     Section 5.20  Non-Competition.

        5.20.1 The Seller agrees that, until the fifth anniversary of the Closing Date, the Seller shall not, and shall cause each of its Subsidiaries not to (i) directly or indirectly, operate, perform, control or engage in, manage or own a greater than 5% ownership interest in a business or Person that develops, manufactures, sells or distributes products or performs services in competition with the Water Business or any portion thereof (as such business or portion is conducted as of immediately prior to the Closing) (a "Competing Business"); provided that if the initial investment by the Seller in a Competing Business is less than $10,000,000, the Seller and its Subsidiaries may own up to 10% of a Competing Business; (ii) solicit, raid, or knowingly entice, encourage or induce any Person that currently or at any time prior to or during the Non-Competition Period is or was a client or customer (or is actively pursued as a potential client or customer) of any portion of the Water Business to purchase any products or services sold by the Water Business or any portion thereof (as such business or portion is conducted as of the Closing Date) from anyone other than the Purchaser and its Subsidiaries or to become a client or customer of any Person (other than the Purchaser or its Subsidiaries) for products or services the same as, or competitive with, those products and services as from time to time may be provided by the Water Business or any portion thereof; (iii) interfere with, disrupt or attempt to disrupt, each in a tortious manner, any relationship, contractual or otherwise, between the Water Business or any portion thereof, or the Purchaser or any of its Subsidiaries and any of their respective clients, customers or suppliers (including soliciting or encouraging any such client, customer or supplier to discontinue or reduce its business with the Water Business or any portion thereof, the Purchaser or any of its Subsidiaries); or (iv) cause or authorize any third party controlled by the Seller to take any of the actions described in (i), (ii) or (iii) on its behalf; provided, however, that (a) the activities of the Seller and its Affiliates specified in Section 5.20.1 of the Seller's Disclosure Schedule as conducted on the date hereof, (b) the ownership of all or any portion of the Retained Business by any Person (other than the Seller or its Affiliates) (an "Acquiring Person") (x) that is engaged in a Competing Business at the time of acquiring such ownership (provided that the Acquiring Person and its Competing Business (including their officers, employees, agents and other representatives) are not given access to any proprietary and confidential information, which pertains to the Water Business or any portion thereof, and no officer, employee, consultant, agent or other representative of the Seller or its Subsidiaries that at any time was employed in connection with, or engaged on behalf of, any portion of the Water Business shall work for, be employed by, or provide consulting services to the Acquiring Person in connection with its Competing Business or otherwise disclose any proprietary and confidential information, which pertains to the Water Business, or any portion thereof, to the Acquiring Person) or (y) that subsequently acquires any other Person or business engaged in a Competing Business (provided that the Acquiring Person (from and after the date of entering into the agreement to acquire the Competing Business), and its newly acquired Competing Business (including



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their officers, employees, agents and other representatives) are not given access to any proprietary and confidential information, which pertains to the Water Business or any portion thereof, and no officer, employee, consultant, agent or other representative of the Seller or its Subsidiaries that at any time was employed in connection with, or engaged on behalf of, any portion of the Water Business shall work for, be employed by, or provide consulting services to the Acquiring Person in connection with its Competing Business or otherwise disclose any proprietary and confidential information, which pertains to the Water Business or any portion thereof, to the Acquiring Person (from and after the date of entering into the agreement to acquire the Competing Business)), or
(c) activities conducted pursuant to and according to the terms of the Ancillary Agreements, shall not constitute a violation of this Section 5.20.1.

        5.20.2 The parties agree that the prohibitions in this Section 5.20 are in addition to, and not in lieu of, and shall not constitute a wavier of, any rights or remedies which the Purchasers or the Seller, as the case may be, have or may have pursuant to (i) the Ancillary Agreements, (ii) the Confidentiality Agreement, or (iii) the Seller's or the Purchasers' rights in any jurisdiction under any applicable Law, whether statutory or otherwise, whether in law or in equity.

     Section 5.21 Reorganization. (a) Prior to the Closing, or to the extent applicable pursuant to Section 2.4.2, such other date, the Seller shall, and shall cause its Affiliates to, at the Seller's sole cost and expense
(provided, however, that nothing herein shall require the Seller to take any actions or incur any costs or expenses which it is not required to take or incur under Section 5.5 and 5.6 in order to effect any step of the Reorganization) effect the Reorganization in the manner set forth in Section 5.21A of the Seller's Disclosure Schedule (including the alternatives described therein) or as otherwise permitted pursuant to clauses (b) and (c) of this Section 5.21.

                (b) In the event, prior to or on the Closing, the Seller desires to change the manner in which a subsidiary, asset, liability, right, obligation or interest (including equity interest) is to be transferred among the Seller's Affiliates (e.g., the use of an asset transfer rather than a stock sale) (such change, a "Structural Change") from the corresponding step set forth in Section 5.21A of the Seller's Disclosure Schedule (other than pursuant to a decision of the Seller in its sole discretion to use an alternative step specified in Section 5.21A of the Seller's Disclosure Schedule), then the Seller must either (1) obtain the consent of the Purchaser following written notice from the Seller setting forth in reasonable detail the proposed Structural Change(s), the reason(s) therefore and all information reasonably necessary for the Purchaser to make the determinations described in clauses (a) and (b) below, such consent not to be unreasonably withheld (it being understood and agreed, without limitation, that the Purchaser may withhold its consent if a duly authorized representative of the Purchaser notifies the Seller within 5 Business Days after receipt of such notice that the proposed Structural Change (a) would impede or delay in any material way the ability of the parties to close the transactions contemplated by this Agreement or the Ancillary Agreements or (b) would directly or indirectly prejudice or increase the costs (including Tax costs) to the Purchaser, and provides the Seller with an accounting in reasonable detail of its good faith reasonable estimate of the Damages (net of benefits) the Purchaser would suffer, if any, if the proposed change were consented to); or (2) in the event the Purchaser withholds its consent pursuant to clause (b) above, effect the Structural



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Change and reimburse the Purchaser on an after Tax basis for the estimated amount of such accounting (it being understood (1) that payment of such amount shall not bar a recovery by the Seller (and such recovery shall be permitted) to the extent the actual Damages (net of benefits) suffered by the Purchaser as a result of such change was lower than the amount paid by the Seller hereunder; in which case the Seller shall be permitted to recover such difference plus all reasonable costs and expense of recovery (including attorney's and accountants fees), and (2) that payment of such amount shall not bar a recovery by the Purchaser (and such recovery shall be permitted) to the extent the actual Damages (net of benefits) suffered by the Purchaser as a result of such change was greater than the amount paid by the Seller hereunder). For the avoidance of doubt, a "Structural Change" does not include, among other things, a change with respect to the assignment of a Contract, Purchased Intellectual Property, Retained Business Contracts or Retained Business Intellectual Property Rights, which can be accomplished in the manner set forth in Section 5.5.1.

                (c) The Seller and the Purchasers agree and acknowledge that no consent shall be required to make changes other than Structural Changes. The parties also agree that after the Closing with respect to the parts of the Reorganization that could not be completed because of Transfer Approvals and are subject to Section 2.4.2, no Structural Change(s) may be made to the Reorganization without the consent described in Section 5.21(b), except if otherwise required by Section 2.4.2(b).

                (d) Each of the Seller and the Purchaser agrees that it will, and will cause its respective Affiliates to, comply with all reasonable requests from the other for information that is necessary to calculate and/or verify Damages (as described above in (b)), whether such request is made before, on or after the Closing.

                (e) It is agreed and understood that Section 5.21B of the Seller's Disclosure Schedule ("Part B") does not constitute a part of the Reorganization. Part B may be amended prior to or on the Closing, in the same manner and subject to the same limitations as set forth in Section 5.21(b) and after the Closing in the manner described in Section 5.21(c). It is also agreed and understood that any change in the manner in which the Reorganization or Part B is carried out which is permitted pursuant to this Section 5.21 shall be deemed to be a part of the Reorganization or Part B, as the case may be, as if it was described on the relevant part of Section 5.21 of the Seller's Disclosure Schedule.

     Section 5.22 No Solicitation. From the date hereof until the Closing Date or the earlier termination of this Agreement, other than in the Ordinary Course of Business, the Seller shall not, nor shall it authorize or permit any of the Purchased Subsidiaries to solicit the submission of any offers or proposals for the Water Business or any portion thereof, the Purchased Subsidiaries and their respective Subsidiaries, the Transferred Assets or the Transferred Liabilities from any third party or otherwise directly or knowingly indirectly pursue any offer or proposal so received; provided, however, that nothing in this Section
5.22 shall apply to the solicitation or pursuit of any offers or proposals of a third party regarding the acquisition of the Seller or any of the Seller's other assets.

     Section 5.23 Leaseback Leases. The Seller and the Purchaser agree that at or prior to the Closing, (i) the Seller shall cause the transfer of title to the Leaseback Properties from Betz to


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the Seller or its Affiliates, and (ii) the Seller, or its Affiliates, and Betz
will enter into the Leaseback Leases, in the form attached hereto as Exhibit VIII, demising the Leaseback Properties back to Betz in accordance with the terms of such Leaseback Leases. The Seller and the Purchaser further agree that if the Seller shall sell or cause the sale of any Leaseback Property to any third party prior to the Closing, then such sale shall be subject to the terms of the applicable Leaseback Lease.

     Section 5.24 Escheat. Notwithstanding any other provision of this Agreement, the Seller shall have no liability in connection with, and the Purchasers shall be responsible for and shall hold the Seller and any successor entities thereto or Affiliates thereof harmless against, any claims made on or after the Closing Date for or with respect to abandoned, unclaimed or escheatable property, whether or not such claims arise from events or activities taken prior to, on or after the Closing Date, to the extent such claims relate or are attributable to the Transferred Subsidiaries.

     Section 5.25  [Reserved].

     Section 5.26 Other Agreement. The Seller and the Purchasers agree that as soon as possible after the date hereof, the Seller and the Purchasers shall negotiate in good faith to and enter into an agreement for the purposes and with the terms set forth in Section 5.26 of the Seller's Disclosure Schedule.

     Section 5.27 Certain Water Business Properties. The Seller and the Purchaser agree that, notwithstanding anything to the contrary herein, prior to the Closing, or to the extent applicable pursuant to Section 2.4.2, the date of the Deferred Transfer, the Seller will take such steps as are necessary to cause the removal and transfer from the Transferred Subsidiaries of any Owned Real Properties that are listed as Excluded Assets on Schedule 3.20, so that after Closing (and the date of the Deferred Transfer, as applicable) those assets shall be owned by the Seller (or its Affiliates).

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     Section 6.1 Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

        6.1.1 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order of any nature that prohibits, enjoins or restrains the consummation of the transactions contemplated by this Agreement (each party agreeing that, prior to either party's election to terminate this Agreement pursuant to Section 7.1.2 or any other applicable provision in Section 7.1, to use its reasonable best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted); provided, however, that this will not include any Transfer Approval that has not yet been obtained that meets the requirements of Section 2.4.2(a)

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(it being understood that the Purchaser shall have the option of waiving the book value and materiality requirements of Section 2.4.2(a)(i) on behalf of all parties hereto and this condition shall not apply to the extent of such waiver);

        6.1.2 The consents and approvals of Governmental Authorities required under the Antitrust Laws, including with respect to the HSR Act shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated); and

        6.1.3 The Seller and the Purchasers shall have fulfilled all notification requirements under applicable foreign Worker Consultation regulations or Laws or under applicable foreign union contracts.

     Section 6.2 Conditions to the Purchasers' Obligations. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

        6.2.1   The representations and warranties of the Seller set forth in
Article III of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date (provided that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate (and without regard to any qualifications as to Material Adverse Effect contained in such representations and warranties, except for the qualification as to Material Adverse Effect contained in Section 3.5(b) of this Agreement), have a Material Adverse Effect on the Water Business;

        6.2.2 The Seller shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

        6.2.3 Prior to or at the Closing, the Seller shall have obtained (a) from all appropriate Persons the written releases and waivers referred to in
Section 5.14.1(a)(i) or other evidences reasonably satisfactory to the Purchasers that the Encumbrances (other than Permitted Encumbrances) referred to in Section 5.14(a)(i) have been removed and (b) the certificates representing the shares of Betz Common Stock and Water Subsidiaries Stock;

        6.2.4 Prior to or at the Closing, the Seller shall have obtained from all appropriate Persons releases from each of the guaranties given by the Transferred Subsidiaries in respect of any Indebtedness (including pursuant to the Loan Documents) or other obligations of the Seller or any of its Affiliates (other than the Transferred Subsidiaries); and

        6.2.5 Since the date hereof, there shall not have been any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of the Water Business.



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        6.2.6   Prior to or at the Closing, the Seller shall have delivered to the Purchasers a certificate of a Vice President of the Seller, dated the Closing Date, to the effect that the Person signing such certificate is familiar with this Agreement and, to the best of such Person's knowledge, the conditions specified in Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4 and 6.2.5 have been satisfied.

     Section 6.3 Conditions to the Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

        6.3.1 The representations and warranties of the Purchasers set forth in Article IV of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date (provided that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), except where the failure to be true and correct would not, individually or in the aggregate (and without regard to any qualifications as to Material Adverse Effect contained in such representations and warranties), have a Material Adverse Effect on the Purchasers;

        6.3.2 Each of the Purchasers shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing; and

        6.3.3 Prior to or at the Closing, the Purchasers shall have delivered to the Seller a certificate of a Vice President of the Parent Purchaser, dated the Closing Date, to the effect that the Person signing such certificate is familiar with this Agreement and, to the best of such Person's knowledge, the conditions specified in Sections 6.3.1 and 6.3.2 have been satisfied.

        6.3.4 The steps marked with an asterisk in Schedule 5.21A of the Seller's Disclosure Schedule or, as selected by the Seller in its sole discretion, the alternative steps corresponding to such steps set forth in such schedule shall have been completed; provided, however, that this condition shall expire on May 12, 2002.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

        7.1.1   by mutual written consent of the Seller and the Parent
Purchaser;

        7.1.2 by either the Parent Purchaser, on behalf of the Purchasers, or the Seller upon written notice to the other if the Closing shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 7.1.2 shall


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not be available to a party if such party's or such party's Affiliate's willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated on or before the Outside Date; provided, further, that in the event that the only condition(s) that have not been satisfied or waived are the conditions set forth in Section 6.2.3 and/or 6.2.4, the defined term "Outside Date" shall be deemed to mean November 12, 2002;

        7.1.3 by the Parent Purchaser, on behalf of the Purchasers, upon written notice to the Seller, if any of the conditions to the Closing set forth in Section 6.2 shall have become permanently incapable of fulfillment and shall not have been waived in writing by the Purchasers;

        7.1.4 by the Seller upon written notice to the Parent Purchaser, if any of the conditions to the Closing set forth in Section 6.3 shall have become permanently incapable of fulfillment and shall not have been waived in writing by the Seller; or

        7.1.5 by either the Parent Purchaser, on behalf of the Purchasers, or the Seller upon written notice to the other, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the last proviso to the first sentence of Section 5.1.1, the last sentence of Section 5.1.1, the provisions of Section 8.2.9, Article IX and this Section 7.2, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Notwithstanding the foregoing, (a) nothing in this Section 7.2 shall relieve any party hereto of liability for a willful material breach of any of its obligations under this Agreement, and (b) if it shall be finally judicially determined that termination of this Agreement was caused by an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Section 8.1  Survival of Representations and Warranties.

        8.1.1 The representations and warranties provided for in this Agreement shall not survive the Closing; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.3, 4.1 and 4.2 shall survive the Closing until the second anniversary of the Closing Date; (b) the representations and warranties contained in Sections 3.8.1 and 3.12.3 shall survive the Closing until the first anniversary of the Closing Date; (c) the representations and


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warranties contained in Section 3.9.3.2 shall survive the Closing until the four-month anniversary of the Closing Date; (d) the representations and warranties contained in Section 3.4 and 4.3 shall survive the Closing until the three-month anniversary of the Closing Date; (e) the representations and warranties contained in Section 3.10.2 shall survive the Closing until the 60th day following the Closing Date; (f) the representations and warranties contained in Sections 3.2, 3.9.1.2, 3.9.3.1 and 3.9.5, and 3.10.1 shall survive the Closing indefinitely (except with respect to properties for which title insurance is obtained by the Purchaser, as to which the representations and warranties contained in Section 3.10.1 shall survive the Closing only until the first anniversary of the Closing Date); (g) the representations and warranties contained in Section 3.7 shall survive as provided in Section 5.9.10; and (h) the representations and warranties contained in Section 3.18 shall survive the Closing until the date the Final Closing Date Statement of Net Assets shall have become final and binding on the parties pursuant to Section 2.5.

        8.1.2 The survival period of each representation or warranty as provided in Section 8.1.1 is referred to herein as the "Survival Period."

     Section 8.2  Indemnification.

        8.2.1 Subject to the limitations set forth in this Article VIII, subsequent to the Closing (provided that a specific Claim alleging in reasonable detail the then existing factual basis for such Claim and the Section of this Agreement alleged to have been breached has been made during the applicable Survival Period), the Seller shall indemnify, defend and hold harmless the Purchasers and their respective Subsidiaries (and after the Closing, the Transferred Subsidiaries), and Affiliates, and their respective officers, directors, employees, agents and representatives, and each of their heirs, executors, successors and assigns (collectively, the "Representatives"), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (a) any breach of any representations and warranties which survives the Closing under Section 8.1, in each case as of the Closing Date (provided that with respect to representations and warranties made as of a specified date, any breach as of such specified date) without regard to any qualification as to Material Adverse Effect contained in such representations and warranties, (b) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement, and (c) the Excluded Liabilities (except that the Seller's indemnification under this clause (c) for Excluded Liabilities arising from the Leaseback Leases shall be limited to liabilities of the respective lessors pursuant to Paragraph 27A (Landlord's Environmental Liability) of the form of the Leaseback Leases attached hereto as Exhibit VIII). Notwithstanding the foregoing, (i) Section 8.2.1(a) shall not apply to the representations and warranties contained in Section 3.7 of this Agreement, and
(ii) the Seller's indemnification obligations under this Section 8.2.1 with respect to any breach of Section 3.8.1 shall be solely against and in respect of any and all Criminal Damages paid by the Purchaser or any of its Affiliates (including the Transferred Subsidiaries) arising out of, resulting from or incurred in connection with any such breach of Section 3.8.1. The Seller's obligations under this Section 8.2.1 shall not be relieved by Sections 8.2.2(c) and (e).

        8.2.2 Subject to the limitations set forth in this Article VIII, subsequent to the Closing (provided that a specific Claim alleging in reasonable detail the then existing factual basis for such Claim and the Section of this Agreement alleged to have been breached has been

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made during the applicable Survival Period), the Purchasers shall, jointly and severally, indemnify, defend and hold harmless the Seller and its Representatives, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (a) any breach of representations and warranties which survives the Closing under Section 8.1 in each case as of the Closing Date (provided that with respect to representations and warranties made as of a specified date, any breach as of such specified date) without regard to any qualification as to Material Adverse Effect contained in such representations and warranties, (b) any breach by the Purchasers of any covenant or agreement of the Purchasers contained in this Agreement, (c) any payments made by the Seller or its Affiliates after the Closing under the Guaranties, (d) any environmental or other testing not performed in compliance with the provisions of Section 5.1 or any Actions against the Seller or its Affiliates arising as a result of any environmental testing referred to in Section 5.1, and
(e) the Transferred
Liabilities.


        8.2.3 Any Person providing indemnification pursuant to the provisions of this Section 8.2 is referred to herein as an "Indemnifying Party," and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is referred to herein as an "Indemnified Party."

        8.2.4 The Seller's indemnification obligations contained in Section 8.2.1(a) and under any Deed shall not apply to any claim for Damages until the aggregate amount of all Claims under Section 8.2.1(a) and the Deeds totals $20,000,000 (the "Basket Amount"), in which event the Seller's indemnification obligation contained in Section 8.2.1(a) and the Deeds shall apply to the total amount of Damages in excess of the Basket Amount, subject to a maximum liability to the Purchasers, in the aggregate, of $100,000,000 (the "Cap Amount") for all Claims under Section 8.2.1(a), and the Deeds, in the aggregate. Notwithstanding the foregoing, Damages relating to a breach of Section 3.12.3 shall not be subject to the Basket Amount, but shall be subject to the Cap Amount.

        8.2.5 The Purchasers' indemnification obligation contained in Section 8.2.2(a) shall not apply to any claim for Damages until the aggregate amount of all Claims under Section 8.2.2(a) totals the Basket Amount, in which event the Purchasers' indemnification obligation contained in Section 8.2.2(a) shall apply to the total amount of Damages in excess of the Basket Amount, subject to a maximum liability to the Seller, in the aggregate, equal to the Cap Amount for all Claims under Section 8.2.2(a) in the aggregate.

        8.2.6 Notwithstanding the foregoing, (a) no party hereto shall be obligated to provide indemnification with respect to any individual claim that could be made under Section 8.2.1(a), 8.2.2(a) or 5.9.1(a) (but only to the extent such claim relates to the Water Business) or 5.9.1(e), or under any Deed, for Damages if the entire amount of Damages relating to such claim is, or is reasonably expected to be, less than $50,000 ($20,000 for Tax claims under Section 5.9.1(a) (but only to the extent such claim relates to the Water Business) or 5.9.1(e)), and (b) no party hereto shall be obligated to provide indemnification under Section 8.2.1(a) or 8.2.2(a), or under any Deed, unless it is notified of the claim for Damages prior to the expiration of the Survival Period applicable to such claim.

        8.2.7 Subject to the provisions of Section 5.9 with respect to Tax matters, the provisions of this Article VIII shall constitute the sole and exclusive remedy of any Indemnified


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Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or warranty or the breach of any representation or warranty made by the Purchasers or the Seller in this Agreement; provided, however, this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its agreements, covenants or obligations under this Agreement or any Ancillary Agreement or for fraud or willful misconduct.

        8.2.8 The Seller shall indemnify and hold harmless the Purchasers and any other Indemnified Party of the Purchasers from and against any and all Damages incurred or suffered by such Indemnified Party arising out of, resulting from, or relating to the Seller's failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Transferred Assets to the Purchasers (or its Designated Affiliates), notwithstanding the waiver contained in the following sentence. In consideration of the Seller's agreement to indemnify the Purchasers and other Indemnified Parties of the Purchasers pursuant to this Section 8.2.8, the Purchasers hereby waives compliance by the Seller and the Selling Entities with the requirements and provisions of any bulk sales or bulk transfer or similar Laws of any jurisdiction, including Article 6 of the New York Commercial Code, that may otherwise be applicable with respect to the sale or transfer of any or all of the Transferred Assets to the Purchasers.

        8.2.9 The Seller shall pay, and shall indemnify the Purchasers in respect of, any and all investment banking fees, brokers' or finders' fees, or any other commission or similar fee, payable to any Person acting on behalf of the Seller or any of its Affiliates or under the authority of any them, in connection with any of the transactions contemplated herein (including as a result of the occurrence of the Closing), and the Purchasers shall pay, and shall jointly and severally indemnify the Seller in respect of, any and all investment banking fees, brokers' or finders' fees, or any other commission or similar fee, payable to any person acting on behalf of the Purchasers or any of their Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, in each case regardless of whether any claim for payment is asserted before or after the Closing of the transactions contemplated hereby, or before or after any termination of this Agreement.

     Section 8.3  Procedures for Third Party Claims.

        8.3.1 In the case of any claim for indemnification arising from a Claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any Claim of which such Indemnified Party has knowledge, and as to which it may request indemnification hereunder, specifying (to the extent known) the amount of such Claim and any relevant facts and circumstances relating thereto; provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby. The Indemnifying Party shall have the right (and, if it elects to exercise such right, to do so by written notice within 30 days after receiving notice from the Indemnified Party) to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party, unless (a) the



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Indemnifying Party shall not have taken any action to defend such Third Party
Claim within such 30-day period, or (b) the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of this Section 8.3.1), the Indemnified Party and the Indemnifying Party shall cooperate with each other and keep the other party fully informed in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (b) above or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim within such 30-day period, the reasonable fees and disbursements of such Indemnified Party's counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

        8.3.2 The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Section 8.3, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment (a) relates solely to monetary damages for which the Indemnifying Party shall be responsible and (b) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such Third Party Claim.

        8.3.3 The foregoing provisions of this Section 8.3 shall not apply to Third Party Claims involving Taxes, which Claims shall instead be governed by the provisions of Section 5.9.

     Section 8.4 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a Claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its Records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for a 30-day period regarding the resolution of any disputed claims for Damages. If no resolution is reached with regard to such disputed Claim between the Indemnifying Party and the Indemnified Party within such 30-day period, the Indemnified Party shall be entitled to seek appropriate remedies in accordance with the terms hereof. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party. In the event that the Indemnified Party is required to institute an Action in order to recover Damages hereunder, the reasonable and verifiable cost of such Action shall be added to the amount of Damages payable to the Indemnified Party if the Indemnified Party recovers at least 50% of the Damages sought in such proceedings. In the event that a party hereto claiming to be an Indemnified
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Action in order to recover Damages hereunder and the applicable court refuses to award any Damages to such party, such party shall reimburse the defending party for the cost of such Action.

     Section 8.5 Calculation of Damages. The Damages suffered by any party hereto shall be calculated after giving effect to the receipt by the Indemnified Party of any available insurance proceeds or recoveries from third parties. Notwithstanding any provision herein to the contrary, to avoid double-counting as to any matter, the term "Damages" shall not include any liability to the extent that such liability (or a reserve therefor (to the extent of such reserve)) is reflected as a liability in the Consolidated Statement of Net Assets or the Final Closing Date Statement of Net Assets even if any such liability would also constitute a breach of any of the Seller's representations or warranties hereunder; provided, that in the case of liabilities (or reserves therefor) reflected on the Final Closing Date Statement of Net Assets (but not the Consolidated Statement of Net Assets), the term "Damages" shall not include such liabilities or reserves only to the extent such liabilities (or reserves) result in Decreased Consideration.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to the Seller:          Hercules Incorporated
                           Hercules Plaza
                           1313 North Market Street
                           Wilmington, Delaware  19894-0001
                           Facsimile:  (302) 594-7032
                           Attention:  Chief Legal Officer

with copies to:            Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Facsimile:  (212) 403-2000
                           Attention:   David A. Katz, Esq.
                                        David C. Karp, Esq.

                           and



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                           Ballard Spahr Andrews & Ingersoll, LLP
                           1735 Market Street, 51st Floor
                           Philadelphia, PA  19103-7599
                           Facsimile:  (215) 864-8999
                           Attention:  Justin P. Klein, Esq.

If to the Purchasers:      GE Specialty Materials
                           187 Danbury Road, 2nd Floor
                           Wilton, CT  06897
                           Facsimile:  (203) 761-1924
                           Attention:  Chief Executive Officer

with a copy to:            General Electric Company
                           3135 Easton Turnpike, W3
                           Fairfield, Connecticut  06431
                           Facsimile:  (203) 373-3008
                           Attention:  Senior Counsel - Transactions

and with a copy to:        Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Facsimile:  (212) 310-8007
                           Attention:  Howard Chatzinoff, Esq.
                                       Jeffrey Nadler, Esq.

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

     Section 9.2 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including legal fees, accounting fees, investment banking fees and filing fees).

     Section 9.3  Governing Law; Consent to Jurisdiction. Except as set forth in
Section 5.12.5 with respect to Insurance Policies disputes, this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each party hereto by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.



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     Section 9.4  Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND
AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

     Section 9.5 Assignment; Successors and Assigns; No Third Party Rights. This Agreement and the Ancillary Agreements may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void; provided, however, that each of the Purchasers may assign any or all of their rights and obligations to a Designated Affiliate, provided that in each case the Purchasers continue to remain fully and unconditionally subject to such obligations (it being acknowledged and agreed that each of the Purchasers shall be liable for any Liabilities assumed by or assigned to the Purchasers' Affiliates or Designated Affiliates). This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 8.2, this Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder. Nothing in this Agreement shall prevent any party and its successors and permitted assigns from consolidating with or merging with or into, or transferring, in one transaction or a series of related transactions, substantially all of its assets to, any Person or Persons; provided, however, that the purchaser of substantially all of the assets of the party or its successor or permitted assign, shall agree with the other party to be bound by all of the transferring party's obligations hereunder; provided, further, however, that no such agreement shall be required in the event of a transfer by the Parent Purchaser or its successor or permitted assign of substantially all of its assets or a transfer by the Seller or its successor or permitted assign of substantially all of its assets that does not include substantially all of the Seller's or its successor's or permitted assign's business in the Pulp and Paper Industry.

     Section 9.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     Section 9.7 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.


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     Section 9.8  Entire Agreement. This Agreement (including the Schedules and
Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters.

     Section 9.9 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.10 Publicity; Public Announcements. Unless otherwise required by applicable Laws or the requirements of any national securities exchange (and, in that event, only if time does not permit), at all times prior to the earlier of the consummation of the Closing or termination of this Agreement pursuant to
Article VII, the Seller and the Purchasers shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release with respect to the transactions contemplated hereby and shall not issue any such press release without each other's consent, which consent shall not be unreasonably withheld or delayed. The parties agree that the initial press release to be issued with respect to this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     Section 9.11 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

     Section 9.12 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions completed hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 9.13 No Strict Construction. The Purchasers and the Seller each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

     Section 9.14 Knowledge. To the extent that any representation is made to the "Seller's knowledge" (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed in Section 9.14 of the Seller's Disclosure Schedule under the heading "Seller's knowledge," without any investigation by such individual. To the extent that any representation is made to the "Seller's Finance knowledge" (or similar words),


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such knowledge shall refer to the actual knowledge of the individuals listed in
Section 9.14 of the Seller's Disclosure Schedule under the heading "Seller's Finance knowledge," without any investigation by such individual. To the extent that any representation is made to the "Purchasers' knowledge" (or similar words), such knowledge shall refer to the actual knowledge of the individuals listed on Section 9.14 of the Purchasers' Disclosure Schedule, without any investigation by such individual.

     Section 9.15 Affiliate Status. To the extent that a party hereto is required hereunder to take certain action with respect to entities designated herein as such party's Affiliates, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such party.

     Section 9.16 No Implied Representation by the Seller. Notwithstanding anything contained in Article III or any other provision of this Agreement or the Ancillary Agreements, the Purchasers acknowledge and agree that the Seller is making no representations or warranties whatsoever, express or implied, beyond those expressly given in this Agreement, the Ancillary Agreements or any certificate contemplated hereby or thereby to be delivered to the Purchasers in connection herewith or therewith, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Water Business. As part of their investigation of the Water Business, the Purchasers have been given financial information, cost estimates, forecasts, projections and other oral or written information and materials (including the Confidential Offering Memorandum, dated November 2000) with respect to the Water Business (the "Additional Financial Information") by the Seller or its agents and representatives. There are uncertainties inherent in attempting to make projections, predictions and forecasts, and the Purchasers are familiar with such uncertainties. The Purchasers have made their own evaluation of the Additional Financial Information. None of the Seller and its officers, directors, employees, Affiliates, representatives and agents is making any representations or warranties with respect to the Additional Financial Information (or the Special Purpose Financial Statements), except for the specific representations and warranties set forth in this Article III.

     Section 9.17 No Implied Representation by the Purchasers. Notwithstanding anything contained in Article IV or any other provision of this Agreement or the Ancillary Agreements, the Seller acknowledges that the Purchasers are making no representations or warranties whatsoever, express or implied, beyond those expressly made in this Agreement, the Ancillary Agreements or any certificate contemplated hereby or thereby to be delivered to the Seller in connection herewith or therewith.

     Section 9.18 Designated Affiliates. The Parent Purchaser shall use its commercially reasonable efforts to designate all of its Designated Affiliates as soon as practicable following the date hereof and, in any event, shall use its reasonable best efforts to make such designation not less than 30 days prior to Closing. The Purchasers acknowledge and agree that any delay in any attempt to make such a designation shall be considered in determining whether such designation is made in compliance with clauses (2) and (3) of the definition of "Designated Affiliate." The Purchasers acknowledge and agree that any representation, warranty or covenant of the Seller which is breached or is not true and correct, shall be deemed true and correct and not breached to the extent such breach or inaccuracy resulted solely from the designation of a Designated Affiliate.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                 HERCULES INCORPORATED


                                 By: /s/ William H. Joyce
                                    --------------------------------------------
                                     Name:  William H. Joyce
                                     Title: Chairman and CEO

                                 FALCON ACQUISITION CORP.


                                 By:  /s/ William A. Woodburn
                                    --------------------------------------------
                                     Name:  William A. Woodburn
                                     Title:

                                 GENERAL ELECTRIC COMPANY


                                 By:  /s/ William A. Woodburn
                                    --------------------------------------------
                                     Name:  William A. Woodburn
                                     Title: